AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1996
                                          REGISTRATION STATEMENT NO. 333-03864
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                  ------------
                                AMENDMENT NO. 2

                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                  ------------
                            CHS ELECTRONICS, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            FLORIDA                              5045                    65-0263022
(STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)

                                                                                   CLAUDIO OSORIO, PRESIDENT
                                                                                     CHS ELECTRONICS, INC.
                       2153 N.W. 86TH AVENUE                                         2153 N.W. 86TH AVENUE
                        MIAMI, FLORIDA 33122                                          MIAMI, FLORIDA 33122
                           (305) 716-8273                                                (305) 716-8273
        (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,        (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)         INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  ------------
                          COPIES OF COMMUNICATIONS TO:

     PAUL BERKOWITZ, ESQ.                               BERNARD JACOBSON, ESQ.
       DANIEL REED, ESQ.                                ROBERT J. GRAMMIG, ESQ.
 GREENBERG, TRAURIG, HOFFMAN,                              HOLLAND & KNIGHT
 LIPOFF, ROSEN & QUENTEL, P.A.                           701 BRICKELL AVENUE
      1221 BRICKELL AVENUE                                    SUITE 3000
      MIAMI, FLORIDA 33131                               MIAMI, FLORIDA 33131
         (305) 579-0500                                     (305) 374-8500
   (FACSIMILE) (305) 579-0717                         (FACSIMILE) (305) 789-7799
                                  ------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               As soon as practicable after the effective date of
                          this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                                  ------------
                       CALCULATION OF REGISTRATION FEE


    TITLE OF EACH CLASS                          PROPOSED MAXIMUM             AMOUNT OF
OF SECURITIES TO BE REGISTERED               AGGREGATE OFFERING PRICE      REGISTRATION FEE
- -------------------------------------------------------------------------------------------
Common Stock, $.001 par value                  $63,273,000(1)(2)              $21,819(3)
Representative's Warrants                            $100                        (4)
Common Stock, $.001 par value(5)(6)

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933.

(2) Includes 687,750 additional shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.

(3) Such registration fee was paid upon the original filing of the Registration Statement on April 22, 1996 and Amendment No. 1 on May 9, 1996.

(4) Pursuant to Rule 457(g), no fee is being paid.

(5) Issuable upon exercise of Representative's warrants.

(6) Pursuant to Rule 416, this Registration Statement also covers such indeterminate number of shares of Common Stock as may be issuable upon exercise of the Representative's warrants pursuant to anti-dilution provisions.


   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              CHS ELECTRONICS, INC.
                              CROSS REFERENCE SHEET
               FURNISHED PURSUANT TO ITEM 501(B) OF REGULATION S-K

FORM S-1 ITEM NUMBER AND CAPTION                    LOCATION OR CAPTION IN PROSPECTUS
- --------------------------------------------------------------------------------------------------
1. Forepart of the Registration Statement and
     Outside Front Cover Page of Prospectus......   Outside Front Cover Page

2. Inside Front and Outside Back                    Inside Front Cover Page;
     Cover Pages of Prospectus...................     Outside Back Cover Page

3. Summary Information, Risk Factors
     and Ratio of Earnings to Fixed Charges......   Prospectus Summary; Risk Factors

4. Use of Proceeds...............................   Use of Proceeds

5. Determination of Offering Price...............   Underwriting

6. Dilution......................................   *

7. Selling Security Holders......................   Principal and Selling Shareholders

8. Plan of Distribution..........................   Underwriting

9. Description of Securities to be Registered....   Description of Capital Stock;
                                                      Dividend Policy

10. Interests of Named Experts and Counsel.......   *

11. Information with Respect to the Registrant...   Prospectus Summary; Risk Factors; Price Range
                                                      of Common Stock; Dividend Policy;
                                                      Capitalization; Selected Financial Data;
                                                      Management's Discussion and Analysis of
                                                      Financial Condition and Results of Operations;
                                                      Business; Management; Certain Transactions;
                                                      Principal and Selling Shareholders;
                                                      Description of Capital Stock; Shares Eligible
                                                      for Future Sale; Consolidated Financial
                                                      Statements

12. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities................................   *

- --------------
* Not applicable or answer thereto is negative.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

                   SUBJECT TO COMPLETION DATED MAY 29, 1996

                               4,585,000 SHARES

                                   CHS LOGO
                                 COMMON STOCK
                                ---------------
   OF THE 4,585,000 SHARES OF COMMON STOCK OFFERED HEREBY, 3,001,539 ARE BEING ISSUED AND SOLD BY CHS ELECTRONICS, INC. ("CHS" OR THE "COMPANY") AND 1,583,461 ARE BEING SOLD BY CERTAIN SHAREHOLDERS OF THE COMPANY (THE "SELLING SHAREHOLDERS"). SEE "PRINCIPAL AND SELLING SHAREHOLDERS." THE COMPANY WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF COMMON STOCK BY THE SELLING SHAREHOLDERS. SEE "USE OF PROCEEDS" AND "PRINCIPAL AND SELLING SHAREHOLDERS."

   THE COMPANY HAS MADE AN APPLICATION TO INCLUDE THE COMMON STOCK FOR LISTING ON THE NASDAQ NATIONAL MARKET UNDER THE TRADING SYMBOL "CHSE." THE COMMON STOCK IS CURRENTLY TRADED ON THE NASDAQ SMALL-CAP MARKET UNDER THE SYMBOL "CHSE." IT IS CURRENTLY ESTIMATED THAT THE INITIAL OFFERING PRICE WILL BE BETWEEN $10 AND $12. ON MAY 28, 1996, THE LAST REPORTED SALES PRICE OF THE COMMON STOCK WAS $17. SEE "PRICE RANGE OF COMMON STOCK."

   ON MARCH 14, 1996, THE COMPANY REINCORPORATED IN FLORIDA AND THE OUTSTANDING COMMON STOCK WAS REVERSE SPLIT ON A ONE-FOR-TWO BASIS. EXCEPT AS OTHERWISE NOTED, ALL SHARE AND PER SHARE INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO REFLECT THE REVERSE SPLIT.
                                ---------------

SEE "RISK FACTORS" ON PAGES 7 THROUGH 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                ---------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              UNDERWRITING                            PROCEEDS
              PRICE TO       DISCOUNTS AND         PROCEEDS TO       TO SELLING
               PUBLIC        COMMISSIONS(1)         COMPANY(2)      SHAREHOLDERS
- --------------------------------------------------------------------------------
Per Share        $              $                 $                 $
Total(3)      $                $                    $                  $

(1) Does not include additional compensation to the Representative of (a) a non-accountable expense allowance of $100,000 and (b) Representative's Warrants entitling the Representative to purchase up to 300,000 shares of Common Stock (the "Representative's Warrants") for a period of four years
    commencing one year from the date of the Prospectus at $     per share
    for the first year that the Representative's Warrants are exercisable and increasing by 7% of the public offering price each year thereafter. In addition, the Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses estimated at $700,000, which are payable by CHS.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 687,750 additional shares of Common Stock on the same terms and conditions as the Common Stock offered hereby solely to cover over-allotments, if any. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company
    will be $        , $        and $        , respectively. See "Underwriting."
                                ---------------
   THE SHARES OF COMMON STOCK ARE OFFERED BY THE SEVERAL UNDERWRITERS,
SUBJECT TO PRIOR SALE, WHEN, AS AND IF DELIVERED TO AND ACCEPTED BY THEM, AND SUBJECT TO OTHER CONDITIONS INCLUDING THE RIGHT OF THE UNDERWRITERS TO
WITHDRAW, CANCEL, MODIFY OR REJECT ANY ORDER IN WHOLE OR IN PART. IT IS
EXPECTED THAT DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT             , 1996
AT THE OFFICE OF RAYMOND JAMES & ASSOCIATES, INC., ST. PETERSBURG, FLORIDA.

                       RAYMOND JAMES & ASSOCIATES, INC.

               The date of this Prospectus is            , 1996

                              PROSPECTUS SUMMARY

   THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL FINANCIAL INFORMATION AND SHARE DATA IN THIS PROSPECTUS (I) HAVE BEEN ADJUSTED TO REFLECT A ONE-FOR-TWO REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK (THE "COMMON STOCK") ON MARCH 14, 1996, AND (II) ASSUME NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                                 THE COMPANY

   CHS Electronics, Inc. ("CHS" or the "Company") is a leading international distributor of microcomputer products, networking products and software. CHS operates in 24 countries across three regions, including Western Europe, Eastern Europe and South America and services an active customer base of greater than 24,300 resellers. Products sold by the Company are manufactured by approximately 35 vendors including Hewlett-Packard, Seagate, Microsoft, Novell, Acer, Creative Labs, 3Com, Canon, Epson and Intel. The Company recently was selected by IBM to be one of a limited number of distributors offering the complete IBM microcomputer product line in Western Europe, Eastern Europe and South America. The Company is a focused distributor, as opposed to a broadline distributor, and seeks to represent leading vendors within specific product categories. CHS believes that it is the sixth largest distributor of microcomputer products in the world, and the largest distributor in South America and Eastern Europe. The Company has no significant sales in the United States.

   The large number and diversity of resellers make it cost efficient for vendors to outsource to wholesale distributors such as the Company some portion of their distribution, credit, inventory, marketing and customer support requirements. Similarly, due to the large number of product vendors, resellers generally cannot efficiently establish direct purchasing relationships with each vendor and instead rely on distributors to satisfy their product, financing, marketing and technical support needs. The Company believes the wholesale distribution industry is consolidating as access to financial resources and economies of scale become more critical and as certain vendors limit the number of authorized distributors of their respective products.

   According to International Data Corporation ("IDC"), Western Europe represents approximately 23% of the worldwide personal computer ("PC") market. The Company's pan-European presence strategically positions the Company to take advantage of the consolidation trend in the distribution industry and increase its market share in Western Europe. Additionally, the regions in which the Company operates are relatively underpenetrated compared to the United States. The penetration rate, defined as number of PCs per person, in Western Europe is 15.3% compared to a penetration rate of 35.8% in the United States. A significant portion of the Company's sales are in the emerging markets of Eastern Europe and South America, regions which the Company believes are underserved relative to the entire industry and offer substantial growth opportunities. IDC projects PC sales in Eastern Europe (including the Middle East and Africa) will grow from $3.9 billion in 1995 to $7.6 billion in 1999, representing a compound annual growth rate of 18.5%. IDC projects PC sales in South America (including Mexico and Central America) will grow from $3.5 billion in 1995 to $7.8 billion in 1999, representing a compound annual growth rate of 22.2%. This compares favorably to a 9.6% compound annual growth rate projected by IDC for PC sales in the United States over the same period.

   CHS operates under a decentralized structure which delegates to managers familiar with the customs and needs of a particular country the authority to make daily operational decisions including those necessary to satisfy the particular demands of their market. As compared to certain competitors which operate under a more centralized system, the Company believes that its business model of focused distribution through locally managed full service facilities integrating warehousing, purchasing, sales, credit and accounting services provides competitive cost and operating advantages.

   The Company's objective is to strengthen its position as a leading distributor of microcomputer products in Western Europe, Eastern Europe and South America. In order to achieve this objective, CHS intends to continue to implement the following strategies:

   /bullet/ OPERATE A FOCUSED DISTRIBUTION MODEL. The Company's strategy is to be a focused distributor by concentrating on a limited number of products from a select group of high quality branded vendors in each major product category, such as Hewlett-Packard for printers, Microsoft for software, Novell for networking, Seagate for mass storage and Hewlett-Packard and IBM for PCs. Additionally, the Company seeks to be a significant distributor for each of its vendors and establish a partnering relationship with them. For example, the Company believes that it is one of the largest distributors of Hewlett-Packard products in Western Europe and the largest in Eastern Europe and South America. The Company believes this focused strategy enables it to respond more quickly to customer requests and gives it greater availability of products, enhanced access to new products and better pricing. The Company believes this strategy also enables it to develop greater expertise in the sale and servicing of the products of these vendors. The Company believes that its focused distribution model also results in more effective asset management. Generally, products from leading vendors are in greater demand, resulting in higher inventory turns and lower working capital requirements. Additionally, fewer stock keeping units ("SKUs") result in more efficient inventory management. CHS currently maintains up to 4,000 SKUs while broadline distributors typically carry greater than 15,000 SKUs.

   /bullet/ FURTHER DEVELOP AND PENETRATE INTERNATIONAL MARKETS. The Company has focused its activities on the distribution of microcomputer products in Western Europe and the emerging markets of Eastern Europe and South America, regions which it believes are underserved with respect to the distribution of microcomputer products and therefore provide significant growth opportunities. The Company believes that the markets in Western Europe, Eastern Europe and South America are complex due to the diversity of language, regulatory, technical and other factors and provide increased opportunities for CHS to add value to its relationships with its vendors and customers because of the presence of its knowledgeable local management. The Company attempts to limit its exposure to declines in any one area or economy by its presence in a large number of markets.

   /bullet/ GROW THROUGH ACQUISITIONS. A major portion of the Company's growth is attributable to acquisitions and the Company intends to continue its practice of making targeted purchases of high quality distributors in selected markets in the future. The Company typically structures an acquisition with an earnout component payable in shares of Common Stock one year subsequent to the acquisition and based on the performance of the acquired company. These local distributors generally are attracted to combining with CHS in order to gain personal financial liquidity, access to key product lines provided by CHS and enhanced vendor credit facilities. Over the past three years, the Company has acquired over 20 companies. The Company seeks acquisition candidates that have strong entrepreneurial management teams and experience in the local market and that could benefit from the synergies arising out of the Company's superior product line. After an acquisition, the new CHS subsidiary adopts the policies and financial reporting procedures of the Company but operates as a relatively autonomous business unit, consistent with the Company's decentralized structure. The Company believes its acquisition strategy is advantageous to its vendors because, through their relationship with CHS, vendors gain entry into new markets with established local distribution companies.

   The Company's operating results have increased significantly in the three-year period ending December 31, 1995, with net sales increasing from $146.4 million in 1993 to $936.7 million in 1995 and operating earnings increasing from $365,000 in 1993 to $10.8 million in 1995. Additionally, for the three months ended March 31, 1996 compared to the three months ended March 31, 1995, the Company's net sales increased to $303.0 million from $204.8 million and operating earnings increased to $4.7 million from $2.8 million. On a pro forma basis, assuming all 1995 and 1996 acquisitions were made on January 1, 1995, the Company's 1995 net sales and operating earnings would have been $1.1 billion and $15.5 million and the Company's net sales and operating earnings for the quarter ended March 31, 1996 would have been $327.0 million and $5.3 million, respectively. See "Summary Consolidated Financial Data" and "Reincorporation and Acquisitions."

                                 THE OFFERING

Common Stock Offered by the Company................ 3,001,539 shares

Common Stock Offered by the Selling
   Shareholders....................................  1,583,461 shares

Common Stock to be Outstanding after the
   Offering(1)..................................... 10,584,073 shares

Use of Proceeds ................................... To provide funds for working capital and other general
                                                    corporate purposes including
                                                    acquisitions.

Nasdaq National Market Symbol ..................... CHSE
- --------------
(1) Does not include 1,028,080 shares of Common Stock reserved for issuance upon exercise of currently outstanding options and additional options which may be granted under the Company's 1994 Stock Option Plan, other outstanding options and the Representative's Warrants. See
    "Management--Stock Option Plans," "Certain Transactions," and
    "Underwriting."

                     SUMMARY CONSOLIDATED FINANCIAL DATA
               (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)

                                 PREDECESSOR(1)                                       THE COMPANY
                               -----------------    -------------------------------------------------------------------------------
                                                     YEARS ENDED DECEMBER 31,                        THREE MONTHS ENDED MARCH 31,
                               ------------------------------------------------------------------  --------------------------------
                                1991      1992       1993(2)  1994(2)(3)            1995             1995       1996       1996
                               -------   -------    --------  ----------  -----------------------  --------   -------- ------------
                                                                           ACTUAL(4) PRO FORMA(5)   ACTUAL     ACTUAL  FRO FORMA(6)
                                                                          ---------- ------------  --------   -------- ------------
                                                                                                       (UNAUDITED)
INCOME STATEMENT DATA:
Net sales ...................  $41,644   $79,884    $146,408    $359,169   $936,703   $1,140,130   $204,835   $302,995   $326,946
Gross profit ................    4,042     7,178       9,440      25,186     67,987       84,714     14,911     22,542     24,818
Operating earnings ..........      428     2,078         365       3,388     10,799       15,459      2,792      4,692      5,302
Earnings (loss) before
  income taxes ..............      215     1,812        (482)      1,568      6,102       10,023      2,049      3,366      3,830
Net earnings (loss) .........      215     1,156        (723)        965      4,305        5,962      1,667      1,988      2,177
Net earnings (loss)
  per share
  primary ...................      N/A       N/A        (.32)        .21        .59          .63        .24        .25        .23
  fully diluted .............      N/A       N/A        (.32)        .21        .59          .63        .24        .24        .23
Weighted average
  shares outstanding
  primary ...................      N/A       N/A       2,269       4,693      7,283        9,539      6,966      7,862      9,612
  fully diluted .............      N/A       N/A       2,269       4,693      7,283        9,539      6,966      8,183      9,612

OTHER DATA:
Number of countries .........        1         1           1           6         17           24         10         23         24
Inventory turns .............       16        17          23          10         10           12         12         10         10
Days receivable .............       34        32          31          32         35           31         30         34         34

                                           AT MARCH 31, 1996
                             --------------------------------------------
                                                              PRO FORMA
                                ACTUAL      PRO FORMA(7)   AS ADJUSTED(8)
                             ------------  -------------  ---------------
                              (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..    $ 13,000       $  7,817        $ 37,823
Working capital............      15,232         13,741          43,747
Total assets...............     281,925        313,199         343,205
Lines of credit............      52,237         57,272          57,272
Long-term debt.............      13,510         13,510          13,510
Shareholders' equity ......      31,605         50,860          80,866
- --------------
(1) In December 1993, the Company acquired its operating subsidiary in Germany. The Predecessor information provided represents the operations of this acquired company prior to the acquisition and is derived from the financial statements of the acquired company.
(2) Restated to give effect to the acquisition in 1995 of CHS Portugal and 16% of CHS Czechia as of January 1, 1993. See "Reincorporation and Acquisitions" and Note B to the Company's Consolidated Financial Statements.
(3) Restated to give effect to the acquisition in 1995 of CHS England, CHS France and CHS Belgium as of September 1, 1994, the date Comtrad, Inc. ("Comtrad") acquired these companies. See "Reincorporation and Acquisitions" and Note B to the Company's Consolidated Financial Statements.

(4) Restated to give effect to the acquisition in 1995 of CHS Finland, CHS Sweden and CHS BEK as of July 1, 1995, CHS Poland as of November 1, 1995, and the acquisition in 1996 of CHS Brazil, CHS Slovakia, CHS Baltic, CHS Bulgaria, CHS Romania and CHS Croatia as of December 31, 1994, the dates Comtrad or Comtrad Holdings, Inc. acquired these companies. See "Reincorporation and Acquisitions" and Note B to the Company's Consolidated Financial Statements.
(5) Gives effect to the acquisition in 1995 of CHS BEK, CHS Czechia, CHS Finland, CHS Sweden and CHS Poland and in 1996 of CHS Hungary (51%), CHS Peru (60%) and CHS Switzerland, assuming such transactions had occurred as of January 1, 1995. See "Reincorporation and Acquisitions" and Note B to the Company's Consolidated Financial Statements and Pro Forma Condensed Consolidated Financial Information (Unaudited).
(6) Gives effect to the acquisition in 1996 of CHS Hungary (51%), CHS Peru (60%) and CHS Switzerland, assuming such transactions had occurred as of January 1, 1996. See "Reincorporation and Acquisitions" and Note B to the Company's Consolidated Financial Statements and Pro Forma Condensed Consolidated Financial Information (Unaudited).
(7) Gives pro forma effect to the acquisitions in 1996 of CHS Hungary and CHS Switzerland, assuming such transactions had occurred as of March 31, 1996. See "Reincorporation and Acquisitions" and

    "Pro Forma Condensed Consolidated Financial Information (Unaudited)."
(8) Adjusted to give effect to the sale of 3,001,539 shares of Common Stock offered by the Company and the application of the net proceeds therefrom, as set forth in "Use of Proceeds."

                                 RISK FACTORS

   THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK, INCLUDING THE RISKS DESCRIBED BELOW. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING THE SHARES OFFERED HEREBY.

   MANAGEMENT OF GROWTH. The Company's significant growth and recent acquisitions have placed, and are expected to continue to place, substantial demands on the Company's managerial, operational, financial and other resources. Further acquisitions will require the Company to continue to invest in its operations, including its financial and management information systems, and to retain, motivate and effectively manage its employees. There can be no assurance that the management skills and systems currently in place will be adequate to implement its strategy. This could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Strategy."


   RELIANCE ON VENDORS. The Company obtains its products from its vendors under non-exclusive distribution agreements which are subject to renewal annually and may be canceled by either party on short notice. While the Company distributes the products of approximately 35 vendors, approximately 90%, 49%, 35% and 36% of its net sales during the years ended December 31, 1993, 1994 and 1995, and the three months ended March 31, 1996 respectively, were derived from the sale of products supplied by Hewlett-Packard. An additional 9% of net sales during 1995 were derived from the Company's next largest supplier, Seagate. The loss of certain of these relationships could have a material adverse effect on the Company. See "Business--Vendor Relations."


   VARIABILITY OF CUSTOMER REQUIREMENTS; NATURE OF CUSTOMER COMMITMENTS ON ORDERS. The level and timing of orders placed by the Company's customers vary due to a number of factors, including customer attempts to manage inventory, changes in customers' strategies and variations in demand for products. The Company relies on its estimate of anticipated future volumes when making commitments regarding the quantities and the mix of products that it intends to carry in inventory. The Company does not have long term contracts with its customers and a variety of conditions could cause customers to reduce their orders. Any significant reduction in customer orders could adversely impact the Company. See "Business--Products and Customers."

   POTENTIAL QUARTERLY FLUCTUATIONS; SEASONALITY OF SALES. The Company may experience variability in its net sales and net income on a quarterly basis as a result of many factors, including the condition of the microcomputer industry in general, shifts in demand for software and hardware products and industry announcements of new products or upgrades. The Company's planned operating expenditures are based on sales forecasts. If revenues do not meet expectations in any given quarter, operating results may be materially adversely affected. Sales in Europe in the first and fourth quarters of each year are typically higher than in the second and third quarters. In South America, sales in the third and fourth quarters of each year are typically higher than in the first and second quarters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."


   POSSIBLE NEED FOR ADDITIONAL CAPITAL. The Company anticipates that its existing capital resources, including the net proceeds of this offering and interest income earned thereon, will enable the Company to maintain its current and planned operations for at least 12 months after completion of the offering. The Company has grown through both acquisitions and internal expansion, both of which have resulted in the need for significant amounts of capital. To maintain historical levels of growth, the Company may need to seek additional funding through public or private financing, including equity financing, and may, when attractive sources of capital become available, elect to obtain capital in anticipation of such needs. Adequate funds for these purposes may not be available when needed or may not be available on terms favorable to the Company. If additional funds are raised by issuing equity securities, dilution to existing shareholders may result. If funding is insufficient, the Company may be required to delay, reduce the scope of or eliminate some or all of its expansion programs. As of March 31, 1996, the Company was not in compliance with certain of the covenants of a July 10, 1995 Credit Agreement providing for a $20 million line of credit, but has received a waiver with respect to the same. The line of credit is secured by a lien on essentially all of the Company's assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


   ACQUISITIONS. The Company intends to pursue the acquisition of other companies, assets or product lines that would complement or expand its existing business. Acquisitions involve a number of risks that could adversely affect the Company's operating results, including the diversion of management's attention, the assimilation of the operations and personnel of the acquired companies, the amortization of acquired intangible assets and the potential loss of key employees of the acquired companies. There can be no assurance that the Company will consummate future acquisitions on satisfactory terms, that adequate financing will be available on terms acceptable to the Company, or that any acquired operations will be successfully integrated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Strategy."

   DEPENDENCE ON KEY PERSONNEL. The Company is highly dependent upon its ability to retain its current personnel and to continue to attract and retain qualified personnel. The Company is particularly dependent on the services of its President, Claudio Osorio. The Company does not possess any key-man life insurance policies with respect to Mr. Osorio or any other officer of the Company. There is intense competition for qualified personnel, and there can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development of its business. Loss of the services of, or failure to recruit, key personnel could be detrimental to the Company. See "Management--Executive Officers, Directors and Key Employees" and "Certain Transactions."

   COMPETITION; DECLINING GROSS PROFIT MARGINS. The Company's business is highly competitive. Certain of the Company's competitors have greater financial, marketing, service and technical support resources than the Company. There can be no assurance that the Company's resources will be sufficient to allow the Company to compete effectively in the future. Continued increases in competition could have a material adverse effect on the Company's results of operations because of price reductions and potential loss of market share. Certain of the Company's competitors may sell products at prices below that charged by the Company. As a result of this price competition, the Company and its competitors currently are experiencing downward pressure on gross margins, which the Company expects to continue for the foreseeable future. The Company expects to offset the impact of declines in its gross margin by reducing its operating expenses as a percentage of net sales, although there can be no assurance of the success of this strategy in future periods. See "Business--Competition."

   RISKS ASSOCIATED WITH INTERNATIONAL SALES. Substantially all of the Company's sales are to customers outside of the United States. Changes in the value of foreign currencies relative to the United States Dollar could adversely affect the Company's results of operations and financial position, and transaction gains and losses could contribute to fluctuations in the Company's results of operations. When possible, the Company engages in currency hedging transactions and certain other practices to ameliorate these risks. There can be no assurance that such efforts will materially reduce the effects of fluctuations in foreign currency exchange rates on the Company's results of operations. See "Management's Discussion and Analysis of Results of Operations--Asset Management" and "Business--Competition."

   The Company's existing and planned international operations are subject to political and economic uncertainties, including among others, inflation, hyperinflation, risk of renegotiation or modification of existing agreements or arrangements with governmental authorities, transportation tariffs, export controls, foreign exchange restrictions which limit the repatriation of investments and earnings therefrom, changes in taxation, hostilities and confiscation of property. Changes related to these matters could have a material adverse effect on the Company's results of operations or financial condition.

   LIMITATION ON DISTRIBUTIONS FROM SUBSIDIARIES. The Company derives all of its operating income and cash flow from its subsidiaries and relies on payments from, distributions from, and intercompany borrowings with, its subsidiaries to generate the funds necessary to meet its obligations. In certain countries, exchange controls may limit the ability of the Company's subsidiaries to make payments to the Company which may limit the repatriation of investments and earnings therefrom. Restrictions in financing or credit arrangements may also limit such payments. Claims of creditors of the Company's subsidiaries will generally have priority as to the assets and cash flow of such subsidiaries over the claims of the Company or its shareholders.

   EFFECTS OF TECHNOLOGICAL CHANGE. The products sold by the Company are characterized by rapidly changing technology, frequent new product introductions and evolving industry standards that can render the products marketed by the Company obsolete or unmarketable in a relatively short period of time. The Company's future success will depend upon its ability to limit its exposure to obsolescence in its inventory and to gain access to the product lines of vendors of new technology. Although the Company attempts to enter into stock rotation agreements with its vendors permitting the return of inventory, there can be no assurance that these efforts will be successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset Management."

   CHANGING METHODS OF MICROCOMPUTER SOFTWARE DISTRIBUTION. In 1995, approximately 8% of the Company's sales were related to software products. The manner in which microcomputer software is distributed and sold is changing and new methods of distribution and sales may emerge or expand. Software vendors have sold, and may intensify their efforts to sell, their products directly to end users. From time to time certain vendors have instituted programs for the direct sale of large order quantities of software to certain major corporate accounts and these types of programs may continue to be developed and used by various vendors. In addition, certain major vendors have implemented programs for master copy distribution (site licensing) of software. These programs generally grant an organization the right to make any number of copies of software for distribution within the organization provided that the organization pays a fee to the vendor for each copy made. Also, vendors may attempt to increase the volume of software products distributed electronically via the Internet or through CD-ROM. Any of these competitive programs, if successful, could have a material adverse effect on the Company's business and financial results.

   SHARE PRICE VOLATILITY. The market for securities of technology companies historically has been more volatile than the market for stocks in general. The trading of the Common Stock may be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, announcement of acquisitions, vendor additions or cancellations and the availability of new products. The stock market has from time to time experienced extreme price and volume fluctuations that have particularly affected the market price for many high technology companies and that often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Common Stock. In addition, quotations for the Common Stock began in July 1994 and there has only been a limited public trading market to date. See "Price Range of Common Stock."

   CONCENTRATION OF COMMON STOCK OWNERSHIP AND ANTI-TAKEOVER CONSIDERATIONS. Following this offering, the Company's directors and executive officers and certain of their affiliates will beneficially own approximately 40.1% of the outstanding shares of Common Stock. Accordingly, these shareholders will have the ability to control the election of the Company's directors and the outcome of most other matters submitted to a vote of the Company's shareholders. The Company has the authority to issue 5,000,000 shares of Preferred Stock in one or more series and to fix the powers, designations, preferences and relative rights thereof without any further vote or action by the Company's shareholders. The issuance of Preferred Stock could dilute the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company's Articles of Incorporation provide that the holders of a majority of the Preferred Stock, voting separately from the holders of the Common Stock, must approve certain transactions. These, and certain other provisions of the Company's Articles of Incorporation and By-laws, as well as Florida law, may operate in a manner that could discourage or render more difficult a takeover of the Company or the removal of management or may limit the price certain investors may be willing to pay in the future for shares of Common Stock. See "Principal and Selling Shareholders" and "Description of Capital Stock."

   SHARES ELIGIBLE FOR FUTURE SALE. A substantial number of shares of Common Stock will become available for sale in the public market at prescribed times following the completion of the offering. The availability for sale or the sale of substantial amounts of Common Stock in the public market, including sales pursuant to Rule 144 promulgated under the Securities Act or otherwise, could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have 10,584,073 shares of Common Stock outstanding. Of these shares, all of the 4,585,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act. Of the remaining 5,999,073 shares, 5,320,760 shares are deemed "restricted shares" under Rule 144 in that they were originally issued and sold by the Company in private transactions in reliance upon exemptions under the Securities Act. Of those shares, 4,175,300 shares are held by persons deemed "affiliates" of the Company as such term is defined in Rule 144 and 1,145,460 shares are held by persons who are not affiliates of the Company. The restricted shares may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration such as the exemption provided by Rule 144 under the Securities Act. Of the restricted shares (i) 734 shares held by non-affiliates are eligible for immediate resale under the provisions of Rule 144(k), and (ii) 377,200 shares held by certain shareholders and 4,651,839 shares held by executive officers, directors and certain other shareholders are subject to lock-up agreements, that prohibit their resale prior to 90 and 180 days, respectively, from the date of this Prospectus without the prior consent of Raymond James & Associates, Inc. and thereafter may be sold subject to the volume limitations of Rule 144. See "Principal and Selling Shareholders," "Description of Capital Stock" and "Underwriting."

                       REINCORPORATION AND ACQUISITIONS

   In December 1993, CHS commenced its operations as an international distributor of microcomputer products, networking products and software. On March 14, 1996, the Company reincorporated from Utah to Florida and effectuated a one-for-two reverse stock split.

   The Company has grown significantly in the last three years, principally through acquisitions from Comtrad Holdings, Inc. ("CHI") and Comtrad, Inc. (a wholly-owned subsidiary of CHI), which collectively beneficially own approximately 74.4% of the Company's outstanding Common Stock (except as otherwise noted, CHI and Comtrad are collectively for purposes of this Prospectus, referred to as "Comtrad"). Pursuant to the Company's acquisition strategy, acquisitions were originally made by Comtrad rather than the Company. The entities were then operated as subsidiaries of Comtrad until such time as the Company deemed their operating controls and financial reporting capabilities consistent with those of the Company. The Company acquired Comtrad-owned entities after completing its own evaluations (which for significant acquisitions involved the consideration of a valuation report prepared by an independent third party), and the affirmative vote of an independent director of the Company. The acquisitions by the Company from Comtrad prior to May 1, 1996 are listed below with principal market focus, dates of acquisition and certain other information. The Company does not intend to purchase any additional entities from or enter into any new transactions with Comtrad in the future. Comtrad has also agreed not to engage in businesses competitive with the Company. See "Certain Transactions."

   The founder, chairman, chief executive officer and controlling shareholder of Comtrad is Claudio Osorio who is also the founder, Chairman and Chief Executive Officer of CHS. Under his employment agreement with the Company, Mr. Osorio is required to devote his full time and attention to the affairs of CHS. See "Executive Compensation Employment Arrangements."

   The following tables indicate certain information regarding acquisitions made by CHS during the past three years:

                           CHS ACQUISITIONS FROM COMTRAD

SUBSIDIARY(1)          SERVICE AREA                         CHS ACQUISITION DATE
- --------------------------------------------------------------------------------
CHS Germany            Germany                                     December 1993
CHS Promark            South America(2)                                July 1994
CHS Belgium            Belgium and Luxembourg                         April 1995
CHS England(3)         England                                        April 1995
CHS France             France                                         April 1995
CHS Portugal           Portugal                                       April 1995
CHS BEK                South America                                October 1995
CHS Czechia (16%)      Czech Republic                               October 1995
CHS Finland            Finland                                     December 1995
CHS Sweden             Sweden                                      December 1995
CHS Poland             Poland                                      December 1995
CHS Brazil             Brazil                                         March 1996
CHS Slovakia           Slovakia                                       March 1996
CHS Baltic             Lithuania, Latvia and Estonia                  March 1996
CHS Bulgaria           Bulgaria                                       March 1996
CHS Romania            Romania                                        March 1996
CHS Croatia            Croatia                                        March 1996
- --------------
(1) The names set forth are those by which the Company commonly refers to its subsidiaries and are not necessarily the legal names of the entities.
(2) In addition to operating through subsidiaries in Argentina, Chile, Colombia, Peru (60% owned), Uruguay (50% owned) and Venezuela, CHS Promark also sells directly to customers throughout Central America, South America and the Caribbean from its location in Miami, Florida.
(3) The Company owns 99.2% of CHS England.

   In addition to the acquisitions from Comtrad listed above, the Company has made the direct (except for CHS Czechia) acquisitions listed below. In each case the Seller was an unrelated third party and the purchase price was determined through arms-length negotiations. The Company acquired the 84% interest in CHS Czechia from Zbynek Kraus who, at the time of the acquisition, was a minority shareholder of Penrose Trading Co. S.A. which was then a shareholder of Comtrad and is now a shareholder of the Company and CHI. See "Certain Transactions" and "Principal and Selling Shareholders." In each case, the remainder of the ownership interests are held by the parties from whom the Company purchased its interest.

                                  CHS DIRECT ACQUISITIONS

SUBSIDIARY(1)         SERVICE AREA     CHS ACQUISITION DATE        CONSIDERATION
- --------------------------------------------------------------------------------
CHS Czechia (84%)     Czech Republic           October 1995    483,000 shares of
                                                               CHS Common Stock
CHS Hungary(2)        Hungary                 February 1996           (3)
CHS Peru(4)           Peru                       March 1996        $500,000
CHS Switzerland       Switzerland                April 1996           (5)
- --------------
(1) The names set forth below are those by which the Company refers to its subsidiaries and are not necessarily the legal names of the entities.
(2) The Company owns 51% of CHS Hungary.
(3) The consideration will be 51% of the book value of the equity of CHS Hungary at December 31, 1996 plus 51% of seven times 1996 net earnings.
(4) The Company owns 60% of CHS Peru.
(5) The consideration will be the greater of eight times 1996 net earnings or $1.7 million.

                               USE OF PROCEEDS


   The net proceeds to the Company (after deducting underwriting discounts and commissions and estimated offering expenses) from the sale of 3,001,539 shares of Common Stock offered by the Company, assuming a public offering price of $11 per share, are estimated to be approximately $30.0 million ($37.0 million if the Underwriters' over-allotment option is exercised in full). The Company will not receive any of the proceeds from the sale of 1,583,461 shares of Common Stock offered hereby by the Selling Shareholders.

   The Company expects to use the proceeds for working capital and other general corporate purposes including acquisitions. While the Company frequently enters into discussions with the owners of potential acquisition candidates, the Company is not currently engaged in any discussions for any material acquisitions and no assurance can be given that any such acquisitions will be consummated or when additional expansions will occur. Based upon its currently planned activities, the Company anticipates that the net proceeds of the offering will be sufficient to meet its capital and operational requirements for at least 12 months after the completion of the offering. See "Risk Factors--Possible Need for Additional Capital" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Pending utilization as described above, the net proceeds of this offering will be invested in short-term, high-grade, interest-bearing securities.

                               DIVIDEND POLICY

   The Company has never paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future, but intends instead to retain any future earnings for reinvestment in its business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deem relevant.

                         PRICE RANGE OF COMMON STOCK

   The following table sets forth for the periods indicated the high and low closing sales prices of the Common Stock (symbol: CHSE) through April 16, 1995 in the over-the-counter market and thereafter on the Nasdaq Small-Cap Market. Such prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions. Due to the inactivity of the Company prior to 1994 and the 1 for 300 reverse split (which substantially reduced the number of shares of Common Stock held by non-affiliates), quotations for the Common Stock began in July 1994, and there has only been a limited public trading market for the Common Stock in the over-the-counter market. The Company effected a one-for-two reverse stock split on March 14, 1996. Also shown are prices prior to the effective date of the one-for-two reverse stock split which have been adjusted to reflect the effect of the reverse stock split.


                                                                                           AS ADJUSTED FOR 1-FOR-2
                                                                 HISTORIC PRICES             REVERSE STOCK SPLIT
                                                         ----------------------------  -----------------------------
YEAR       PERIOD                                             HIGH            LOW           HIGH             LOW
- ----      -------                                        --------------  ------------  -------------- --------------
1994       First Quarter ..............................     No Market      No Market      No Market       No Market
           Second Quarter .............................     No Market      No Market      No Market       No Market
           Third Quarter (from July 25, 1994)  ........       6 1/2          3             13                6
           Fourth Quarter .............................       6 1/2          3             13                6
1995       First Quarter ..............................       4 1/4          3              8 1/2            6
           Second Quarter .............................       5 5/8          4             11 1/4            8
           Third Quarter ..............................       5 3/4          3 1/2         11 1/2            7
           Fourth Quarter .............................       5 3/4          3 1/2         11 1/2            7
1996       First Quarter (through March 14, 1996)  ....       8 1/4          4             16 1/2            8
           First Quarter (from March 15, 1996)  .......        N/A            N/A          12               10
           Second Quarter (through May 28, 1996)  .....        N/A            N/A          17 1/4            9 7/8



   The last reported sale price of the Common Stock as reported on the Nasdaq Small-Cap Market on May 28, 1996 was $17 per share. As of May 7, 1996, the outstanding Common Stock was held of record by 227 shareholders. The Company believes that there are in excess of 400 beneficial owners of the Common Stock.

                                CAPITALIZATION

   The following table sets forth as of March 31, 1996, (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company after giving pro forma effect to the acquisitions of CHS Hungary and CHS Switzerland, (iii) pro forma as adjusted to give pro forma effect to the acquisitions of CHS Hungary and CHS Switzerland and the sale of the shares of the Common Stock offered hereby at an assumed public offering price of $11 per share. See "Use of Proceeds."

                                                                          MARCH 31, 1996
                                                         --------------------------------------------
                                                                                         PRO FORMA
                                                            ACTUAL     PRO FORMA(2)    AS ADJUSTED(3)
                                                         ----------- ---------------   --------------
                                                         (UNAUDITED)  (IN THOUSANDS)
Lines of credit(1).....................................    $52,237       $57,272           $57,272
                                                          ========      ========          ========
Long-term debt(1) .....................................   $ 13,510      $ 13,510          $ 13,510
Shareholders' equity:
 Preferred Stock, $.001 par value, 5,000,000 shares
   authorized; no shares issued and outstanding, pro
   forma and pro forma as adjusted ....................       --            --                --
 Common Stock, $.001 par value, 100,000,000 shares
   authorized; 7,582,534 shares issued and outstanding
   actual, 9,538,785 pro forma and 12,540,324 pro forma
   as adjusted(3) .....................................          8            10                13
 Additional paid-in capital ...........................     25,620        44,873            74,876
 Retained earnings ....................................      6,546         6,546             6,546
 Foreign currency translation adjustment ..............       (569)         (569)             (569)
                                                          --------      --------          --------
  Total shareholders' equity ..........................     31,605        50,860            80,866
                                                          --------      --------          --------
  Total capitalization ................................   $ 45,115      $ 64,370          $ 94,376
                                                          ========      ========          ========

- --------------
(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note F to the Company's Consolidated Financial Statements.

(2) Gives pro forma effect to the acquisitions in 1996 of CHS Hungary and CHS Switzerland, assuming such transactions had occurred as of March 31, 1996. See "Reincorporation and Acquisitions" and Proforma Condensed Consolidated Financial Information (Unaudited).

(3) Adjusted to give effect to the sale of 3,001,539 shares of Common Stock offered by the Company and the application of the net proceeds therefrom, as set forth in the "Use of Proceeds." See "Use of Proceeds."

                     SELECTED CONSOLIDATED FINANCIAL DATA
               (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)

   The following tables set forth certain financial data for each year in the five year period ended December 31, 1995. The information presented as of and for the years ended December 31, 1993, 1994 and 1995, is derived from the audited consolidated financial statements of the Company, which statements have been audited by Grant Thornton LLP, independent public accountants and appear elsewhere in this Prospectus. The information presented below as of and for the years ended December 31, 1991 and 1992 is derived from the financial statements of the Predecessor (the German entity acquired by the Company in December 1993). The Selected Consolidated Financial Data for the three month periods ended March 31, 1995 and 1996 have been derived from the Company's unaudited consolidated financial statements. In the opinion of management, all unaudited consolidated financial statements used to derive the information presented have been prepared on the same basis as the audited financial statements and include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results for the periods presented. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                          PREDECESSOR(1)                                              THE COMPANY
                        ------------------    --------------------------------------------------------------------------------------
                                               YEARS ENDED DECEMBER 31,                             THREE MONTHS ENDED MARCH 31,
                        ---------------------------------------------------------------------    -----------------------------------
                          1991       1992     1993(2)    1994(2)(3)            1995                 1995        1996        1996
                        -------   --------   ---------   ----------  ------------------------    ---------  ----------  ------------
                                                                     ACTUAL(4)   PRO FORMA(5)      ACTUAL     ACTUAL    FRO FORMA(6)
                                                                     ---------   ------------    ---------  ----------  ------------
                                                                                                (UNAUDITED)
INCOME STATEMENT
  DATA:
Net sales .............$ 41,644   $ 79,884   $ 146,408   $ 359,169   $ 936,703   $ 1,140,130    $ 204,835    $ 302,995    $ 326,946
Cost of goods sold ....  37,602     72,706     136,968     333,983     868,716     1,055,416      189,924      280,453      302,128
Gross profit ..........   4,042      7,178       9,440      25,186      67,987        84,714       14,911       22,542       24,818
Operating expenses ....   3,614      5,100       9,075      21,798      57,188        69,255       12,119       17,850       19,516
Operating earnings ....     428      2,078         365       3,388      10,799        15,459        2,792        4,692        5,302
Interest income .......     (66)       (97)       (229)       (250)     (1,757)       (1,963)        (505)        (614)        (614)
Interest expense ......     279        363       1,076       2,070       6,454         7,399        1,248        1,940        2,086
Earnings (loss)
  before income
  taxes ...............     215      1,812        (482)      1,568       6,102        10,023        2,049        3,366        3,830
Income tax expense ....    --          656         241         603       1,797         3,059          382        1,059        1,185
Minority interest .....    --         --          --          --          --           1,002         --            319          468
Net earnings (loss) ...$    215   $  1,156   $    (723)  $     965   $   4,305   $     5,962    $   1,667    $   1,988        2,177
Net earnings (loss)
  per share-primary ...     N/A        N/A   $    (.32)  $     .21   $     .59   $       .63    $     .24    $     .25          .23
Net earnings (loss)
  per share-fully
  diluted .............     N/A        N/A   $    (.32)  $     .21   $     .59   $       .63    $     .24    $     .24    $     .23
Weighted average
  shares
  outstanding-
  primary..............     N/A        N/A       2,269       4,693       7,283         9,539        6,966        7,862        9,612
Weighted average
  shares
  outstanding-
  fully diluted........     N/A        N/A       2,269       4,693       7,283         9,539        6,966        8,183        9,612

OTHER DATA:
Number of
  countries........ ...       1          1           1           6          17            24           10           23           24
Inventory turns .......      16         17          23          10          10            12           12           10           10
Days receivable .......      34         32          31          32          35            31           30           34           34

                                PREDECESSOR(1)                               THE COMPANY
                             -------------------  ---------------------------------------------------------------
                                                 AT DECEMBER 31,                               AT MARCH 31,
                             ---------------------------------------------------------  -------------------------
                               1991       1992      1993(2)    1994(2)(3)     1995(4)      1996          1996
                             --------  ---------  ----------   ----------   ----------  ----------   ------------
                                                                                          ACTUAL     PRO FORMA(7)
                                                                                        ----------   ------------
                                                                                        (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents     $  383   $    210    $    603    $   8,368    $  11,171    $ 13,000      $  7,817
Working capital (deficit)       (159)       662      (1,426)      14,004        9,843      15,232        13,741
Total assets ..............    9,770     16,013      29,058      164,468      265,804     281,925       313,199
Lines of credit ...........    2,016      2,988       6,949       15,198       46,438      52,237        57,272
Long-term debt ............      --         --          --         8,104        8,801      13,510        13,510
Shareholders' equity  .....      179        988       1,930       19,870       29,892      31,605        50,860

- --------------
(1) In December 1993, the Company acquired its operating subsidiary in Germany. The Predecessor information provided represents the operations of this acquired company prior to the acquisition and is derived from the financial statements of the acquired company.
(2) Restated to give effect to the acquisition in 1995 of CHS Portugal and 16% of CHS Czechia as of January 1, 1993. See "Reincorporation and Acquisitions" and Note B to the Company's Consolidated Financial Statements.
(3) Restated to give effect to the acquisition in 1995 of CHS England, CHS France and CHS Belgium as of September 1, 1994, the date Comtrad acquired these companies. See "Reincorporation and Acquisitions" and Note B to the Company's Consolidated Financial Statements.
(4) Restated to give effect to the acquisition in 1995 of CHS

    Finland and CHS Sweden as of May 1, 1995, CHS BEK as of July 1, 1995 and CHS Poland as of November 1, 1995, and in 1996 the acquisitions of CHS Brazil, CHS Slovakia, CHS Baltic, CHS Bulgaria, CHS Romania, CHS Croatia as of December 31, 1994, the dates Comtrad or CHI acquired these companies. See "Reincorporation and Acquisitions" and Note B to the Company's Consolidated Financial Statements.
(5) Gives effect to the acquisition in 1995 of CHS BEK, CHS Czechia, CHS Finland, CHS Sweden and CHS Poland and in 1996 of CHS Hungary (51%), CHS Peru (60%) and CHS Switzerland, assuming such transactions had occurred as of January 1, 1995. See "Reincorporation and Acquisitions" and Note B to the Company's Consolidated Financial Statements and the Proforma Condensed Consolidated Financial Information (Unaudited).
(6) Gives effect to the acquisition in 1996 of CHS Hungary (51%), CHS Peru (60%) and CHS Switzerland, assuming such transactions had occurred as of January 1, 1996. See "Reincorporation and Acquisition" and Note B to the Company's Consolidated Financial Statements and Pro Forma Condensed Consolidated Financial Information (Unaudited).
(7) Gives pro forma effect to the acquisitions in 1996 of CHS Hungary and CHS Switzerland, assuming such transactions had occurred as of March 31, 1996. See "Reincorporation and Acquisitions" and "Pro Forma Condensed Consolidated Financial Information (Unaudited)."

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY AND THE NOTES THERETO AND THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) CONTAINED ELSEWHERE HEREIN.

OVERVIEW

   The Company's net sales and net earnings have grown substantially during the past several years, primarily due to acquisitions. Except for the acquisition of 84% of the entity in the Czech Republic which was owned by a non-affiliate and was accounted for as a purchase based on the effective date of the acquisition of October 1, 1995, these acquisitions were generally from Comtrad and were recorded in a manner similar to a pooling of interests. Accordingly, these acquisitions have been included in the financial statements from the date the entity was acquired by Comtrad. The Company recorded the cost of its acquisitions from Comtrad at Comtrad's cost basis. The Company recorded goodwill with respect to these acquisitions if Comtrad recorded goodwill when it purchased the subject entity. Such goodwill is being amortized over 20 years. The following table sets forth the service areas of the operations acquired, the date of the acquisition by Comtrad (which is the date as of which the results of operations were initially included in the Company's financial statements) and the CHS Acquisition Date.

                          CHS ACQUISITIONS FROM COMTRAD

                                                              COMTRAD                  CHS
SUBSIDIARY(1)        SERVICE AREA                         ACQUISITION DATE       ACQUISITION DATE
- -------------        ------------                         ----------------       ----------------
CHS Germany          Germany                              January 1993            December 1993
CHS Promark          South America(3)                     July 1994               July 1994
CHS Belgium          Belgium and Luxembourg               September 1994          April 1995
CHS France           France                               September 1994          April 1995
CHS England          England                              September 1994          April 1995
CHS Portugal         Portugal                             January 1993            April 1995
CHS BEK              South America                        July 1995               October 1995
CHS Czechia(2)       Czech Republic                       January 1993            October 1995
CHS Finland          Finland                              July 1995               December 1995
CHS Sweden           Sweden                               July 1995               December 1995
CHS Poland           Poland                               November 1995           December 1995
CHS Brazil           Brazil                               November 1994           March 1996
CHS Slovakia         Slovakia                             January 1994            March 1996
CHS Baltic           Lithuania, Lativia and Estonia       September 1994          March 1996
CHS Bulgaria         Bulgaria                             September 1994          March 1996
CHS Romania          Romania                              September 1994          March 1996
CHS Croatia          Croatia                              September 1994          March 1996

                     CHS DIRECT ACQUISITIONS

                                                        CHS
SUBSIDIARY(1)          SERVICE AREA               ACQUISITION DATE
- -------------          ------------               ----------------
CHS Czechia (84%)      Czech Republic               October 1995
CHS Hungary(4)         Hungary                     February 1996
CHS Peru(5)            Peru                           March 1996
CHS Switzerland        Switzerland                    April 1996

(1) The names set forth below are those by which the Company refers to its subsidiaries and are not necessarily the legal names of the entities.
(2) Acquisition of 16% interest
(3) Includes operating subsidiaries in Argentina, Chile, Colombia and Venezuela.
(4) The Company owns 51% of CHS Hungary.
(5) The Company owns 60% of CHS Peru.

RESULTS OF OPERATIONS

   The following table sets forth, for the periods presented, the percentage of net sales represented by certain items in the Company's historical Consolidated Statements of Operations and the Pro Forma Condensed
Consolidated Statement of Operations:

                                                                                     THREE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,                 MARCH 31,
                                       --------------------------------------------  ------------------
                                                                   PRO FORMA                 PRO FORMA
                                         1993      1994     1995     1995     1995    1996      1996
                                       -------    ------   ------  --------- ------  ------  ----------
Net sales .........................     100.0%    100.0%   100.0%   100.0%   100.0%   100.0%   100.0%
Cost of goods sold ................      93.6      93.0     92.7     92.5     92.7     92.6     92.4
                                        -----     -----    -----    -----    -----    -----    -----
Gross profit ......................       6.4       7.0      7.3      7.5      7.3      7.4      7.6
Operating expenses ................       6.2       6.1      6.1      6.1      5.9      5.9      6.0
                                        -----     -----    -----    -----    -----    -----    -----
Operating earnings ................        .2        .9      1.2      1.4      1.4      1.5      1.6
Interest income ...................        .2        .1       .1       .1       .2       .2       .2
Interest expense ..................        .7        .6       .6       .6       .6       .6       .6
                                        -----     -----    -----    -----    -----    -----    -----
Earnings (loss) before income taxes       (.3)       .4       .7       .9      1.0      1.1      1.2
Income tax expense ................        .2        .2       .2       .3       .2       .3       .4
Minority interest .................       --        --       --        .1      --        .1       .1
                                        -----     -----    -----    -----    -----    -----    -----
Net earnings (loss) ...............       (.5)       .3       .5       .5       .8       .7       .7
                                        =====     =====    =====    =====    =====    =====    =====

FIRST QUARTER 1996 COMPARED TO FIRST QUARTER 1995

   NET SALES. Net sales increased $98.2 million, or 47.7%, from $204.8 million in first quarter 1995 to $303.0 million in first quarter 1996 due principally to acquisitions and to a lesser extent internal growth. Of the increase in net sales, subsidiaries acquired in late 1995 or 1996 contributed $66.2 million. Net sales of subsidiaries consolidated for both 1995 and 1996, grew $32.0 million or 15.6%. Net sales of CHS Germany in the first quarter of 1995 were favorably impacted by a vendor's promotion of one product. Excluding the results of CHS Germany, net sales in the first quarter of 1996 grew $31.8 million or 20.6% from the comparable period in the prior year. This growth is attributed to increased consumer demand for microcomputer products offered by the Company.

   GROSS PROFIT. Gross profit increased $7.6 million, or 51.2%, from $14.9 million in first quarter 1995 to $22.5 million in first quarter 1996 due principally to acquisitions and to a lesser extent internal growth. Gross profit for subsidiaries included in the consolidation for both 1995 and 1996 increased in proportion to sales. Gross profit from such subsidiaries grew $2.2 million or 14.4%. Newly acquired companies contributed $5.4 million of gross profit.


   Gross margin increased from 7.3% in first quarter 1995 to 7.4% in first quarter 1996. The increase was due to higher gross margins from subsidiaries acquired in late 1995 and 1996. The Company attributes the increase in gross margin to higher gross margins in the geographical areas of the newly acquired companies (specifically Finland, Hungary and Sweden, among others). The Company expects that gross margins may decline in 1996 due to competitive pricing pressures.

   OPERATING EXPENSES. Operating expenses as a percentage of net sales remained unchanged at 5.9% in the first quarter of 1996 and the first quarter of 1995.


   NET INTEREST EXPENSE. Net interest expense increased $0.6 million, or 78.5%, from $0.7 million in first quarter 1995 to $1.3 million in first quarter 1996. The increase in interest expense is directly related to the increase in average loan amounts outstanding.

   INCOME TAX EXPENSE. Income taxes as a percentage of earnings before income taxes increased from 18.6% in first quarter 1995 to 31.5% in first quarter 1996. The increase in the Company's net effective tax rate is attributed to the utilization of net operating loss carryforwards in first quarter 1995, especially from CHS England. Such net operating loss carryforwards of CHS England were totally utilized in 1995. The Company expects to have an effective tax rate lower than the statutory United States tax rate in 1996 principally due to its ability to use remaining net operating loss carryforwards from certain subsidiaries. See Note E to the Consolidated Financial Statements.

1995 COMPARED TO 1994

   NET SALES. Net sales increased $577.5 million, or 160.8%, from $359.2 million in 1994 to $936.7 million in 1995 due principally to acquisitions and to a lesser extent internal growth. Of the increase in net sales, subsidiaries formed or acquired in 1995 contributed $177.7 million. Net sales of subsidiaries consolidated for part of 1994 and all of 1995 (CHS Promark, CHS England, CHS France and CHS Belgium) contributed $352.2 million of the increase in net sales. Net sales of subsidiaries consolidated for all of 1994 and 1995, which included CHS Germany, CHS Portugal and 16% of CHS Czechia grew $47.6 million or 26.3%. This growth is attributed to increased consumer demand for microcomputer products offered by the Company.

   Net sales to Comtrad related companies decreased from $52.4 million in 1994 to $21.1 million in 1995 and had a gross profit margin equivalent to sales to unaffiliated parties for similar products. The Company expects that there will be minimal sales to affiliates in 1996.

   GROSS PROFIT. Gross profit increased $42.8 million, or 169.9%, from $25.2 million in 1994 to $68.0 million in 1995 due principally to acquisitions and to a lesser extent internal growth. Gross profit for subsidiaries included in the consolidation for all of 1994 and 1995 did not increase in proportion to sales as a result of the lowering of prices in Germany in response to increased competition. Gross profit from such subsidiaries grew $1.7 million or 17.9%. Gross profit from subsidiaries consolidated for part of 1994 and all of 1995 grew $28.6 million. Newly acquired companies contributed $12.5 million of gross profit.

   Gross margin increased from 7.0% in 1994 to 7.3% in 1995. The increase was principally due to higher gross margins from subsidiaries consolidated for part of 1994 and all of 1995. The Company attributes the increase in gross margin to greater sales of networking and software products which had higher gross margins than other products offered by the Company. The Company expects that gross margins may decline in 1996 due to competitive pricing pressures and the impact of including CHS BEK, a subsidiary primarily selling random access memory chips with relatively high revenues but margins significantly below that of the Company's other businesses, for the full year.

   OPERATING EXPENSES. Operating expenses as a percentage of net sales remained unchanged at 6.1% in 1994 and 1995.

   NET INTEREST EXPENSE. Net interest expense increased $2.9 million, or 158.1%, from $1.8 million in 1994 to $4.7 million in 1995. The increase in interest expense is directly related to the increase in average loan amounts outstanding.

   INCOME TAX EXPENSE. Income taxes as a percentage of earnings before income taxes decreased from 38.5% in 1994 to 29.4% in 1995. The decrease in the Company's net effective tax rate is attributed to the utilization of net operating loss carryforwards and lower foreign tax rates, offset to some extent by non-deductible goodwill amortization. The Company expects to have an effective tax rate lower than the statutory United States tax rate in 1996 principally due to its ability to use remaining net operating loss carryforwards. See Note E to the Consolidated Financial Statements.

1994 COMPARED TO 1993

   NET SALES. Net sales increased $212.8 million, or 145.3%, from $146.4 million in 1993 to $359.2 million in 1994 due principally to acquisitions and to a lesser extent internal growth. Subsidiaries formed or acquired in 1994 contributed $178.0 million of the increase in net sales. Net sales of subsidiaries consolidated for all of 1993 and 1994 (CHS Germany, CHS Portugal and 16% of CHS Czechia) grew 23.8% and contributed $34.8 million of the increase in net sales. Such growth is attributed to higher consumer demand for microcomputer products offered by the Company and the emphasis placed by the Company on expanding its dealer network in Germany.

   Net sales to Comtrad subsidiaries in Eastern Europe increased from $9.6 million in 1993 to $32.5 million in 1994. Such sales had a gross profit margin equivalent to sales to unaffiliated parties. CHS Promark sales to affiliates were $19.9 million in 1994. Such sales were generally of non-inventoried products which were purchased locally based on a specific order. These sales were made on a cash basis and had a gross margin of approximately 3%.

   GROSS PROFIT. Gross profit increased $15.7 million, or 166.8%, from $9.4 million in 1993 to $25.2 million in 1994, almost entirely due to acquisitions. Gross profit of subsidiaries included in the consolidation for all of 1993 and 1994 did not increase in proportion to sales as a result of the lowering of prices in Germany in response to increased competition. Gross profit also includes sales to entities owned by Comtrad and CHI. Initially, such amounts were computed at 2% of sales. In the last quarter of 1994, a study of the actual handling costs was completed. Based on such study, the actual cost for the year was 4.5% of sales. As a result, an additional $0.5 million, representing the cumulative effect of the difference between 4.5% and 2%, was billed to the affiliates and recorded in gross profit.

   Gross margin increased from 6.4% in 1993 to 7.0% in 1994. The increase was entirely due to higher gross margins from subsidiaries acquired or formed in 1994. Such margins were 8.8% versus margins for subsidiaries included in the consolidation for all of 1993 and 1994 of 5.2%. The Company attributes the increase in gross margin to greater sales of networking and software products which had higher gross margins than other products offered by the Company.

   OPERATING EXPENSES. Operating expenses as a percentage of net sales decreased from 6.2% in 1993 to 6.1% in 1994 as a result of efficiencies gained through increased sales volume and the Company's focus on controlling costs. In 1993, the Company was charged a management fee by Comtrad in the amount of 0.7% of net sales. In the fourth quarter of 1994, a study was performed of the actual costs of the services rendered for the management fee charged by Comtrad and its affiliates. Based on such study, the Company has applied for and received credit against such fees in the amount of $0.6 million. Such amount has been reported as a reduction of operating expenses in 1994.

   NET INTEREST EXPENSE. Net interest expense increased $1.0 million, or 114.9%, from $0.8 million in 1993 to $1.8 million in 1994. The increase in interest expense is directly related to the increase in average loan amounts outstanding.

   INCOME TAX EXPENSE. The income tax expense for 1993 does not bear a relationship to pretax income consistent with United States statutory tax rates. In 1993, the provision was higher than expected due to German local taxes combined with the effect of losses with no tax benefit.

SEASONALITY

   The Company may experience variability in its net sales and net income on a quarterly basis as a result of many factors, including the condition of the microcomputer industry in general, shifts in demand for software and hardware products and industry announcements of new products or upgrades. Sales in Europe in the first and fourth quarters of each year are typically higher than in the second and third quarters. In South America, sales in the third and fourth quarters of each year are typically higher than in the first and second quarters.

LIQUIDITY AND CAPITAL RESOURCES

   Net cash used in operating activities in the quarter ended March 31, 1996 was $8.0 million, due principally to increases in inventory, net of decreases in accounts receivable and increases in accounts payable, as a result of increases in net sales. Net cash used in investing activities in the first quarter of 1996 was $1.6 million, due principally to investments in fixed assets. Net cash provided by financing activities in the first quarter of 1996 was $11.7 million, due principally to borrowings under new debt agreements and increased borrowings under other agreements.

   Net cash used in operating activities in 1995 was $22.1 million, due principally to increases in inventory and accounts receivable, net of increases in accounts payable, as a result of increases in net sales. Net cash used in investing activities in 1995 was $5.5 million, due principally to investments in fixed assets which were partially offset by cash balances of acquired companies. Net cash provided by financing activities in 1995 was $29.9 million, due principally to borrowings under new debt agreements and increased borrowings under other agreements.

   On July 10, 1995, the Company entered into a credit agreement providing for a $20 million line of credit. Both the Company and CHS Finance, S.A. ("CHS Finance"), a subsidiary of the Company formed under the laws of Switzerland, may borrow under this line of credit. Included within the line of credit was approximately $14.8 million of indebtedness of Comtrad to the lender which was assumed by the Company. Approximately $7 million of this indebtedness had previously been loaned by Comtrad to a subsidiary of the Company. See "Certain Transactions." Each advance under the line is due on the earlier of demand or 180 days after the advance and bears interest, at the election of the Company, at either LIBOR plus 2% or the prime rate of the lender plus 2%. The line matures June 30, 1996 and the Company expects that it will be renewed. The line is guaranteed by Comtrad and Claudio Osorio, the Company's Chairman, Chief Executive Officer and President. Comtrad has pledged certain shares of the Company owned by them to secure the line. The line is also secured by a lien on essentially all of the Company's assets. The Company was not in compliance with certain of the covenants of this agreement as of March 31, 1996, but has received a waiver with respect to the same.

   On February 5, 1996, CHS Promark entered into a Loan and Security Agreement providing for revolving credit advances and the issuance of letters of credit against eligible accounts receivable and inventory up to a maximum of $20 million. Amounts outstanding bear interest, at the election of the borrower, at the prime rate of the lender plus 1.5% or 3-3/4% above LIBOR; provided, however, that unless the offering is successfully completed and $3 million of the proceeds are invested in CHS Promark, the interest rates will increase to prime plus 2.25% and LIBOR plus 4.5% on July 1, 1996. The agreement limits the ability of CHS Promark to pay dividends to the Company to 50% of net income after taxes. The agreement matures in February, 1999 and is secured by a lien on essentially all of CHS Promark's assets. The Company has guaranteed this indebtedness.

   On March 29, 1996, CHS Finance entered into a one year revolving credit agreement pursuant to which $18 million may be borrowed by certain of the Company's Western European subsidiaries to finance purchases of Hewlett-Packard products for which customer orders have been received.

Borrowings under the line may be in British Pounds, German Marks, French Francs, Belgian Francs or United States Dollars. Amounts borrowed bear interest at LIBOR plus 1 3/4 %. The Company has guaranteed the indebtedness of CHS Finance under the agreement. The loan is secured by a lien on the accounts into which payments from customers for the products financed are deposited, which accounts must have a minimum balance equal to 30% of the outstanding indebtedness. In addition, the Company has provided to the bank an insurance policy protecting it against the risk of the Company's insolvency.

   The Company's principal need for additional cash in 1996 will be for the purchase of additional inventory to support growth and to take greater advantage of available cash discounts offered by certain of the Company's vendors for early payment. The Company is seeking additional cash for this purpose through its existing bank credit lines and through additional credit facilities, but management can give no assurance that financing will be available on terms acceptable to the Company. If for any reason this financing is not available, it could adversely affect the growth of the Company.

   The Company derives all of its operating income and cash flow from its subsidiaries and relies on payments from, and intercompany borrowings with, its subsidiaries to generate the funds necessary to meet its obligations. In certain countries, exchange controls may limit the ability of the Company's subsidiaries to make payments to the Company. At March 31, 1996, the only country with exchange control limitations affecting the Company was Venezuela. The Company's net investment in Venezuela is $2.8 million. Restrictions in financing or credit arrangements may also limit such payments. Claims of creditors of the Company's subsidiaries will generally have priority as to the assets and cash flow of such subsidiaries over the claims of the Company or its shareholders.

INFLATION

   The Company operates in certain countries that have experienced high rates of inflation and hyperinflation. However, inflation did not have a material impact on the Company's results of operations in the three year period ended December 31, 1995 and the quarter ended March 31, 1996, and the Company does not expect that it will have a material impact in 1996.

ASSET MANAGEMENT

   INVENTORY. The Company's goal is to achieve high inventory turns and maintain a low number of SKUs and thereby reduce the Company's working capital requirements and improve return on equity. The Company's strategy to achieve this goal is to both effectively manage its inventory and achieve high order fill rates.

   To reduce the risk of loss to the Company due to vendor price reductions and slow moving or obsolete inventory, the Company's contracts with its vendors generally provide price protection and stock rotation privileges, subject to certain limitations. Price protection allows the Company to offset the accounts payable owed to a particular vendor if such vendor reduces the price of products the Company has purchased within a specified period of time and which remain in inventory. Stock rotation permits the Company to return to the vendor for full credit, with an offsetting purchase order for new products, pre-determined amounts of inventory purchased within a specified period of time. Such credit is typically used to offset existing invoices due without incurring re-stocking fees.

   ACCOUNTS RECEIVABLE. The Company manages its accounts receivable to balance the needs of its customers to purchase on credit with its desire to minimize its credit losses. Bad debt expense as a percentage of the Company's net sales for the years ended 1993, 1994 and 1995 were 0.1%, 0.4%, 0.3%, respectively. The Company's credit losses have been minimized by its credit approval process, the use of credit insurance and factoring by its Western European subsidiaries. In its sales to customers in South America, the Company often receives post-dated checks at the time of sale. Customers who qualify for credit are typically granted net 30-day payment terms.

   HEDGING. The Company attempts to limit its risk of currency fluctuations through hedging where possible. In 1995, although the majority of the purchases of products by the Company was made in United States Dollars, approximately 77% of Company sales were made in currencies other than the United States Dollar, the most significant of which were the German Mark (20% of sales), the British Pound (14%) and the French Franc (13%). Transfers of inventories between Miami and South America are denominated in United States Dollars. At December 31, 1995, approximately $57 million of accounts payable, or 35% of total accounts payable, were attributable to foreign currency liabilities denominated in United States Dollars and approximately 50% of these liabilities were unhedged. CHS Czechia and CHS Poland account for $10.4 million and $8.5 million of the unhedged accounts, respectively. The Company believes that these two subsidiaries accounted for a majority of the unhedged exposure at March 31, 1996.


   CHS FINANCE. In March 1995, the Company formed CHS Finance as a finance company for the Company's distribution activities. CHS Finance engages in central treasury functions including hedging activities related to foreign currency for the Company and short term working capital loans to the Company's subsidiaries to enable them to take advantage of early payment discounts offered by certain vendors.

   Through both hedging activities coordinated by CHS Finance and local country activities in certain subsidiaries, the Company makes forward purchases of dollars in an attempt to hedge local European currencies and reduce exposure to fluctuations in exchange rates. Additionally, in certain countries in Eastern Europe and South America where it is not practical to make forward purchases, to minimize exposure to currency devaluations, the Company has adopted a policy of attempting to match accounts receivable with accounts payable and to limit holdings of local currencies. Factors which affect exchange rates are varied and no reliable prediction methods are available for determining the likely future exchange rates. In general, countries make an effort to maintain stability in rates for trade purposes.

   There can be no assurance that these asset management programs will be effective in limiting the Company's exposure to these risks.

   FUNCTIONAL CURRENCY. The Company's functional currency, as defined by Statement of Financial Accounting Standards No. 52, is the United States Dollar. The local currencies of the countries where subsidiaries conduct operations are considered the functional currencies for such entities. Most of the Company's subsidiaries use the local currencies as their functional currency and translate assets and liabilities using the exchange rates in effect at the balance sheet date and results of operations using the average exchange rates prevailing during the year. Translation effects are reflected in the cumulative foreign currency translation adjustment in equity. The Company's exposure under these translation rules, which is unhedged, may affect the carrying value of its foreign net assets and therefore its equity and net tangible book value, but not its net income or cash flow. Exchange differences arising from transactions and balances in foreign currencies are recorded as expense or income and affect the Statements of Operations.

                                   BUSINESS

   CHS is a leading international distributor of microcomputer products, networking products and software. CHS operates in 24 countries across three regions, including Western Europe, Eastern Europe and South America and services an active customer base of greater than 24,300 resellers. Products sold by the Company are manufactured by approximately 35 vendors including Hewlett-Packard, Seagate, Microsoft, Novell, Acer, Creative Labs, 3Com, Canon, Epson and Intel. The Company recently was selected by IBM to be one of a limited number of distributors offering the complete IBM microcomputer product line in Western Europe, Eastern Europe and South America. The Company is a focused distributor, as opposed to a broadline distributor, and seeks to represent leading vendors within specific product categories. CHS believes that it is the sixth largest distributor of microcomputer products in the world, and the largest distributor in South America and Eastern Europe. The Company has no significant sales in the United States.

   CHS operates under a decentralized structure which delegates to managers familiar with the customs and needs of a particular country the authority to make daily operational decisions including those necessary to satisfy the particular demands of their market. As compared to certain competitors which operate under a more centralized system, the Company believes that its business model of focused distribution through locally managed full service facilities integrating warehousing, purchasing, sales, credit and accounting services provides competitive cost and operating advantages.

   The world headquarters of the Company are located at 2153 N.W. 86th Avenue, Miami, Florida 33122, where its telephone number is (305) 716-8273.

INDUSTRY

   The microcomputer products distribution industry is large and growing, reflecting both increasing demand worldwide for computer products and the use of wholesale distribution channels by vendors for the distribution of their products. Historically, there have been two types of companies within the industry: those that sell directly to the end-user ("resellers") and those that sell to resellers ("wholesale distributors"). Wholesale distributors generally purchase a wide range of products in bulk directly from vendors and then ship products in smaller quantities to many different types of resellers, which typically include dealers, value-added resellers ("VARs"), system integrators, mail order resellers, computer products superstores and mass merchants.

   The Company believes that the microcomputer products industry is well-suited for wholesale distribution. The large number and diversity of resellers make it cost efficient for vendors to outsource to wholesale distributors some portion of their distribution, credit, inventory, marketing and customer support requirements. Similarly, due to the large number of microcomputer product vendors, resellers often cannot efficiently establish direct purchasing relationships with each vendor and instead rely on wholesale distributors, such as the Company, to satisfy a significant portion of their product, financing, marketing and technical support needs.

   The Company believes the wholesale distribution segment of the microcomputer products industry will continue to grow. More vendors are using the wholesale distribution channel as declining hardware prices, coupled with rising selling costs, make it difficult for vendors to efficiently deal directly with resellers. The Company believes that resellers are increasingly relying on wholesale distributors for inventory management and credit rather than stocking large inventories themselves and maintaining credit lines to finance resellers' working capital needs. The Company also believes the wholesale distribution industry is consolidating as access to financial resources and economies of scale become more critical and as certain vendors limit the number of authorized distributors of their respective products.

   According to International Data Corporation ("IDC"), Western Europe represents approximately 23% of the worldwide PC market. The Company's pan-European presence strategically positions the

Company to take advantage of the consolidation trend in the distribution industry and increase its market share in Western Europe. Additionally, the regions in which the Company operates are relatively underpenetrated as compared to the United States. The penetration rate, defined as number of PCs per person, in Western Europe is 15.3% compared to a penetration rate of 35.8% in the United States. A significant portion of the Company's sales are in the emerging markets of Eastern Europe and South America, regions which the Company believes are underserved relative to the entire industry and offer substantial growth opportunities. IDC projects PC sales in Eastern Europe (including the Middle East and Africa) will grow from $3.9 billion in 1995 to $7.6 billion in 1999, representing a compound annual growth rate of 18.5%. IDC projects PC sales in South America (including Mexico and Central America) will grow from $3.5 billion in 1995 to $7.8 billion in 1999, representing a compound annual growth rate of 22.2%. This compares favorably to a 9.6% compound annual growth rate projected by IDC for PC sales in the United States over the same period.

   The Western European, Eastern European and South American markets are each highly fragmented. Different languages, cultures and technological factors require experienced local management teams and products which meet the requirements of the specific area. Localization includes customized manuals, approvals of safety factors by local authorities, microcode which permit the generation of characters in local languages, and voltage requirements. These factors require distributors in these markets to carry a variety of different SKUs to meet the demands. As a result, vendors depend heavily on distributors such as the Company to meet the differing demands of each locale.

STRATEGY

   To achieve its objective of strengthening its position as a leading distributor of microcomputer products in Western Europe, Eastern Europe and South America, the Company has adopted a strategy of operating a focused distribution model, further developing and penetrating international markets and growing through acquisitions.

   OPERATE A FOCUSED DISTRIBUTION MODEL. The Company's strategy is to be a focused distributor by concentrating on a limited number of products from a select group of high quality branded vendors in each major product category, such as Hewlett-Packard for printers, Microsoft for software, Novell for networking, Seagate for mass storage and Hewlett-Packard and IBM for PCs. Additionally, the Company seeks to be a significant distributor for each of its vendors and establish a partnering relationship with them. For example, the Company believes that it is one of the largest distributors of Hewlett-Packard products in Western Europe and the largest in Eastern Europe and South America. The Company believes this focused strategy enables it to respond more quickly to customer requests and gives it greater availability of products, enhanced access to new products and better pricing. The Company believes this strategy also enables it to develop greater expertise in the sale and servicing of the products of these vendors. The Company believes that its focused distribution model also results in more effective asset management. Generally, products from leading vendors are in greater demand, resulting in higher inventory turns and lower working capital requirements. Additionally, fewer SKUs result in more efficient inventory management. CHS currently maintains up to 4,000 SKUs while broadline distributors typically carry greater than 15,000 SKUs.

   FURTHER DEVELOP AND PENETRATE INTERNATIONAL MARKETS. The Company has focused its activities on the distribution of microcomputer products in Western Europe and the emerging markets of Eastern Europe and South America, regions which it believes are underserved with respect to the distribution of microcomputer products and therefore provide significant growth opportunities. The Company believes that the markets in Western Europe, Eastern Europe and South America are complex due to the diversity of language, regulatory, technical and other factors and provide increased opportunities for CHS to add value to its relationships with its vendors and customers because of the presence of its knowledgeable local management. The Company attempts to limit its exposure to declines in any one area or economy by its presence in a large number of markets.

   GROW THROUGH ACQUISITIONS. A major portion of the Company's growth is attributable to acquisitions and the Company intends to continue its practice of making targeted purchases of high quality distributors in selected markets in the future. In order to reduce financial risk and incentivize operating performance, the Company typically structures an acquisition with an earnout component payable in shares of Common Stock one year subsequent to the acquisition and based on the performance of the acquired company. These local distributors generally are attracted to combining with CHS in order to gain personal financial liquidity, access to key product lines provided by CHS and enhanced vendor credit facilities. Over the past three years, the Company has acquired over 20 companies. The Company seeks acquisition candidates that have strong entrepreneurial management teams and experience in the local market and that could benefit from the synergies arising out of the Company's superior product line. After an acquisition, the new CHS subsidiary adopts the policies and financial reporting procedures of the Company but operates as a relatively autonomous business unit, consistent with the Company's decentralized structure. The Company believes its acquisition strategy is advantageous to its vendors because through their relationship with CHS vendors gain entry into new markets with established local distribution companies.

PRODUCTS AND CUSTOMERS


   The Company's sales consist of microcomputer related hardware and software products such as local area networks, disk drives, microcomputers and printers to an active customer base of more than 24,300 VARs and computer retailers. The Company's products also include components such as random access memory chips, central processing units and integrated circuit boards. For the three months ended March 31, 1996, the Company's product mix by category was printers (25%), mass storage (18%), networking (9%), PCs (11%), software (10%), semiconductors (9%), multimedia (4%) and peripherals and other (14%).


   The Company purchases its products directly from hardware manufacturers and software publishers in large quantities and distinguishes itself from broadline distributors by being a focused distributor. The Company focuses on a small number of leading vendors in each product category and on a small number of high volume items of that manufacturer or publisher. As a result the Company carries fewer individual products than the broadliners and works with fewer vendors. A Company operation will typically deal with 25 to 35 vendors and have between 1,000 and 4,000 inventory items in stock as compared to broadliners that typically deal with more than 500 vendors and have over 15,000 products in stock.

   The Company's customers typically rely on distributors as their principal source of microcomputer products and financing. The Company's backlog of orders is not considered material to an understanding of its business. No single customer accounted for more than 6% of the Company's net sales during 1995 or the first quarter of 1996.

VENDOR RELATIONS

   The Company obtains its products from its vendors under non-exclusive distribution agreements, which are subject to renewal annually and may be cancelled by either party on short notice. Under these agreements, the Company has the right to purchase products at discounts from the list prices. The amounts of the discounts are determined each year at the time of renewal on the basis of the projected sales of the Company for the ensuing year and vary for each vendor. The Company is not required to make additional payments if it fails to achieve its projected sales level for the year, but in the following year, these product discounts may be reduced because of such lower sales levels.

   The Company's agreements with most vendors include a form of price protection specifying that if the list price of a product is reduced by the vendor, the Company will typically receive a credit in the amount of the reduction for each item of the product in inventory.

   The Company also has stock rotation arrangements with substantially all of its vendors. Stock rotation permits the Company to return inventory for full credit in an amount equal to a certain percentage of the Company's purchases from the vendor over a specific period. In certain cases, the Company must purchase inventory at least equal in value to that returned. These agreements permit the Company to maintain higher inventory levels while limiting its committed working capital to slow-moving items.

   Vendors deliver product against purchase orders tendered by the Company. The Company will often request specific delivery dates in its purchase orders and lead times for delivery from vendors are typically short. Delivery is, however, subject to availability, and vendors have no liability to the Company for failure to meet a delivery date. The Company experiences delivery delays and inventory shortages from time to time. In the opinion of management, these delays and shortages are common to other wholesalers of computer products, in general, and do not have a significant adverse impact on the Company's operations.

   The Company's vendors have increased available credit to the Company commensurate with its growth. Many of the Company's vendors provide discounts for prompt payment. Generally, the Company is required to make payment within 14 to 90 days following delivery of products. With some vendors, the Company can earn a discount for early payment of between 1.5% and 4.0% of the invoice amount. To the extent sufficient funds are available, the Company attempts to take advantage of these discounts. The Company believes that after the completion of this offering it will be better able to utilize such discounts.

   Generally, the Company's vendors have the right to terminate the distribution agreement on short notice to the Company. In some cases, the Company must be given a reasonable opportunity to cure any violation of the agreement before it may be terminated. The Company similarly has the right to terminate its distribution agreements on short notice to the vendor. The Company is of the opinion that its relationships with its vendors are good, and has no reason to believe that its current material distribution agreements will be terminated or not renewed in the foreseeable future.

SALES, MARKETING AND CUSTOMER SUPPORT

   SALES. The Company markets its products to resellers, who either package the Company's products with other computer equipment, or sell the products on an individual basis to end users. As of March 31, 1996, the Company distributed products to approximately 12,900 resellers in Western Europe, 7,600 in South America and 3,800 in Eastern Europe.

   In order to effectively address the individual customs, practices and business conventions within countries, each subsidiary of the Company maintains general autonomy with respect to sales, marketing and distribution. Oversight and strategic direction is provided by senior management of the Company.

   Each operation maintains a sales staff organized to interface effectively with its respective customer base. As of March 31, 1996, approximately 43% of the Company's employees were involved with sales activities.

   The Company's customers typically place orders with a sales representative. Almost all orders are for pick-up or next day delivery. The Company's computer systems generally allow the salesperson to check customer credit limits, current inventory levels and pricing.

   MARKETING. The Company utilizes a variety of programs to market its vendors' products, including direct mailings, periodic advertising by facsimiles, advertisements in industry trade publications, product brochures, seminars and participation in select trade shows. Marketing programs are effectuated at the subsidiary level and are designed to build awareness of the Company, its products and their collective capability. Each operating subsidiary maintains staff to provide marketing support.

   Funds for the Company's advertising budget generally are obtained from cooperative advertising reimbursements and market development funds provided by vendors. Cooperative reimbursements typically have represented approximately 1% to 2% of the dollar amount of products purchased from those major vendors. Marketing programs designed for cooperative reimbursement are vendor and product specific and are designed with vendor approval. Market development funds are provided to create market awareness of vendors' products. Cooperative advertising reimbursements and market development funds are recorded in the Company's financial statements as a reduction to selling, general and administrative expenses.

   CUSTOMER SUPPORT. Under several vendor agreements, the Company is required to maintain a staff of qualified and trained sales, repair, and support employees who are able to provide information and advice to resellers, provide warranty repair service and train resellers on the vendor's products, their applications, configurations with other computer products, and installation and support requirements. The employees of the Company fulfilling these functions are required to complete training courses provided by the vendor.

   In addition, the Company supports all products with a full manufacturer's warranty and maintains an industry standard return policy, similar to that of its competitors.

INTERNAL AUDIT

   The Company maintains two internal auditors on its staff, one for Europe and one for South America. These auditors report directly to the President and the Chief Financial Officer of the Company and to the Audit Committee of the Board of Directors.

COMPETITION

   The Company operates in an industry which is characterized by intense competition based on price, product availability, provision of credit to customers, delivery time, customer support services, and breadth of product line. Competitors exist in a variety of forms including direct sales by vendors, mail order sales, international distributors, and local distributors. Many of the Company's competitors have greater financial and administrative resources than the Company. The Company believes availability of product is a key element of competitiveness and attempts to differentiate itself from its competition by providing a select number of name brands in each product line and maintaining a sufficient inventory of select products to meet demand. The Company enhances its competitive position by providing responsive customer service through support and employee training programs. The Company believes that its vendors and their products are respected in the industry for high quality and performance. Vendor contracts frequently limit sales of their products to specific geographic areas. Although these restrictions limit the ability of the Company's subsidiaries to sell outside of their jurisdictions, competition in the subsidiary's area is also reduced.


   As a result of price competition, the Company and its competitors currently are experiencing downward pressure on gross margins, which the Company expects to continue for the foreseeable future. The Company expects to offset the impact of declines in its gross margin by reducing its operating expenses as a percentage of net sales by limiting the increase in the fixed component of operating expenses to a percentage which is below the percentage increase in sales. Additionally, in certain subsidiaries, sales commissions are based on gross profits which has the effect of reducing operating expenses as a percentage of sales as gross margin declines. There can be no assurance of the success of this strategy in future periods.


EMPLOYEES

   At March 31, 1996, the Company had 968 full-time employees of whom 103 were located in the United States. Of the total number of employees, 416 worked in marketing and sales, 133 worked in warehousing and delivery and 419 were employed in other positions, including administration. Employees in certain countries are represented by labor councils mandated by government regulations which determine compensation and benefits. With these exceptions, none of the Company's employees are represented by unions. Severance costs associated with termination of employment in many countries are higher than in the United States. There has been no disruption of operations due to a labor dispute. Management considers its employee relations to be good.

FACILITIES

   The corporate headquarters of the Company are located at 2153 N.W. 86th Avenue, Miami, Florida, which is also the principal operational facility for CHS Promark. Approximately 1,200 square feet of this facility is allocated to the Company's offices and the remaining 32,800 square feet are used as administrative, service, and warehouse space for CHS Promark.

   The Company's other facilities are described below:

                                      LEASE
COUNTRY            SQUARE FEET     EXPIRATION
- -------            -----------     ----------
Argentina             4,361                *
Belgium              25,016        1998-2003
Brazil               16,100             2001
Bulgaria              1,000             1997
Chile                19,350             2001
Colombia              6,300             1996
Croatia               1,300             2000
Czech Republic       28,525                *
                      6,135             1998
Finland               5,134             1996
France               47,986        1998-2001
Germany              49,188             2010
Hungary               5,600             2006
Lithuania             1,300             1996
Peru                  8,100             2000
Poland               21,097             1997
Portugal             12,500             2002
Romania               4,300                *
Slovakia              1,900             2000
Sweden               11,840             1998
Switzerland           3,000(1)          2001
                     19,300(2)          1998
United Kingdom       15,600             2016
                     10,000                *
United States        27,900(3)     1998-2000
Uruguay               5,300             1999
Venezuela            18,275             2000
- --------------
 *  Owned facility.
(1) CHS Finance facility.
(2) CHS Switzerland facility.
(3) CHS BEK facility.

   In each of the countries, the size set forth above includes sales, administrative and warehousing functions and may be composed of multiple facilities. The Company considers its existing facilities to be adequate for its foreseeable needs.

LEGAL PROCEEDINGS

   The Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company.

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

   The executive officers and directors of the Company, as well as certain key employees, and their ages as of May 1, 1996, are as follows:

 NAME                  AGE                         POSITION
- -----                  ---                         --------
Claudio Osorio         36    Chairman of the Board, Chief Executive Officer and
                             President

Alvin Perlman          69    Executive Vice President--South American Region and
                             Director

Craig Toll             48    Chief Financial Officer and Treasurer

Antonio Boccalandro    29    Secretary and Director

Garry Boon(1)          36    Chief Operating Officer--European Region

Pasquale Giordano(1)   46    Chief Operating Officer--South American Region

Zbynek Kraus(1)        43    Vice President--East European Region and Director

Otto Gerlach           69    Director

Donald D. Winstead     58    Director
- --------------
(1) Each of these persons is a key employee, but not an executive officer of the Company.

   CLAUDIO OSORIO (full name--Claudio Eleazar Osorio Rodriguez), the founder of the Company's current business and operations, has served as the President, Chief Executive Officer, and a Director of the Company since 1993. Mr. Osorio has served as president of Comtrad since 1988. Mr. Osorio is an attorney with a degree from UCAB (Catholic University of Andres Bello), located in Venezuela. He also holds a Master of Business Administration degree from IESA, also located in Venezuela. He is a director of Comtrad and the president and a director of Comtrad Holdings, Inc.

   ALVIN PERLMAN has been a Director and the Executive Vice President and Chief Operating Officer, South American Region, of the Company since 1994. He has served for the past five years as the chief executive officer of Zemex Electronics, Inc., d/b/a CHS Promark, and was the sole owner of CHS Promark prior to its acquisition by the Company in June 1994. Mr. Perlman has also served as a director of Comtrad Holdings, Inc. since November 1994. Mr. Perlman has a Bachelor of Science degree from the University of Connecticut.

   CRAIG TOLL has been the Chief Financial Officer of the Company since July 1994 and its Treasurer since June 1995. Mr. Toll was self-employed as a consultant to CHS Promark from April 1994 to June 1994. For over five years prior to April 1994, Mr. Toll was a partner in the accounting firm of Deloitte & Touche. Mr. Toll has a Bachelor of Science degree in Economics and a Master of Science degree in Accounting, both from the Wharton School of the University of Pennsylvania.

   ANTONIO BOCCALANDRO has been a Director and Secretary of the Company since 1993. He was Treasurer of the Company from December 1993 to June 1995. He has also been employed in various capacities by Comtrad since 1988. Mr. Boccalandro became a director of Comtrad in 1990 and he has been a director of Comtrad Holdings, Inc. since June 1994.

   GARRY BOON has been the Chief Operating Officer--European Region of the Company since January 1996. From February 1989 until January 1996, Mr. Boon was the Managing Director of the United Kingdom operations which were acquired by the Company. Mr. Boon has a Bachelor of Science degree from University College London.

   PASQUALE GIORDANO has been the Chief Operating Officer--South American Region of the Company since January 1, 1996. From January 1989, Mr. Giordano has been the president and chief operating officer of CHS Promark. Prior to such service, he was a Vice President of CHS Promark in charge of its New York office. From 1988 until he joined CHS Promark in 1989, Mr. Giordano was the operating vice president of the electronics division of Caldor, Inc. Mr. Giordano has a Bachelors degree from City College of New York.

   ZBYNEK KRAUS has been a Director since March 1996 and the Vice President--East European Region of the Company since January 1996. He was an owner and from 1990 to 1993 the sales director and thereafter the general manager of the Czech Republic operations which were acquired by the Company. Mr. Kraus holds a degree in engineering from Chemical University in Pribram in the Czech Republic.


   OTTO GERLACH has been a Director of the Company since August 1994 and is a principal owner and has served for over five years as the president of Larco, C.A., a privately-owned wholesale import/ export and manufacturing company based in Caracas, Venezuela.

   DONALD D. WINSTEAD has been a Director of the Company since 1993 and has been self-employed as a business consultant since June 1991. In connection with his consulting activities he has served since October 1993, as the chief executive officer and a director of Medical Resource Group Inc., a closely-held Nevada corporation engaged in the business of medical equipment leasing and rental. For over three years prior to June 1991, Mr. Winstead was the chairman of the board and chief executive officer of Netcor Inc., a company engaged in the manufacture and sale of communications equipment. Mr. Winstead has a Bachelor of Science degree in Electrical Engineering from Ohio Northern University.


   The term of office of each director of the Company ends at the next annual meeting of the Company's shareholders or when his successor is elected and qualified. Officers of the Company serve at the discretion of the Board of Directors, subject to the terms of any employment agreements with the Company. See "--Employment Arrangements." There are no family relationships among any of the Company's executive officers and directors.

   All of the Company's directors receive $250 for attendance at each Board meeting and are reimbursed for travel expenses incurred to attend such meetings. No separate payment is made for attending committee meetings.

   The Company has an Audit Committee and a Compensation Committee. The Audit Committee is responsible for reviewing and making recommendations regarding the Company's employment of independent auditors, the annual audit of the Company's financial statements and the Company's internal accounting practices and policies. It consists of Messrs. Gerlach and Winstead. The Compensation Committee, composed of Messrs. Gerlach and Winstead, is responsible for making recommendations to the Board of Directors regarding compensation arrangements for senior management, recommendations concerning the adoption of any compensation plans in which management is eligible to participate and grants of stock options or other benefits under such plans.

EXECUTIVE COMPENSATION

   The following table sets forth the compensation paid during each of the three years ended December 31, 1995 to the Company's Chief Executive Officer and each of the other two executive officers of the Company whose total 1995 salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                   ANNUAL COMPENSATION        COMPENSATION
                                                  ---------------------   ---------------------
                                                                          SECURITIES UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR    SALARY($)    BONUS($)      OPTIONS/SARS(#)     COMPENSATION($)
- ---------------------------               ----    ---------    --------   ---------------------  ---------------
Claudio Osorio,                           1995      $366,402      -0-              -0-                139,240
Chief Executive Officer and President     1994        82,126      -0-            56,080               140,200
                                          1993           -0-      -0-              -0-                  -0-
Alvin Perlman,                            1995       500,000      -0-              -0-                1,000
Executive Vice President--South           1994       248,726      -0-              -0-                  -0-
American Region                           1993           -0-                       -0-                  -0-
Craig Toll,                               1995       110,000      -0-              -0-                  -0-
Chief Financial Officer and Treasurer     1994        55,000      -0-            87,500                 -0-
                                          1993           -0-                       -0-                  -0-

   EMPLOYMENT ARRANGEMENTS


   In August 1994, the Board of Directors approved a compensation arrangement for Claudio Osorio, the Chief Executive Officer and President of the Company, pursuant to which he was entitled to receive a salary of $219,600 per year, in addition to stock awards with a total value of $280,400 for the year ended June 1995. The stock awards may have been made in any one or a combination of Company stock, stock options, stock appreciation rights, or phantom stock grants, as determined by agreement between the Compensation Committee and Mr. Osorio, subject to the approval of the Board of Directors. Mr. Osorio was also entitled to participate in any group or employee benefit or insurance plans. In June 1995, the Board of Directors approved a compensation arrangement for Mr. Osorio with an annualized salary and bonus of $500,000, excluding option grants, for the year ended June 1996. Mr. Osorio's aforementioned employment arrangement has been modified as set forth below.

   In August 1994, the Board of Directors approved an employment arrangement for Craig Toll, the Chief Financial Officer of the Company, pursuant to which he was entitled to receive an annual salary of $110,000 for the year ended June 1995. Mr. Toll was also granted certain options to purchase Common Stock. Mr. Toll was also entitled to participate in any group or employee benefit or insurance plans. In June 1995, the Board of Directors approved a compensation arrangement for Mr. Toll with an annualized salary of $150,000 for the year ended June 1996.


   The Company has entered into three-year employment agreements with Messrs. Osorio and Toll. Mr. Osorio's agreement was effective January 1, 1996 and Mr. Toll's agreement will be effective July 1, 1996. The agreements for Messrs. Osorio and Toll provide for annual salaries of $350,000 and $150,000, respectively, and require the executives to devote their full time and attention to the business and affairs of the Company. Mr. Osorio's agreement also provides for a minimum bonus of $150,000 per year. The agreements also provide that upon termination of employment by the Company without "cause" or termination by the executive for "good reason" (which includes a change of control of the Company), the executive is entitled to receive, in addition to all accrued or earned but unpaid salary, bonus or benefits, an amount equal to two and one-half times base salary paid to the executive during the last full year prior to termination of employment, together with an amount equal to the bonus paid to the executive in the prior year multiplied by a fraction, the numerator of which is the number of days elapsed in the then current year through termination and the denominator of which is 365. The agreements also provide that the executive will not compete with the Company during his employment and for two years thereafter unless the Company terminates the executive without "cause" or the executive terminates his employment for "good reason."

   Under the terms of the Company's employment agreement with Alvin Perlman dated June 30, 1994, Mr. Perlman is employed as an Executive Vice President--South American region of the Company, and chief executive officer and chairman of the board of CHS Promark. The term of the agreement is five years. Mr. Perlman receives an annual salary of $500,000 and other benefits commensurate with his position, and is entitled to participate in any group or employee benefit or insurance plans. Upon termination of Mr. Perlman's employment as a result of death or disability, he (or his estate) receives 50% of his compensation for the balance of the term of the agreement. Mr. Perlman may terminate the agreement upon a change in more than 50% of the ownership of CHS Promark in which case he is to receive his full compensation for the balance of the term of the agreement. Under the agreement, Mr. Perlman is prohibited from competing with the Company for two years in the Western Hemisphere.

   On March 22, 1996, the Board of Directors of the Company adopted an Executive Bonus Plan for 1996 and subsequent years in which Messrs. Osorio and Perlman currently participate. Under this plan, cash bonuses will be awarded based on the Company's operations achieving certain established targets.

   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The members of the Compensation Committee during 1995 were Donald D. Winstead and Otto Gerlach. Neither of these persons has previously served as an officer or employee of the Company or any of its subsidiaries.

   Mr. Winstead provided consulting services to the Company for a fee of $4,000 per month, which resulted in payments from the Company to Mr. Winstead of $48,000 in 1995.

   Otto Gerlach holds, indirectly, 11.8% of the outstanding Common Shares of CHI and 16.7% of the shares of Class A common stock of CHI which, subject to the claims of certain creditors, have a liquidation preference on the 965,000 shares of Company stock owned by Comtrad. In the past, the Company has engaged in numerous transactions with Comtrad. See "Certain Transactions."

OPTION GRANTS DURING 1995

   Of the options to purchase 223,000 shares of Common Stock granted in 1995, none were granted to any of the Named Executive Officers.

AGGREGATED OPTION EXERCISES IN 1995 AND YEAR END OPTION VALUES

   The following table sets forth information with respect to (i) the number of unexercised options held by the Named Executive Officers as of December 31, 1995 and (ii) the value as of December 31, 1995 of unexercised in-the-money options. No options were exercised by any of the Named Executive Officers in 1995.

                NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                    UNEXERCISED OPTIONS AT                 IN-THE-MONEY
                       DECEMBER 31, 1995         OPTIONS AT DECEMBER 31, 1995(1)
               -------------------------------- --------------------------------
                 EXERCISABLE     UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
               -------------- ----------------- --------------   ---------------
Claudio Osorio     28,040           28,040          $224,320         $224,320
Alvin Perlman        --               --               --               --
Craig Toll         43,750           43,750          $131,250         $131,250

(1) Market value of shares covered by in-the-money options on December 31, 1995, less option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

STOCK INCENTIVE PLAN

   In June 1995, the Company adopted its 1994 Stock Incentive Plan (the "1994 Plan") pursuant to which 497,000 shares of Common Stock were reserved for issuance upon exercise of options and other incentive awards. The 1994 Plan provides for the grant of both incentive stock options intended to qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options. The 1994 Plan also provides for restricted stock awards and stock appreciation rights. The 1994 Plan will terminate in August 2004, unless sooner terminated by the Board of Directors. In November 1995, the Board approved an amendment, subject to shareholder approval, to the 1994 Plan to increase the number of shares available for grant of options by 175,000 to a total of 672,000. Options to purchase 123,500 of these shares have been granted. As of December 31, 1995, the Company had outstanding options to purchase an aggregate of 508,009 shares (of which 110,815 are exercisable as of December 31, 1995). The exercise price of all options granted under the 1994 Plan has been at least equal to the fair market value of the Common Stock on the date of grant. As of December 31, 1995, no options granted under the 1994 Plan had been exercised. As of May 1, 1996, there were 86,491 shares of Common Stock available for future grants under the 1994 Plan, as amended.

   Options granted under the 1994 Plan that would otherwise qualify as incentive stock options will not be treated as incentive stock options to the extent that the aggregate fair market of the shares covered by stock options which are exercisable for the first time by any individual during any calendar year exceeds $100,000.

   Options granted under the 1994 Plan will be exercisable after the period or periods specified in the option agreement. Options granted under the 1994 Plan are not exercisable after the expiration of ten years from the date of grant and are not transferable other than by will or by the laws of descent and distribution. Adjustments in the number of shares subject to options granted under the 1994 Plan can be made by the Board of Directors or the appropriate committee in the event of a stock dividend or recapitalization resulting in a stock split-up, combination or exchange of shares. Under the 1995 Plan, options may become immediately exercisable in the event of a change in control or approval by shareholders of the Company of a merger, reorganization, liquidation, dissolution or disposition of all or substantially all of the assets of the Company.

                             CERTAIN TRANSACTIONS

   The Company acquired many of its subsidiaries from Comtrad. In certain cases, Comtrad organized the entities which were subsequentially purchased by the Company. Comtrad has advised the Company that the entities purchased by it and subsequently sold to the Company were acquired from unrelated parties. The Company acquired Comtrad-owned entities after completing its own evaluations (which for significant acquisitions involved the consideration of a valuation report prepared by an independent third party), and the affirmative vote of an independent director of the Company. The Company does not intend to purchase any additional entities from or enter into any new transactions with Comtrad in the future. Comtrad also loaned funds to and borrowed funds from the Company during the years in which it was first developing its European and South American operations. The Company does not intend to purchase any operations from or enter into any new transactions with Comtrad in the future, including the borrowing or loaning of funds. As of March 31, 1996, the Company was not indebted to Comtrad. Comtrad has advised the Company that it intends to repay all of the indebtedness owed by it to the Company, approximately $2.5 million, as of March 31, 1996, with the proceeds from the sale of the shares of Common Stock to be sold by it in this offering. See "Principal and Selling Shareholders." Comtrad has also agreed not to engage in businesses competitive with those of the Company.


                                          CHS
                       CHS             PURCHASE           COMTRAD           COMTRAD
SUBSIDIARY(1)   ACQUISITION DATE      PRICE(2)(3)    ACQUISITION DATE   PURCHASE PRICE
- -------------   ----------------   ----------------  ----------------   --------------
CHS Germany        December 1993   2,000,000 shares      January 1993      $3,200,000
                                          and
                                      $4,000,000
CHS Promark            July 1994   2,000,000 shares         July 1994             (4)


CHS Belgium           April 1995   1,750,000 shares    September 1994             (5)
CHS England                                            September 1994
CHS France                                             September 1994
CHS Portugal                                             January 1993             (6)


CHS BEK             October 1995    287,500 shares          July 1995             (7)

CHS Czechia         October 1995    92,000 shares        January 1993     $758,000(8)

CHS Finland        December 1995      $2,300,000            July 1995             (9)

CHS Sweden         December 1995      $2,400,000            July 1995            (10)

CHS Poland         December 1995      $2,300,000        November 1995            (11)

CHS Brazil            March 1996      $5,300,000        November 1994   52,632 shares
                                                                       of Comtrad(12)
CHS Slovakia          March 1996      $1,000,000         January 1994            (13)

CHS Baltic            March 1996      $1,500,000       September 1994         $50,000

CHS Bulgaria
CHS Romania
CHS Croatia

- --------------
 (1) The names set forth are those by which the Company commonly refers to its subsidiaries and are not necessarily the legal names of the entities.

 (2) References to "shares" are to shares of Common Stock.

 (3) At the time of the acquisition by the Company of CHS Germany and CHS Promark, the Common Stock was not actively traded, however the Company believes that the aggregate value of the shares delivered in connection with the CHS Germany acquisition was $37,000 and with respect to the CHS Promark acquisition was $12 million. With respect to the acquisitions in April 1995 (CHS Belgium, CHS England, CHS France and CHS Portugal), October 1995 (CHS BEK) and October 1995 (CHS Czechia), the aggregate value of the Common Stock delivered was $17.5 million, $2,587,000 and $758,000, respectively.

                                       34

 (4) The Company's acquisition of CHS Promark was made through a series of transactions, the result of which was that Alvin Perlman, the Executive Vice President--South American Region and a director of the Company, and who was the sole owner of CHS Promark, received 230,000 shares of Comtrad, 460,000 shares of CHS Common Stock, a $100,000 payment and a promissory note from Comtrad in the original principal amount of $2.4 million. Comtrad received 1,540,000 shares of CHS Common Stock. The Company believes that the aggregate value of the consideration paid by Comtrad was $11.3 million.

 (5) Comtrad delivered 600,000 shares of Common Stock with an aggregate value of $5,344,000, a $7 million promissory note and cash of $860,000.

 (6) Comtrad delivered 23,200 of its shares with an aggregate value of $800,000.

 (7) CHI delivered 1,000 of its Class B shares which, upon liquidation of CHI, have a preferential claim to 258,750 shares of Common Stock which at the time of the acquisition had an aggregate value of $2,328,750. Up to 28,750 additional shares of Common Stock owned by Comtrad may be subject to this preference based upon an earnout formula.

 (8) Represents an investment by Comtrad in exchange for a 16% interest.

 (9) Comtrad has agreed to deliver an as yet undetermined number of shares of Common Stock owned by Comtrad based upon the 1996 financial performance of CHS Finland.

(10) Comtrad has agreed to deliver an as yet undetermined number of shares of Common Stock owned by Comtrad based upon the 1996 financial performance of CHS Sweden.

(11) Comtrad delivered 23,076 of its shares and a promissory note for $600,000. The Company believes that the aggregate value of the Comtrad shares was $1.2 million. In addition, Comtrad has agreed to deliver an as yet undetermined number of shares of Common Stock owned by Comtrad based upon the 1996 financial performance of CHS Poland.

(12) The Company believes that the aggregate value of the Comtrad shares was $762,000.

(13) Comtrad purchased 65% of the equity interest for $3,000 and has purchased the remaining 35% by agreeing to deliver an as yet undetermined number of shares of Common Stock owned by Comtrad based upon the 1996 financial performance of CHS Slovakia.


   In 1993, Comtrad established a number of operating subsidiaries to market microcomputer equipment and peripherals throughout Europe. Comtrad used the name "CHS" in establishing these subsidiaries. Comtrad subsidiaries purchased products from the Company for resale. These subsidiaries were initially invoiced at cost plus 2% for goods purchased in 1994, and this pricing was retroactively adjusted at the end of 1994 to cost plus 4.5% based on a study of the actual costs conducted in the last quarter of 1994. This resulted in an increase in gross profit for 1994 of $500,000. Comtrad subsidiaries accounted for approximately $9,591,000 of the Company's net sales in 1993, $52,421,000 in 1994 and $36,364,000 in 1995.


   In 1994, Comtrad made working capital loans to the Company aggregating approximately $1.7 million. At December 31, 1994, the Company had a net payable to Comtrad and its subsidiaries of $4,776,000 and at December 31, 1995, a net receivable from Comtrad of $843,000 (which arose from loans and the sale of goods). Interest expensed on the payables to Comtrad was $117,000 in 1994 and $126,000 in 1995. Interest charged to Comtrad was $162,000 in 1994 and $438,000 in 1995. At March 31, 1996, the Company had a receivable from Comtrad of $2,462,000. Subsequent to March 31, 1996, the Company became contingently liable on an obligation of Comtrad to a third party for an amount currently estimated to be approximately $1.6 million.


   In July 1995, the Company obtained a $20 million line of credit, a portion of which represented the assumption of an approximately $14.8 million obligation owed by Comtrad to the same lender. Approximately $7 million of such obligation had previously been loaned by Comtrad to a subsidiary of the Company. This $7 million obligation to Comtrad was cancelled as a result of this transaction. The resulting $7.8 million receivable from Comtrad was offset against amounts due to Comtrad as a result of the acquisition of certain entities by the Company from Comtrad, and was recorded as of December 31, 1994.

   Management services were provided by Comtrad to the Company, which resulted in a management fee of $896,000 for 1993. As a result of a study of the actual costs of the services rendered for the management fee charged, the Company and Comtrad agreed on a credit to the Company of $579,000 with respect to the 1993 management fee. In 1994, Comtrad provided administrative and support services in Europe to the Company on an as needed basis, and was paid $179,000 for such services.

   Effective October 27, 1995, the Company acquired CHS Czechia s.r.o., a limited liability company formed under the laws of the Czech Republic ("CHS Czechia") from Comtrad and Zbynek Kraus, an individual who was the manager and principal owner of CHS Czechia prior to its acquisition by Comtrad. Mr. Kraus became a director of the Company in March 1996. Based upon an independent valuation of CHS Czechia which placed the value at approximately $4,800,000, the Company issued 575,000 shares of Common Stock, 483,000 of which were issued to Mr. Kraus and 92,000 of which were issued to Comtrad. Pursuant to agreements entered into in January 1993 between Mr. Kraus and Comtrad, Mr. Kraus contributed the shares of Common Stock received by him to Penrose Trading Co. S.A. in exchange for an 8.4% interest in Penrose. Mr. Osorio owns 50.2% of Penrose Trading Co. S.A. which is a shareholder of Comtrad.


   Effective March 1996, the Company guaranteed the obligations of Comtrad arising under the Stock Purchase Agreement dated October 12, 1995 pursuant to which Comtrad acquired CHS Poland. Under such agreement, as amended, Comtrad is obligated to deliver shares of Common Stock as calculated pursuant to an earnout provision based on the 1996 calendar year earnings of CHS Poland. If Comtrad fails to deliver such shares, the Company has agreed to do so. Assuming that CHS Poland's earnings are consistent with current estimates, Comtrad will be obligated to deliver approximately 125,000 shares of Common Stock.


   Comtrad and Claudio Osorio, the Chairman of the Company, have guaranteed the obligations of the Company under a $20 million credit agreement. Comtrad has pledged certain shares of the Company owned by it to secure its guarantee of repayment of amounts advanced under the line of credit. Comtrad has also guaranteed the obligation of CHS Promark under a Loan and Security Agreement providing for borrowings up to $20 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity."

   During 1994 and 1995, assets of CHS Germany were pledged to secure a loan from a third party lender to Comtrad. This loan was repaid by Comtrad in 1995.

   Comtrad has guaranteed the Company's obligations to certain vendors.

   The Company is party to a separate consulting agreement with Donald D. Winstead, a director of the Company. Under the terms of the agreement, Mr. Winstead provides management consulting and related services for a fee of $4,000 per month. Mr. Winstead received $45,700 under the arrangement in 1994 and $48,000 in 1995.

                      PRINCIPAL AND SELLING SHAREHOLDERS

   The following table sets forth certain information concerning the beneficial ownership of the Common Stock as of May 8, 1996 and as adjusted to reflect the sale of 3,001,539 shares by the Company and the sale of 1,583,461 shares by the Selling Shareholders by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Selling Shareholders, (iii) each director of the Company, (iv) each of the Named Executive Officers, and (v) all executive officers and directors of the Company as a group.


                                     COMMON STOCK OWNED                          COMMON STOCK OWNED
                                     BEFORE THE OFFERING                         AFTER THE OFFERING
NAME OF BENEFICIAL                  ---------------------     SHARES BEING     ----------------------
OWNER(1)(2)(3)                        NUMBER      PERCENT        OFFERED         NUMBER       PERCENT
- ------------------                  ---------     -------     ------------     ---------      -------
Claudio Osorio(4)(5)                5,663,340      74.4                 0      4,203,340       39.6
Alvin Perlman(4)                    5,663,340      74.4           460,000      4,203,340       39.6
Antonio Boccalandro(6)                      0         *                 0              0          *
Otto Gerlach(7)                             0         *                 0              0          *
Zbynek Kraus(8)                             0         *                 0              0          *
Donald D. Winstead(9)                  45,000         *                 0         45,000          *
Craig Toll(10)                         43,750         *                 0         43,750          *
All officers and directors as a
  group (7 persons)                 5,752,090      74.7           460,000      4,292,090       40.1
Comtrad(4)(11)                      5,663,340      74.4         1,000,000      4,203,340       39.6
Peter Hammett(12)                      56,410         *            56,410              0          0
Jean Jacques Charrier(13)               7,051         *             7,051              0          0
Pierre Delphin(14)                    119,872       1.6            60,000         59,872          *

- --------------
  *  Less than 1%

 (1) The address for each of the executive officers and directors is 2153 N.W. 86th Avenue, Miami, Florida 33122, except for Alvin Perlman which is 5771 Bridleway Circle, Boca Raton, Florida 33496.

 (2) Except as noted, all shares are held beneficially and of record.

 (3) Under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding as of May 8, 1996.

 (4) Includes 2,864,800 shares held of record by Comtrad, a wholly-owned subsidiary of CHI, 1,827,500 shares held of record by CHI, 460,000 shares held of record by Alvin Perlman, 483,000 shares held of record by Penrose Trading Co. S.A. (a shareholder of CHI and of which Mr. Osorio has effective control) and currently exercisable options to purchase 28,040 shares held by Mr. Osorio. Claudio Osorio and Alvin Perlman together own and control a majority of the issued and outstanding capital stock of CHI, and Messrs. Osorio and Perlman have entered into an agreement pursuant to which they have agreed to vote their shares of CHI common stock together on certain matters submitted to the shareholders of CHI. Claudio Osorio, Alvin Perlman, CHI and Comtrad are parties to another agreement, in which they agree to vote all shares of the Common Stock they own or control, together on any matter submitted to the shareholders of the Company. In addition, Messrs. Osorio and Perlman and Comtrad are parties to an agreement which grants to Mr. Osorio and Comtrad, until December 31, 1996, the right to acquire all, but not less than all, of the shares of Common Stock and the shares of Comtrad common stock owned by Mr. Perlman. Mr. Perlman may reject all or a portion of such exercise; provided, however, that any shares as to which the option exercise is rejected are excluded from a right granted by the agreement to Mr. Perlman to put the referenced shares to Mr. Osorio. The put option may be exercised during the period beginning January 1 and ending January 31, 1997. Comtrad has guaranteed Mr. Osorio's obligations and has pledged 1,540,000 shares of Common Stock in connection therewith, which shares are included in the above aggregate ownership. Subject to the claims of certain creditors, the holders of CHI Class A common stock (which includes Penrose Trading Co. S.A.) have a

                                       37

     liquidation preference on the 965,000 shares of Common Stock owned by Comtrad. Further, subject to the claims of certain creditors and subject to the rights of holders of CHI Class A common stock, the holders of CHI Class B common stock have a liquidation preference on 287,500 shares of Company Common Stock held by CHI or any subsidiary thereof. Based on the foregoing relationships and agreements, Claudio Osorio, Alvin Perlman, CHI, and Comtrad may be deemed to have shared voting and investment control over the above-indicated aggregate number of shares of Common Stock. Such aggregate number of shares of Common Stock includes 1,985,654 shares pledged to a lender to secure the Company's obligation under a line of credit and 1,166,667 shares pledged to the former owners of certain of the Company's subsidiaries to secure the unpaid portion of the purchase price of the sale of the subsidiaries to Comtrad. Excludes 100,000 shares which Comtrad is obligated to deliver to the sellers of three entities purchased by Comtrad and subsequently sold to the Company.

 (5) Mr. Osorio is the holder of options to purchase a total of 56,080 shares of the Common Stock, of which 28,040 vested on December 7, 1995.

 (6) Mr. Boccalandro is a director of CHI, who serves at the discretion of the controlling shareholders of CHI, Messrs. Osorio and Perlman. Accordingly, Mr. Boccalandro disclaims any investment or voting control with respect to the Common Stock owned and controlled by CHI.

 (7) Mr. Gerlach owns approximately 11.8% of the outstanding common shares of CHI and 16.7% of the shares of Class A common stock of CHI which, subject to the claims of certain creditors, have a liquidation preference on the 965,000 shares of Common Stock owned by Comtrad. Mr. Gerlach disclaims beneficial ownership of the shares of Common Stock held by CHI and Comtrad.

 (8) Mr. Kraus is a shareholder of Penrose Trading Co. S.A. which is a shareholder of CHI and the Company. Mr. Kraus disclaims beneficial ownership of the shares of the Company held by Penrose Trading Co. S.A. and CHI.

 (9) Mr. Winstead is the holder of options to purchase 45,000 shares of Common Stock.

(10) Mr. Toll is the holder of options to purchase a total of 87,500 shares of Common Stock. Options to purchase 43,750 shares vested on August 17, 1995. The balance will vest on August 17, 1996, assuming Mr. Toll's continued employment with the Company.

(11) The address for Comtrad and CHI is 3620 North East Miami Place, Miami, Florida 33137.

(12) Includes 5,128 shares which Comtrad is obligated to deliver to Mr. Hammett under an agreement pursuant to which he sold interests in three entities to Comtrad which entities were subsequently acquired by CHS from Comtrad.

(13) Includes 641 shares which Comtrad is obligated to deliver to Mr.
     Charrier under an agreement pursuant to which he sold interests in three entities to Comtrad which entities were subsequently acquired by CHS from Comtrad.

(14) Includes 10,898 shares which Comtrad is obligated to deliver to Mr. Delphin under an agreement pursuant to which he sold interests in three entities to Comtrad. Mr. Delphin had an ownership interest in a company acquired by CHS from Comtrad and was an employee of the Company until April 1996. He currently serves as a consultant to the Company.

                         DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

   The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. Holders of Common Stock have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions available to the Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding.

PREFERRED STOCK

   The Company is authorized to issue Preferred Stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock and, in certain instances, could adversely affect the market price of such stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The Company has no present intention to issue any shares of its Preferred Stock.

   The holders of Common and Preferred Stock vote as a single group on all matters except the following, which require the affirmative vote of a majority of the holders of Common Stock and a majority of the holders of Preferred Stock: (a) any merger or consolidation of the Company with or into any other corporation except in the case of a merger into the Company of a subsidiary of the Company 90% or more of which is owned by the Company and which does not require a vote of shareholders of either corporation pursuant to the laws of the State of Florida; (b) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of stock of the Company pursuant to a vote of shareholders of the Company; (c) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Company to any other corporation, person or entity; or (d) any amendment to the Articles of Incorporation.

REGISTRATION RIGHTS

   Under June 30, 1994 agreements, the Company granted to Comtrad and Alvin Perlman registration rights with respect to 1,540,000 and 460,000 shares of Common Stock, respectively. Comtrad and Mr. Perlman may, until August 31, 1997, require the Company to file a registration statement with respect to these shares. The shares being sold by Comtrad and Mr. Perlman in this offering are included pursuant to these registration rights. Until June 30, 1999, to the extent it still owns any of these shares, Comtrad may also include these shares in certain other offerings by the Company. The Company has further agreed to register certain shares pledged to a lender upon its demand if there is a default under the loan. See "Principal and Selling Shareholders" and "Shares Eligible for Future Sales" and "Underwriting."

CERTAIN FLORIDA LEGISLATION

   The State of Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law and the Company's Articles of Incorporation also authorize the Company to indemnify the Company's directors, officers, employees and agents. In addition, Florida law and the Company's Articles of Incorporation presently limit the personal liability of corporate directors for monetary damages, except where the directors (i) breach their fiduciary duties and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct. The Company may also indemnify any person who was or is a party to any proceeding by reason of the fact that he is or was a director, officer, employee or agent of such corporation (or is or was serving at the request of such corporation in such a position for another entity) against liability to be in the best interests of such corporation and, with respect to criminal proceedings, had no reasonable cause to believe his conduct was unlawful.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

   The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

   The existence of authorized but unissued and unreserved shares of Common Stock and Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.

CERTAIN LIMITATIONS ON SHAREHOLDER ACTIONS

   NOTICE PROCEDURES FOR SHAREHOLDER PROPOSALS AT ANNUAL MEETING. The Articles of Incorporation of the Company establish advance notice procedures with respect to shareholder proposals to be brought before an annual meeting of shareholders. These procedures, which are in addition to any other applicable requirements of law, require that a shareholder must give notice to the Company not less than 120 days nor more than 180 days prior to the first anniversary of the date of the notice of annual meeting provided with respect to the previous year's annual meeting.

   AMENDMENTS TO CHARTER. The Articles of Incorporation of the Company include a provision requiring the affirmative vote of a majority of both the holders of the Common Stock and the Preferred Stock to amend its Articles of Incorporation.

   SPECIAL MEETINGS OF SHAREHOLDERS. Special meetings of a Florida corporation's shareholders may be called by its board of directors, by the persons authorized to do so in its Articles of Incorporation or bylaws or by the holders of not less than 10% of all votes entitled to be cast on any issue proposed to be considered at the special meeting, unless a greater percentage, not to exceed 50%, is required by the articles of incorporation. The Articles of Incorporation of the Company contain a 50% requirement for the calling of special meetings by the shareholders.

   SHAREHOLDER VOTES ON CERTAIN MATTERS. The holders of the Common and Preferred Stock vote as a single group on all matters except the following, which require the affirmative vote of a majority of the holders of the Company's Common Stock and a majority of the holders of the Company's Preferred Stock: (a) any merger or consolidation of the Company with or into any other corporation except in the case of a merger into the Company of a subsidiary of the Company 90% or more of which is owned by the Company and which does not require a vote of shareholders of either corporation pursuant to the laws of the State of Florida; (b) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of stock of the Company pursuant to a vote of stockholders of the Company; (c) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Company to any other corporation, person or entity; or (d) any amendment to the Articles of Incorporation of the Company.

TRANSFER AGENT AND REGISTRAR

   The transfer agent and registrar for the Common Stock is Interwest Transfer Company.

                       SHARES ELIGIBLE FOR FUTURE SALE

   The Common Stock of the Company is currently included on the Nasdaq Small-Cap Market under the symbol "CHSE." Sales of substantial amounts of shares in the public market or their availability for sale could adversely affect prevailing market prices of the Common Stock and make it more difficult for the Company to sell equity securities in the future at a time and price which is deemed appropriate.

   Upon completion of this offering, the Company will have 10,584,073 shares of Common Stock outstanding. Of these shares, all of the 4,585,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act. Of the remaining 5,999,073 shares, 5,320,760 shares are deemed "restricted shares" under Rule 144 in that they were originally issued and sold by the Company in private transactions in reliance upon exemptions under the Securities Act. Of those shares, 4,175,300 shares are held by persons deemed "affiliates" of the Company as such term is defined in Rule 144 and 1,145,460 shares are held by persons who are not affiliates of the Company. The restricted shares may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act. Of the restricted shares (i) 734 shares held by non-affiliates are eligible for immediate resale under the provisions of Rule 144(k) and (ii) 377,200 shares held by certain shareholders and 4,651,839 shares held by executive officers, directors and certain other shareholders are subject to lock-up agreements that prohibit their resale prior to 90 and 180 days, respectively, from the date of this Prospectus without the prior consent of Raymond James & Associates, Inc. and thereafter may be sold subject to the volume limitations of Rule 144.

   In general, Rule 144 allows a stockholder (including persons who may be deemed "affiliates" of the Company under Rule 144) who has beneficially owned restricted shares for at least two years to sell a number of shares within any three-month period that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (105,841 shares after giving effect to this offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner and notice of sale and the availability of public information about the Company. A stockholder (or stockholder whose shares are aggregated) who is not an "affiliate" of the Company at any time during the 90 days immediately preceding a sale, and who has beneficially owned his shares for at least three years (as computed under Rule 144), is entitled to sell shares under Rule 144 without regard to the volume and manner of sale limitations described above. Shares properly sold in reliance upon Rule 144 to persons who are not "affiliates" are thereafter freely tradable without restriction or registration under the Securities Act.

   Comtrad has the right to demand that the Company file registration statements with respect to shares owned by it and to include shares owned by it in registered offerings by the Company. The shares being sold by Comtrad in this offering are included pursuant to these registration rights. In addition, the Company has further agreed to register certain shares pledged to a lender upon its demand if there is a default under the loan. See "Description of Capital Stock--Registration Rights."

                                 UNDERWRITING

   The Underwriters named below, acting through their representative, Raymond James & Associates, Inc. (the "Representative"), has agreed, subject to the terms and conditions of the underwriting agreement by and among the Company, the Selling Shareholders and the Underwriters (the "Underwriting Agreement"), to purchase from the Company and the Selling Shareholders the number of shares of Common Stock set forth opposite their respective names below:

                                                                       NUMBER OF
UNDERWRITERS                                                            SHARES
- ------------                                                          ----------
Raymond James & Associates, Inc. ...................................
                                                                       ---------
 Total .............................................................   4,585,000

   The Underwriting Agreement provides that the Underwriters are obligated to purchase all of the shares offered hereby, if any are purchased. The Company and the Selling Shareholders have been advised by the Representative that the Underwriters propose initially to offer the shares to the public at the offering price set forth on the cover page of this Prospectus and to certain selected dealers, including the Underwriters, at such price less a concession
not in excess of $   per share. The Underwriters may allow, and such dealers
may reallow, a concession not in excess of $   per share to certain other
dealers. The public offering price and concession may be changed after the initial offering to the public. The Representative has informed the Company and the Selling Shareholders that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   The Underwriting Agreement provides for indemnification among the Company, the Selling Shareholders and the Underwriters against certain liabilities in connection with this offering, including liabilities under the Securities Act.

   The Company and each of its officers and directors and Comtrad have agreed not to sell any shares of Common Stock to the public, other than shares offered hereby, without the consent of Raymond James & Associates, Inc., for a period of 180 days following the closing of this offering. This restriction does not apply to certain issuances of Common Stock by the Company pursuant to its stock option plans. Certain other holders have agreed not to sell any shares for 90 days following the closing of the offering without such consent. See "Shares Eligible for Future Sale."

   The Company has granted to the Underwriters an option exercisable during a 30-day period after the date of this Prospectus to purchase up to an aggregate of 687,750 additional shares at the same price per share as the Company receives for the 3,001,539 shares which the Underwriters have agreed to purchase from the Company, for the sole purpose of covering over-allotments, if any. To the extent that the Underwriters exercise such option, each Underwriter will be committed, subject to certain conditions, to purchase a number of the additional shares of Common Stock proportionate to each Underwriter's initial commitment.

   The Underwriters and certain selling group members that currently act as market makers for the Common Stock may engage in "passive market making" in the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Securities Exchange Act of 1934, as amended (the

"Exchange Act"). Rule 10b-6A permits, upon the satisfaction of certain conditions, Underwriters and selling group members participating in a distribution that are also Nasdaq market makers in the security being distributed to engage in limited market making transactions during the period when Rule 10b-6A under the Exchange Act would otherwise prohibit such activity. In general, under Rule 10b-6A any Underwriter or selling group member engaged in passive market making in the Common Stock (i) may not effect transactions in, or display bids for, the Common Stock at a price that exceeds the highest bid for the Common Stock displayed on Nasdaq by a market maker that is not participating in the distribution of the Common Stock, (ii) may not have net daily purchases of the Common Stock that exceed 30% of its average daily trading volume in the Common Stock for the two full consecutive calendar months immediately preceding the filing date of the Registration Statement of which this Prospectus forms a part and (iii) must identify its bids as bids made by a passive market maker.

   The Company has agreed to pay the Representative a nonaccountable expense allowance of $100,000, none of which has been paid to date. The Company has also agreed to pay all expenses in connection with qualifying the shares of Common Stock offered hereby for sale under the laws of such states as the Underwriters may designate, including expenses of counsel retained for such purpose by the Underwriters.

   The Company has agreed to sell to the Representative and its designees for an aggregate of $100, warrants (the "Representative's Warrants") to purchase
up to 300,000 shares of Common Stock at an exercise price of $      per share
for the first year that the Representative's Warrants are exercisable and increasing by 7% of the public offering price of the shares being sold hereunder each year thereafter during the term of the Representative's Warrants. The Representative's Warrants may not be transferred for one year from the date of this Prospectus, except to the officers, employees and shareholders of the Representative and are exercisable during the four-year period commencing one year from the date of this Prospectus (the "Warrant Exercise Term"). During the Warrant Exercise Term, the holders of the Representative's Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock. Any profit realized by the Representative on the sale of the Representative's Warrants or the underlying shares of Common Stock may be deemed additional underwriting compensation.

   The foregoing contains a summary of the principal terms of the Underwriting Agreement and does not purport to be complete. Reference is made to the copy of the Underwriting Agreement that is on file as an exhibit to the Registration Statement of which this Prospectus is a part.

   The Company has applied for the Common Stock to be listed on the Nasdaq National Market under the symbol CHSE.

                                LEGAL MATTERS

   The validity of the Common Stock offered hereby will be passed upon for the Company and certain of the Selling Shareholders by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., Miami, Florida. Certain legal matters relating to the offering will be passed upon for the Underwriters by Holland & Knight, Miami, Florida.

                                   EXPERTS

   The financial statements included in this Prospectus have been audited by Grant Thornton LLP, independent certified public accountants, BDO Binder A.G., independent public accountants, and Arthur Andersen & Co. Kft., independent public accountants, as indicated in their respective reports, as listed in the Index to Consolidated Financial Statements, and are included herein in reliance upon the authority of said firms as experts in giving said reports.

                            AVAILABLE INFORMATION

   A Registration Statement under the Securities Act of 1933 has been filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits and schedules thereto, certain portions having been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 W. Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission upon payment of prescribed fees.

   The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at, or obtained from, the public reference facilities maintained by the Commission as specified above. In addition, the Common Stock of the Company is included in the Nasdaq Small-Cap Market, and the aforementioned materials may also be inspected at the offices of the Nasdaq Small-Cap Market at 1735 K Street, N.W., Washington, D.C. 20006.

                        INDEX TO FINANCIAL STATEMENTS

                                                                                  PAGE
                                                                                  -----
CHS ELECTRONICS, INC.--PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED):
  Basis of Presentation .....................................................      F-2
  Pro Forma Condensed Consolidated Balance Sheet ............................      F-3
  Pro Forma Condensed Consolidated Statements of Operations .................      F-4
  Notes to Pro Forma Condensed Consolidated Financial Statements  ...........      F-5
CHS ELECTRONICS, INC.--HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS:
  Report of Independent Certified Public Accountants--Grant Thornton LLP  ...      F-8
  Consolidated Balance Sheets ...............................................      F-9
  Consolidated Statements of Operations .....................................     F-10
  Consolidated Statements of Shareholders' Equity ...........................     F-11
  Consolidated Statements of Cash Flows .....................................     F-12
  Notes to Consolidated Financial Statements ................................     F-13
WYRSCH TRADING LTD. (CHS SWITZERLAND)--HISTORICAL FINANCIAL STATEMENTS:
  Report of Independent Auditors--BDO Binder AG .............................     F-32
  Statements of Income ......................................................     F-33
  Balance Sheets ............................................................     F-34
  Statements of Shareholders' Equity ........................................     F-36
  Statements of Cash Flows ..................................................     F-37
  Notes to the Financial Statements .........................................     F-38
KVENTA, KFT. (CHS HUNGARY)--HISTORICAL FINANCIAL STATEMENTS:
  Report of Independent Public Accountants--Arthur Andersen & Co.  ..........     F-47
  Balance Sheet .............................................................     F-48
  Statement of Operations ...................................................     F-49
  Statement of Quotaholders' Equity .........................................     F-50
  Statement of Cash Flows ...................................................     F-51
  Notes to Financial Statements .............................................     F-52

      PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                            BASIS OF PRESENTATION

   The following Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1996 and the Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1995 and the three months ended March 31, 1996 give effect to the acquisition by the Company of five companies during 1995 and three companies subsequent to December 31, 1995. Four of the five companies acquired during 1995 were acquired from Comtrad. These acquisitions were transfers between entities under common control and therefore are accounted for in a manner similar to a pooling of interests. The remaining four companies were acquired from unrelated parties and are accounted for using the purchase method of accounting. The Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1996 is presented as if the acquisition of CHS Switzerland (the only acquisition not already reflected in the historical financial statements) had taken place on March 31, 1996. The Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1995 and the three months ended March 31, 1996 presents the pro forma results of operations assuming all acquisitions occurred on January 1, 1995. A list of the companies included in each period is shown below.

     COMPANIES INCLUDED IN ACQUIRED COMPANIES COLUMN IN PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                     YEAR ENDED           THREE MONTHS ENDED
                   DECEMBER 31, 1995        MARCH 31, 1996
                 ---------------------   -------------------
                 CHS Hungary             CHS Hungary
                 CHS Peru                CHS Peru
                 CHS Switzerland         CHS Switzerland
                 CHS BEK
                 CHS Czechia
                 CHS Finland
                 CHS Poland
                 CHS Sweden

   The unaudited pro forma condensed consolidated financial statements have been prepared based upon the historical financial statements of CHS and the acquired companies for the periods stated above. Such pro forma statements may not be indicative of the results that would have occurred if the acquisitions had been consummated on the indicated dates, or of the operating results that may be achieved by the combined companies in the future. The pro forma statements should be read in conjunction with the financial statements and related notes of CHS contained elsewhere herein.

                            CHS ELECTRONICS, INC.

          PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (UNAUDITED)
                      (in thousands, except share data)

                                                       MARCH 31, 1996
                                 -------------------------------------------------------
                                    CHS        ACQUIRED      PRO FORMA
                                 HISTORICAL    COMPANY      ADJUSTMENTS         COMBINED
                                 ----------    --------     -----------         --------
            ASSETS
CURRENT ASSETS
 Cash .......................     $ 13,000      $    36      $    (5,219)(a)    $  7,817
 Accounts receivable--net  ..      113,068        7,087           --             120,155
 Inventories ................      113,318        7,167           --             120,485
 Deferred tax asset .........          456           --           --                 456
 Other current assets .......       10,084        1,457           --              11,541
                                  --------      -------      -----------        --------
  Total current assets  .....      249,926       15,747           (5,219)        260,454
PROPERTY AND EQUIPMENT--NET         10,464          606           --              11,070
COSTS IN EXCESS OF ASSETS
  ACQUIRED--NET .............       17,709         --             20,140 (b)      37,849
OTHER ASSETS ................        3,826         --             22,603 (a)       3,826
                                                                 (22,603)(b)
                                  --------      -------      -----------        --------
                                  $281,925      $16,353      $    14,921        $313,199
                                  ========      =======      ===========        ========
         LIABILITIES
CURRENT LIABILITIES
 Bank notes payable .........     $ 52,237      $ 5,035       $   --            $ 57,272
 Accounts payable ...........      165,322        7,933           --             173,255
 Accrued liabilities ........       15,818          922           (1,871)(a)      14,869
 Income taxes payable .......        1,317         --             --               1,317
                                  --------      -------      -----------        --------
  Total current liabilities        234,694       13,890           (1,871)        246,713
LONG TERM DEBT ..............       13,510         --            --               13,510
MINORITY INTEREST ...........        2,116         --            --                2,116
SHAREHOLDERS' EQUITY
 Common stock ...............            8          417                2 (a)          10
                                                                    (417)(b)
 Additional paid-in capital         25,620          928           19,253 (a)      44,873
                                                                    (928)(b)
 Retained earnings ..........        6,546        1,118           (1,118)(b)       6,546
 Translation adjustment  ....         (569)        --            --                 (569)
                                  --------      -------      -----------        --------
  Total shareholders' equity        31,605        2,463           16,792          50,860
                                  --------      -------      -----------        --------

                                  $281,925      $16,353      $    14,921        $313,199
                                  ========      =======      ===========        ========

                            CHS ELECTRONICS, INC.

    PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (in thousands, except share data)

                                                         YEAR ENDED DECEMBER 31, 1995
                                          --------------------------------------------------------
                                             CHS         ACQUIRED      PRO FORMA
                                          HISTORICAL     COMPANIES    ADJUSTMENTS        COMBINED
                                          ----------    ----------    -----------       ----------
Net sales ............................    $  936,703    $  230,194     $(26,767)(c)     $1,140,130
Cost of sales ........................       868,716       213,467      (26,767)(c)      1,055,416
                                          ----------    ----------     --------         ----------
Gross profit .........................        67,987        16,727          --              84,714
Operating expenses ...................        57,188        11,342        1,187 (d)         69,255
                                              --           --              (462)(e)         --
                                          ----------    ----------     --------         ----------
Operating income .....................        10,799         5,385         (725)            15,459
Interest income ......................        (1,757)         (206)         --              (1,963)
Interest expense .....................         6,454           945          --               7,399
                                          ----------    ----------     --------         ----------
Earnings before income taxes and
  minority interest ..................         6,102         4,646         (725)            10,023
Provision for income taxes ...........         1,797         1,082          180 (e)          3,059
Minority interest ....................        --           --             1,002 (f)          1,002
                                          ----------    ----------     --------         ----------
Net earnings .........................    $    4,305    $    3,564     $ (1,907)        $    5,962
                                          ==========    ==========     ========         ==========
Net earnings per share--primary  .....    $     0.59                                    $     0.63
                                          ==========                                    ==========
Net earnings per share--fully diluted     $     0.59                                    $     0.63
                                          ==========                                    ==========
Weighted average number of common
  shares outstanding--primary ........     7,282,785     2,256,000                       9,538,785
Weighted average number of common
  shares outstanding--fully diluted ..     7,282,785     2,256,000                       9,538,785

                                                      THREE MONTHS ENDED MARCH 31, 1996
                                          --------------------------------------------------------
                                             CHS         ACQUIRED      PRO FORMA
                                          HISTORICAL     COMPANIES    ADJUSTMENTS        COMBINED
                                          ----------    ----------    -----------       ----------
Net sales ............................    $  302,995    $   23,951          --          $  326,946
Cost of sales ........................       280,453        21,675          --             302,128
                                          ----------    ----------     --------         ----------
Gross profit .........................        22,542         2,276          --              24,818
Operating expenses ...................        17,850         1,518          148 (d)         19,516
                                          ----------    ----------     --------         ----------
Operating income .....................         4,692           758         (148)             5,302
Interest income ......................          (614)        --             --                (614)
Interest expense .....................         1,940           146          --               2,086
                                          ----------    ----------     --------         ----------
Earnings before income tax and
  minority interest ..................         3,366           612         (148)             3,830
Provision for income taxes............         1,059           126                           1,185
Minority interest ....................           319         --             149 (f)            468
                                          ----------    ----------     --------         ----------
Net earnings .........................    $    1,988    $      486        $(297)        $    2,177
                                          ==========    ==========     ========         ==========
Net earnings per share--primary  .....    $     0.25                                    $     0.23
                                          ==========                                    ==========
Net earnings per share--fully diluted     $     0.24                                    $     0.23
                                          ==========                                    ==========
Weighted average number of common
  shares--primary ....................     7,862,349     1,750,000                       9,612,349
Weighted average number of common
  shares--fully diluted ..............     8,183,391     1,428,958                       9,612,349

        NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a) In 1995 the Company acquired 100% ownership of four companies from Comtrad. It also acquired the remaining 84% ownership of a Czech Republic company directly from its non affiliated owner in September 1995. All of these companies are engaged in the distribution of microcomputer products. The names, consideration and dates of acquisition by CHS of the companies from Comtrad are shown in the table below. The Pro Forma Statement of Operations includes the results of their operations and the operations of the Czech Republic company and other adjustments to present them from January 1, 1995 as compared to the date that they were included in the 1995 historical financial statements. The weighted average shares are adjusted to include the shares issued in connection with these acquisitions for the entire year. See Note B to the Company's Consolidated Financial Statements.

                                                                  CHS
    COMPANY                       CONSIDERATION            ACQUISITION DATE
    -------                       --------------           ----------------
    CHS BEK                       287,500 shares             October 1995
    CHS Finland                     $2,300,000               December 1995
    CHS Sweden                      $2,400,000               December 1995
    CHS Poland                      $2,300,000               December 1995

   In January 1996, effective February 1, 1996, the Company acquired 51% of Kventa KFT. (CHS Hungary) for contingent consideration equal to 51% of the book value of CHS Hungary, measured under U.S. generally accepted accounting principles ("U.S. GAAP") on December 31, 1996 and 51% of seven times earnings for the year then ending. CHS Hungary is based in Budapest, Hungary and is a distributor and retailer of products similar to those distributed by the Company. In March 1996 the Company acquired 60% of CHS Peru for consideration of $500,000 paid through forgiveness of debt. CHS Peru is a distributor of products similar to those distributed by the Company. These two acquisitions have been recorded in the March 31, 1996 historical financial statements from the date acquired. In April 1996 the Company acquired 100% of Wyrsch Trading Ltd. (CHS Switzerland) for contingent consideration equal to eight times net earnings measured under U.S. GAAP for the year ending December 31, 1996 but not less than $1.7 million. CHS Switzerland is a distributor of computers and computer peripherals located in Lucerne, Switzerland. These transactions are accounted for under purchase accounting.
   For purposes of the pro forma, the purchase price of CHS Hungary was derived by adding the 1996 budgeted net earnings of CHS Hungary of $3,100,000 to the book value of $3,800,000 at December 31, 1995 to obtain the expected December 31, 1996 book value. The purchase price was then calculated to be $14,586,000. Per the agreement, the book value portion is payable in cash and the earnout portion is payable in stock or cash at the seller's option. For purposes of the pro forma, it was assumed 1,006,000 shares would be issued for the earnout portion at a price of $11 per share. In the March 31, 1996 pro forma balance sheet the acquisition entry includes the $1,871,000 recorded in accrued liabilities in the historical balance sheet.
   For purposes of the pro forma, the purchase price of CHS Switzerland was calculated based on the budgeted 1996 net earnings of $1,236,000. Per the agreement, $1.7 million is payable in cash with the balance in stock. For purposes of the pro forma, $11 per share was used as the value of the stock to be issued resulting in the assumed issuance of 744,000 shares.

   Therefore, the acquisition entry is (in thousands of dollars):

                       (DR.)              (DR.)          (CR.)      (CR.)
COMPANY             INVESTMENT    ACCRUED LIABILITIES     CASH     EQUITY
- -------             ----------    -------------------    -----     ------
CHS Hungary           12,715             1,871           3,519     11,067
CHS Switzerland        9,888               --            1,700      8,188
                      ------             -----           -----     ------
                      22,603             1,871           5,219     19,255
                      ======             =====           =====     ======
(b) To eliminate the investment account, record goodwill of $12,648,000 for CHS Hungary and $7,523,000 for CHS Switzerland.

(c) To eliminate intercompany sales.

(d) To record amortization of goodwill over a period of 20 years. Amortization was provided for CHS Hungary, CHS Switzerland, CHS Czechia, CHS BEK, CHS Peru and CHS Poland based on goodwill of $12,648,000, $7,523,000, $2,400,000, $1,700,000, $183,000 and $700,000, respectively, and the period of time during which each company was added to the pro forma.

(e) To record an adjustment to salary expense to record the salary based on signed employment agreements. A tax expense at 39% has also been provided for this item.

(f) To record an adjustment for minority interest for CHS Hungary and CHS
    Peru.

(g) Details of the Acquired Companies column in the accompanying Statements of Operations are as follows:

                                                                 YEAR ENDED DECEMBER 31, 1995
                         ----------------------------------------------------------------------------------------------------------
                                                                        (IN THOUSANDS)
                           CHS         CHS         CHS         CHS         CHS           CHS           CHS         CHS
                         HUNGARY       PERU    SWITZERLAND     BEK       CZECHIA       FINLAND       POLAND      SWEDEN    TOTAL
                         -------     -------      -------    -------      -------      ------       -------     ------    --------
Net sales ...........    $21,082     $11,218      $67,349    $69,310      $36,925      $1,954       $20,375     $1,981    $230,194
Cost of sales .......     17,894      10,252       60,656     68,091       34,973       1,789        17,935      1,877     213,467
                         -------     -------      -------    -------      -------      ------       -------     ------    --------
Gross profit ........      3,188         966        6,693      1,219        1,952         165         2,440        104      16,727
Operating expenses...        770         685        4,735      1,590        1,145          27         2,251        139      11,342
                         -------     -------       ------    -------      ------       -------       -------     -------   --------
Operating income.....      2,418         281        1,958       (371)         807         138           189        (35)      5,385
Interest income......       (206)       --           --                     --            --            --          --        (206)
Interest expense.....        116         192          320         16          232         (17)           83          3         945
Earnings before
  income taxes.......      2,508          89        1,638       (387)         575         155           106        (38)      4,646
Provision for income
  taxes .............        462          93          334       (122)         227          24            65         (1)      1,082
                         -------     -------       ------    -------      ------       -------       -------     -------   --------
Net earnings ........      2,046          (4)       1,304       (265)         348         131            41        (37)      3,564
                         =======     =======       ======    =======      ======       =======       =======     =======   ========

                                        THREE MONTHS ENDED MARCH 31, 1996
                                  --------------------------------------------
                                                  (IN THOUSANDS)
                                   CHS           CHS          CHS
                                  HUNGARY      PERU      SWITZERLAND      TOTAL
                                  -------   ------------    ------       -------
Net sales .....................   $18,048      $4,001       $1,902       $23,951
Cost of sales .................    16,449       3,723        1,503        21,675
                                  -------      ------       ------       -------
Gross profit ..................     1,599         278          399         2,276
Operating expenses ............     1,307         160           51         1,518
                                  -------      ------       ------       -------
Operating income ..............       292         118          348           758
Interest income ...............      --          --           --            --
Interest expense ..............        66          76            4           146
                                  -------      ------       ------       -------
Earnings before income taxes
and minority interest .........       226          42          344           612
Provision for income taxe .....        50          15           61           126
                                  -------      ------       ------       -------
Net earnings ..................   $   476      $   27       $  283       $   486
                                  =======      ======       ======       =======

(h) FOREIGN CURRENCY TRANSLATION
    Assets and liabilities of foreign subsidiaries are translated into United States dollars at the exchange rate in effect at the close of the period. Revenues and expenses of these subsidiaries are translated at the average exchange rate during the period. For entities in highly inflationary countries, the U.S. dollar is considered the functional currency and a combination of current and historical rates are used in translating assets and liabilities. The related exchange adjustments are included in operations.

                       REPORT OF INDEPENDENT CERTIFIED
                              PUBLIC ACCOUNTANTS

Board of Directors
CHS Electronics, Inc.

   We have audited the accompanying consolidated balance sheets of CHS Electronics, Inc. and Subsidiaries (the "Company") as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CHS Electronics, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

Grant Thornton LLP

Miami, Florida
February 23, 1996

                            CHS ELECTRONICS, INC.

                         CONSOLIDATED BALANCE SHEETS
                      (in thousands, except share data)

                                                                                  DECEMBER 31,        DECEMBER 31,         MARCH 31,
                                                                                      1994                1995               1996
                                                                                  ------------        ------------       -----------
                                                                                   (RESTATED)          (RESTATED)        (UNAUDITED)
                              ASSETS
CURRENT ASSETS
 Cash ..................................................................            $  8,368            $ 11,171           $ 13,000
 Accounts receivable:
  Trade, less allowance for doubtful accounts
    of $3,358 in 1994, $4,388 in 1995 and $4,545
    in 1996 ............................................................              68,633             112,501            110,606
  Affiliates ...........................................................                --                   843              2,462
                                                                                    --------            --------           --------
                                                                                      68,633             113,344            113,068
 Inventories, net of obsolescence reserves .............................              63,427             102,159            113,318
 Deferred tax asset ....................................................                 330                 456                456
 Prepaid expenses ......................................................               5,579               9,824             10,084
                                                                                    --------            --------           --------
   Total current assets ................................................             146,337             236,954            249,926
PROPERTY AND EQUIPMENT, NET ............................................               2,972               9,126             10,464
COST IN EXCESS OF ASSETS ACQUIRED, NET .................................              13,142              17,305             17,709
OTHER ASSETS ...........................................................               2,017               2,419              3,826
                                                                                    --------            --------           --------
                                                                                    $164,468            $265,804           $281,925
                                                                                    ========            ========           ========
                       LIABILITIES
CURRENT LIABILITIES
 Notes payable ...........................................................         $  15,198            $ 46,438          $  52,237
 Accounts payable--trade .................................................           102,003             165,494            165,322
 Accounts payable to affiliate ...........................................             4,776                --                --
 Accrued liabilities .....................................................             8,934              14,242             15,818
 Income taxes payable ....................................................             1,422                 937              1,317
                                                                                   ---------            --------          ---------
   Total current liabilities .............................................           132,333             227,111            234,694
LONG TERM DEBT (including $1,500 in 1994 due to an
  affiliated company) ....................................................             8,104               8,801             13,510
EXCESS OF ASSETS ACQUIRED OVER COST ......................................             4,161                --                 --
MINORITY INTEREST ........................................................              --                  --                2,116
SHAREHOLDERS' EQUITY
 Preferred stock, authorized 5,000,000 shares; 0 shares
   issued and outstanding ................................................              --                  --                 --
 Common stock, authorized 100,000,000 shares at $.001
   par value; issued and outstanding, 6,812,115 shares at
   December 31, 1994, 7,582,534 shares at December 31,
   1995 and March 31, 1996 ...............................................                14                   8                  8
 Additional paid-in capital ..............................................            19,618              24,976             25,620
 Retained earnings .......................................................               253               4,558              6,546
 Deferred compensation ...................................................              (138)               --                 --
 Cumulative foreign currency translation adjustment ......................               123                 350               (569)
                                                                                   ---------            --------          ---------
                                                                                      19,870              29,892             31,605
                                                                                   ---------            --------          ---------
                                                                                   $ 164,468            $265,804          $ 281,925
                                                                                   =========            ========          =========

  The accompanying notes are an integral part of these financial statements.

                            CHS ELECTRONICS, INC.

                    CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except share data)

                                                                                       THREE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,               MARCH 31,
                                               -----------------------------------  ------------------------
                                                 1993         1994         1995         1995          1996
                                               --------    ---------    ----------   ----------     --------
                                                                        (RESTATED)   (RESTATED)
                                                                                            (UNAUDITED)
Net sales (including sales to affiliates
  of $9,591, $52,421, $21,063, $15,100
  and $0, respectively) ...................    $146,408     $359,169     $936,703     $204,835      $302,995
Cost of goods sold ........................     136,968      333,983      868,716      189,924       280,453
                                               --------    ---------     --------     --------      --------
Gross profit ..............................       9,440       25,186       67,987       14,911        22,542
Operating expenses ........................       9,075       21,798       57,188       12,119        17,850
                                               --------    ---------     --------     --------      --------
Operating income ..........................         365        3,388       10,799        2,792         4,692
Other income (expenses)
 Interest income ..........................         229          250        1,757          505           614
 Interest expense .........................      (1,076)      (2,070)      (6,454)      (1,248)       (1,940)
                                               --------    ---------     --------     --------      --------
                                                   (847)      (1,820)      (4,697)        (743)       (1,326)
                                               --------    ---------     --------     --------      --------
Earnings (loss) before income taxes and
  minority interest .......................        (482)       1,568        6,102        2,049         3,366
Income tax expense ........................         241          603        1,797          382         1,059
Minority interest in subsidiaries  ........       --           --           --           --              319
                                               --------    ---------     --------     --------      --------
Net earnings (loss) .......................    $   (723)    $    965     $  4,305     $  1,667      $  1,988
                                               ========    =========     ========     ========      ========
Net earnings (loss) per common
  share--primary. .........................    $  (0.32)    $   0.21     $   0.59     $   0.24      $   0.25
                                               ========    =========     ========     ========      ========
Net earnings (loss) per common
  share--fully diluted ....................    $  (0.32)    $   0.21     $   0.59     $   0.24      $   0.24
                                               ========    =========     ========     ========      ========

       The accompanying notes are an integral part of these statements.

                            CHS ELECTRONICS, INC.

               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     THREE YEARS ENDED DECEMBER 31, 1995
                    AND THREE MONTHS ENDED MARCH 31, 1996
                                (in thousands)

                                                                                                         CUMULATIVE
                                                                                                           FOREIGN
                                                           ADDITIONAL     RETAINED                        CURRENCY
                                                            PAID-IN       EARNINGS       DEFERRED        TRANSLATION
                                          COMMON STOCK      CAPITAL       (DEFICIT)    COMPENSATION       ADJUSTMENT      TOTAL
                                          ------------     ----------     ---------    ------------      -----------     ------
Balance January 1, 1993 ..............          4            5,626             11           --              (178)         5,463
Capital contribution .................        --             1,616            --            --               --           1,616
Reclassification of equity to debt in
  connection with acquisition ........        --            (4,000)           --            --               --          (4,000)
Issuance of common stock in
  acquisition ........................          2                5            --            --               --               7
Net loss .............................        --              --             (723)          --               --            (723)
Foreign currency translation
  adjustment .........................        --              --              --            --              (433)          (433)
                                             ----          -------         ------         ------            ----        -------
Balance at December 31, 1993 .........          6            3,247           (712)          --              (611)         1,930
Issuance of common stock through
  private offering ...................          2            3,998            --            --               --           4,000
Issuance of common stock in
  acquisitions .......................          6           18,841            --            --               --          18,847
Issuance of compensatory stock
  options ............................        --               280            --           (280)             --           --
Deferred compensation recognized  ....        --              --              --            142              --             142
Net income ...........................        --              --             965            --               --             965
Foreign currency translation
  adjustment .........................        --              --              --            --               734            734
                                             ----          -------         ------         ------            ----        -------
Balance at December 31, 1994, as
  previously reported ................         14           26,366           253           (138)             123         26,618
Adjustment for acquisition of 6
  companies (Note B) .................        --            (6,748)           --            --               --          (6,748)
                                             ----          -------         ------         ------            ----        -------
Balance at December 31, 1994,
  as restated ........................         14           19,618           253           (138)             123         19,870
Adjustment for 1 for 2 reverse split           (7)               7            --            --               --           --
Deferred compensation recognized  ....        --              --              --            138              --            138
Issuance of common stock in
  acquisitions .......................          1            5,351            --            --               --          5,352
Net income ...........................        --              --           4,305            --               --          4,305
Foreign currency translation
  adjustment .........................        --              --              --            --               227           227
                                             ----          -------        ------         ------            ----        -------
Balance at December 31, 1995 .........          8           24,976         4,558            --               350        29,892
Net income (unaudited) ...............        --              --           1,988            --               --          1,988
Additional consideration on
  acquisition ........................        --               644           --             --               --            644
Foreign currency translation
  adjustment (unaudited) .............        --              --             --             --              (919)         (919)
                                             ----          -------         ------         ------            ----        -------

Balance at March 31, 1996 (unaudited)         $ 8          $25,620        $6,546         $  --             $(569)      $31,605
                                             ====          =======        ======         ======            =====       =======


       The accompanying notes are an integral part of these statements.

                            CHS ELECTRONICS, INC.

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (in thousands, except share data)

                                                                                            THREE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,             MARCH 31,
                                                        --------------------------------  -----------------------
                                                          1993         1994       1995       1995        1996
                                                        --------   ---------- ----------  ----------  -----------
                                                                   (RESTATED) (RESTATED)  (RESTATED)
                                                                                                      (UNAUDITED)
Increase (decrease) in cash and cash equivalents:
  Cash flows from operating activities:
  Net earnings (loss) ...............................   $  (723)   $    965    $  4,305    $  1,667    $  1,988
Adjustments to reconcile net earnings (loss) to net
  cash provided by (used in) operating activities:
   Depreciation and amortization ....................       410         874       2,456         603         891
 Deferred compensation amortized ....................      --           138         148          69        --
 Loss on sale of facility ...........................        26        --          --          --          --
 Minority interest ..................................      --          --          --          --           319
 Interest expense pushed down from parent,
   net of tax .......................................       105        --          --          --          --
 Changes in assets and liabilities excluding
   effects of acquisitions:
     Accounts receivable--trade, net ................    (4,734)     (9,242)    (37,724)        685       2,461
  Accounts receivable--affiliates, net ..............    (3,053)     (1,022)    (12,285)      3,082      (1,631)
  Inventories .......................................       845     (18,798)    (32,204)        (52)    (11,357)
  Prepaid expenses and other assets .................       932      (2,429)     (1,742)     (3,734)     (4,019)
  Accounts payable ..................................     1,199      36,617      51,818      (2,997)      1,821
  Accrued liabilities and income taxes ..............       700         758       3,175       1,176       1,545
                                                        -------    --------    --------    --------    --------
 Net cash provided by (used in) operating activities:    (4,293)      7,861     (22,053)        499      (7,982)
Cash flows from investing activities:
  Purchase of fixed assets ..........................      (462)     (1,728)     (6,866)       (539)     (1,618)
  Proceeds from sale of facilities ..................         6        --          --          --          --
  Cash provided from acquisitions ...................        74       4,890       1,317        --          --
                                                        -------    --------    --------    --------    --------
 Net cash provided by (used in)
   investing activities: ............................      (382)      3,162      (5,549)       (539)     (1,618)
Cash flows from financing activities:
  Proceeds from private placement ...................      --         4,000        --          --          --
  Payment on notes to affiliate .....................      --        (3,771)       --          --          --
  Proceeds from affiliate notes .....................       374       1,650        --            36        --
  Net borrowings from (repayments to) banks .........     3,320      (5,254)     29,855       5,384      11,657
  Capital contributed ...............................     1,511        --          --          --          --
  Dividends paid ....................................      (782)       --          --          --          --
                                                        -------    --------    --------    --------    --------
 Net cash provided by (used in) financing activities:     4,423      (3,375)     29,855       5,420      11,657
Effect of exchange rate changes on cash .............      (389)        117         550         512        (228)
                                                        -------    --------    --------    --------    --------
INCREASE (DECREASE) IN CASH .........................      (641)      7,765       2,803       5,892       1,829
                                                        -------    --------    --------    --------    --------
Cash at beginning of period .........................     1,244         603       8,368       8,368      11,171
                                                        -------    --------    --------    --------    --------
Cash at end of period ...............................   $   603    $  8,368    $ 11,171    $ 14,260    $ 13,000
                                                        =======    ========    ========    ========    ========

(CONTINUED)

                            CHS ELECTRONICS, INC.

                      (in thousands, except share data)

                                                                                         THREE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,               MARCH 31,
                                                   ---------------------------------   ----------------------
                                                     1993       1994         1995         1995         1996
                                                   -------   ----------   ----------   ----------    --------
                                                             (RESTATED)   (RESTATED)   (RESTATED)
Supplemental disclosure of cash flow
  information:
   Cash paid during the period for:
      Interest  .................................    $906      $1,532       $4,944        $793        $2,154
  Income taxes ..................................     --          747        1,753         435           291

Non cash investing and financing activities:

These statements of cash flows do not include noncash investing and financing transactions associated with the common stock issued for various acquisitions. The components of the transactions in each year are as follows:

                                                                               THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,              MARCH 31,
                                          ---------------------------------   --------------------
                                            1993       1994         1995         1995        1996
                                          -------   ----------   ----------   ----------   -------
                                                    (RESTATED)   (RESTATED)   (RESTATED)
Fair value of assets acquired including
  cash acquired ........................    $551     $92,049       $19,216       $ --       $7,284
Less: Common stock or other
  consideration issued .................       7      26,647         7,152         --        2,515
                                            ----     -------       -------       ----       ------
Liabilities assumed ....................    $544     $65,402       $12,064       $ --       $4,769
                                            ====     =======       =======       ====       ======

In 1994 and 1995, a $6,748,000 and $5,200,000, respectively, reduction in receivable from affiliate was charged to additional paid-in capital. Compensatory stock options of $280,000 were issued in 1994.

       The accompanying notes are an integral part of these statements.

                              CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 1995
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
               (INFORMATION RELATING TO THE INTERIM PERIODS ENDED
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE A--SUMMARY OF ACCOUNTING POLICIES

1. FORMATION OF BUSINESS

   On January 1, 1993, CHS Electronic Publishing Service GmbH, ("CHS Germany") was acquired by Comtrad, Inc. ("Comtrad"), a U.S. corporation based in Miami, Florida for $3,200,000. Goodwill arising from this transaction ($2,212,000) has been pushed down to the CHS Germany level as of the date of acquisition and is reflected in the accompanying financial statements. On December 8, 1993, Comtrad transferred ownership of CHS Germany to a newly formed subsidiary of Comtrad for 4,000,000 shares of its common stock and a $4,000,000 promissory note. Such acquisition was accounted for in a manner similar to a pooling of interests since it was between entities under common control. Assets and liabilities were transferred to the subsidiary at their historical cost. On December 21, 1993, Comtrad exchanged the stock of the subsidiary for 2,000,000 shares of Safety Technology, Inc., ("STI") (which represented 96.5% of STI's shares) a publicly held, inactive Utah corporation with essentially no assets or liabilities. After this exchange STI changed its name to CHS Electronics, Inc. (the "Company"). This transaction has been accounted for in the 1993 financial statements as a reverse acquisition so that CHS Germany is the reporting entity.

2. NATURE OF OPERATIONS

   The Company is an international distributor of computer equipment, peripherals and software. The products are sold, principally to resellers, in Western Europe, South America and Eastern Europe.

3. RESTATEMENT

   The 1994 balance sheet and the 1995 financial statements have been restated for the effects of companies acquired in a manner similar to a pooling of interests due to a common control (see note B). All share and per share information have been restated for a one for two reverse stock split approved by the shareholders in March 1996.

4. PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

5. FOREIGN CURRENCY TRANSLATION

   Assets and liabilities of foreign subsidiaries are translated into United States dollars at the exchange rate in effect at the close of the period. Revenues and expenses of these subsidiaries are translated at the average exchange rate during the period. The aggregate effect of translating the financial statements of foreign subsidiaries is included in a separate component of shareholders' equity entitled foreign currency translation adjustment. In the normal course of business, the Company advances funds to certain of its foreign subsidiaries, which are not expected to be repaid in the foreseeable future. Translation adjustments resulting from these advances are included in foreign currency translation adjustment. For entities in highly inflationary countries, the U.S. dollar is

                              CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 1995
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
         (INFORMATION RELATING TO THE INTERIM PERIODS ENDED--(CONTINUED)
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE A--SUMMARY OF ACCOUNTING POLICIES--(CONTINUED)

considered the functional currency and a combination of current and historical rates are used in translating assets and liabilities. The related exchange adjustments are included in operations.

6. CASH EQUIVALENTS

   For the purpose of the Statement of Cash Flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

7. CONCENTRATION OF CREDIT RISK

   The Company's credit risk on trade receivables is diversified over a wide geographic area and many customers. The largest customer accounts for less than 6% of sales. The Company performs ongoing credit evaluations of its customers. In South America, the Company obtains guarantees from its customers in some cases. The Company uses credit insurance in several locations (covering $59 million in receivables at December 31, 1995) and factoring without recourse in other locations to mitigate risk and provides for estimated credit losses at time of sale.

8. INVENTORIES

   Inventories, consisting of finished products, are stated at the lower of cost or market, with cost being determined principally by current replacement cost, which approximates the first-in first-out method.

9. DEPRECIATION AND AMORTIZATION

   Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leasehold improvements are amortized over the lives of respective leases or the service lives of the improvements whichever is shorter.

   The straight-line and accelerated methods of depreciation are followed for financial reporting purposes. The useful lives are as follows:

                                                   YEARS
                                                   -----
                  Buildings .....................  30-50
                  Leasehold improvements ........   3-7
                  Computer equipment ............   2-5
                  Office equipment and furniture    3-10

   Expenditures for renewals and improvements that significantly extend the useful life of an asset are capitalized. The costs of software used in business operations are capitalized and amortized over their expected useful lives. Expenditures for maintenance and repairs are charged to operations when incurred. When assets are sold or retired, the cost of the asset and the related accumulated depreciation are eliminated from the accounts and any gain or loss is recognized at such time.

                              CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 1995
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
         (INFORMATION RELATING TO THE INTERIM PERIODS ENDED--(CONTINUED)
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE A--SUMMARY OF ACCOUNTING POLICIES--(CONTINUED)


10. INCOME TAXES

   The Company utilizes the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, ACCOUNTING FOR INCOME TAXES. Under the liability method specified by SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the current enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

   The Company intends to invest the undistributed earnings of its foreign subsidiaries indefinitely. At December 31, 1994 and 1995, the cumulative amount of undistributed earnings on which the Company has not recognized United States income taxes was approximately $1,418,000 and $6,015,000, respectively. However, it is anticipated that United States income taxes on such amounts would be partially offset by available foreign income tax credits.

11. REVENUE RECOGNITION

   The Company recognizes sales upon shipment, as there is no significant post-sale obligation and collectibility is reasonably assured. Income from vendor rebates, discounts, and cooperative advertising is recognized when earned, as a reduction of the cost of inventory sold or as a reduction of operating expenses.

12. COST IN EXCESS OF ASSETS ACQUIRED, NET

   The cost in excess of assets acquired is being amortized to operations over a 20 year period on a straight-line basis. The Company evaluates its goodwill annually to determine potential impairment by comparing the carrying value to undiscounted future cash flows of the related assets. The Company modifies or adjusts the value of the subsidiary's goodwill if an impairment is indicated by the difference between the undiscounted cash flows and the carrying value. Accumulated amortization was $431,000 and $1,187,000 at December 31, 1994 and 1995, respectively. In March 1995, the Financial Accounting Standards Board issued Statement No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. All of the Company's goodwill is identified with the assets acquired and falls under the scope of SFAS 121. This Statement will have no impact on the Company's results of operations or financial position upon adoption in January 1996.

13. EARNINGS PER COMMON SHARE

   Earnings per share for 1994 and 1995 is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents (common stock options) outstanding during the year, unless such inclusion is antidilutive. The weighted average number of shares was 4,693,332 in 1994, 7,282,785 in 1995, 6,966,120 and 7,862,349 in the three month periods ended March 31, 1995 and 1996, respectively. Earnings per common share for the year ended December 31, 1993 is computed using the total shares outstanding of the Company at December 31, 1993 (2,269,000 shares). The weighted average number of shares (8,183,391 shares) used in the computation of fully

                              CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 1995
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
         (INFORMATION RELATING TO THE INTERIM PERIODS ENDED--(CONTINUED)
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE A--SUMMARY OF ACCOUNTING POLICIES--(CONTINUED)

diluted earnings per share for the quarter ended March 31, 1996 assumes the contingent shares related to the acquisition of 51% of a company in Hungary were issued based on the acquisition formula applied to the earnings of the acquired company in the interim period.

14. STOCK OPTIONS

   Options granted under the Company's 1994 Stock Option Plan are accounted for under APB Opinion 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES AND RELATED INTERPRETATIONS. In October 1995, the Financial Accounting Standards Board issued Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS
123), which will require additional proforma disclosures for companies that will continue to account for employee stock options under the intrinsic value method specified in APB 25. The Company plans to continue to apply APB 25 and the only effect of adopting SFAS 123 in 1996 will be the new disclosure requirement.

15. USE OF ESTIMATES

   In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

16. INTERIM FINANCIAL INFORMATION

   The financial statements at March 31, 1996 and for the three month periods ended March 31, 1995 and 1996 are unaudited and prepared on the same basis as the audited consolidated financial statements included herein. In the opinion of management, such interim financial statements included all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results for such periods. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the full year or any other interim period.

NOTE B--ACQUISITIONS

   In 1995, the Company acquired nine companies in as many countries. Eight of these were acquired from Comtrad Holdings, Inc. (CHI) or Comtrad (a wholly owned subsidiary of CHI) and have been accounted for as an exchange between entities under common control in a manner similar to a pooling of interests. Accordingly, these acquisitions have been included in the accompanying financial statements from the date acquired by Comtrad or CHI. The acquisition of the company in the Czech Republic was partially (16%) from Comtrad and partially from an individual. The portion from Comtrad was valued at Comtrad's basis of $758,000. The portion purchased from the unrelated individual has been accounted for as a purchase. Results of the remaining 84% of the Czech Republic company have been included in the accompanying financial statements from October 1, 1995. Information about the pooled acquisitions is shown below:

                              CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 1995
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
         (INFORMATION RELATING TO THE INTERIM PERIODS ENDED--(CONTINUED)
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE B--ACQUISITIONS--(CONTINUED)

                                                                                CHS              COMTRAD OR CHI
COMPANY                     SERVICE AREA             CONSIDERATION        ACQUISITION DATE      ACQUISITION DATE
- -------                ----------------------      ------------------     ----------------      ----------------
CHS England            England                          1,750,000               April 1995        September 1994
CHS France             France                             shares                April 1995        September 1994
CHS Belgium            Belgium and Luxembourg                                   April 1995        September 1994
CHS Portugal           Portugal                                                 April 1995          January 1993
CHS BEK                South America                  287,500 shares          October 1995             July 1995
CHS Czechia (16%)      Czech Republic                 92,000 shares           October 1995          January 1993
CHS Finland            Finland                          $2,300,000           December 1995             July 1995
CHS Sweden             Sweden                           $2,400,000           December 1995             July 1995
CHS Poland             Poland                           $2,300,000           December 1995         November 1995

   In these transactions, assets and liabilities were transferred to the Company at Comtrad's or CHI's original cost basis. In several of these transactions Comtrad's cost is subject to adjustment from earnout agreements. Comtrad's purchase price for the three companies in the United Kingdom, France and Belgium consisted of a $7,000,000 note and an amount determined by an earn out based on 1994 and 1995 earnings. In accounting for this transaction initially, after reducing fixed assets to zero, there was an excess of net assets acquired over cost ($4,161,000 at December 31, 1994). In May 1995, the acquisition agreement was modified to reduce to 100,000 the maximum number of additional Company shares that could become due to such sellers based on 1995 operating results, in return for Comtrad's payment to the sellers of $794,000 and 500,000 shares of Company stock owned by Comtrad. The 100,000 additional shares were issued by Comtrad in early 1996. The value of this additional purchase price ($5,344,000), less what had previously been recorded as a liability for the 1994 earn out ($617,000), has been recorded in the accompanying balance sheet as an increase in additional paid in capital, a reduction of the excess of net assets acquired over cost to zero and restoration of a portion of fixed assets. In 1995, $975,000 of depreciation which would have applied to fixed assets reduced to zero was not incurred.

   As consideration for the acquisition of the company in Portugal, Comtrad delivered common stock valued at $800,000. The acquisition was recorded at this value, resulting in goodwill of $450,000.

   As consideration for the acquisition of CHS BEK, CHI delivered CHI class B common shares which have preference rights in liquidation to a specified number of Company shares held by CHI depending on a one year earn out. As of December 31, 1995, the acquisition was recorded at CHI's basis of $1,747,000, based on the six month results. This amount is subject to change based on the final earnout amount. The goodwill recorded at December 31, 1995 was $1.7 million, which is being amortized over a 20 year life. In April 1996 the number of the preference shares were further defined to be between 258,750 and 287,500 based on 1996 results. Accordingly, additional consideration of $644,000 was recorded as additional paid-in capital and goodwill in the three months ended March 31, 1996.

   In Comtrad's acquisition of two companies in Sweden and Finland, Comtrad's consideration was a number of Company shares to be determined by an earnout based on 1996 results. Accordingly, the

                              CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 1995
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
         (INFORMATION RELATING TO THE INTERIM PERIODS ENDED--(CONTINUED)
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE B--ACQUISITIONS--(CONTINUED)

contingent amount has not been recorded as it is not determinable beyond a reasonable doubt. The acquisition has been recorded by the Company as a charge to additional paid-in capital until the value of the consideration can be determined.

   In consideration for the acquisition of the company in Poland, CHI delivered shares of its stock, a $600,000 note and an unknown number of Company shares to be determined by an earnout based on 1996 results. The contingent amount has not been recorded as it is not determinable beyond a reasonable doubt. The value given to date by CHI was determined to be $1.8 million and the difference of $500,000 between that amount and the price paid by the Company has been charged to additional paid-in capital. Goodwill of $.7 million has been recorded on this transaction, which will be amortized over 20 years.

   In March 1996, the Company acquired six companies from Comtrad or CHI for the reduction of indebtedness of $7.8 million. These acquisitions have been accounted for as an exchange between entities under common control in a manner similar to a pooling of interest. Accordingly, these acquisitions have been included in the accompanying financial statements from the date acquired by Comtrad or CHI.

   Companies in Bulgaria, Croatia, Lithuania and Romania were started by Comtrad in 1993 and 1994 for a minimal investment and have had insignificant operations. They are treated as if Comtrad acquired them on December 31, 1994. Sixty five percent of a company in Slovakia was acquired in early 1994 for a minimal investment and 1994 results were insignificant. The remaining 35% was acquired by Comtrad for a contingent payment in CHS shares to be based on 1996 results. This acquisition has been recorded as of December 31, 1994 based on the cost of the 65% with the remaining cost to be recorded as goodwill when known. The acquisition in Brazil was in November 1994 for CHI common shares valued at $762,000. The acquisition was recorded as of December 31, 1994 at this value, resulting in goodwill of $2,508,000.

   Combined and separate results of the companies for 1995 are shown below (in thousands):

                       (AS ORIGINALLY
                         PRESENTED)                                                                               (RESTATED)
                             CHS          BALTIC     BRAZIL     BULGARIA      CROATIA     ROMANIA     SLOVAKIA     COMBINED
                       --------------     ------     ------     --------      -------     -------     --------    ----------
1995
Sales ................    $862,324        2,610      45,934       4,236        4,820       3,592       13,187      $936,703
Net earnings (loss)...       4,743           63        (147)        (25)        (100)       (152)         (77)        4,305

   As noted above, terms of several of the acquisitions by Comtrad provided for contingent consideration. The Company believes such contingent consideration, when paid, will be additional purchase price. The Company's conclusion is based on the terms of each agreement, which provide that the contingent consideration is not dependent on the continued employment of sellers, is based on a multiple of earnings over a short time period, is the major portion of the purchase price and is in addition to fair compensation paid to the former owner through salary and bonus.

   The Company acquired 84% of the Czech Republic company from an individual by issuing 483,000 shares which were valued at their market value of $3,246,000. This produced goodwill of $2.4 million which is being amortized over 20 years.

                              CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 1995
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
         (INFORMATION RELATING TO THE INTERIM PERIODS ENDED--(CONTINUED)
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE B--ACQUISITIONS--(CONTINUED)

   On June 30, 1994, the Company entered into a Plan of Acquisition ("Plan"), with Comtrad, CHI, and Alvin Perlman ("Perlman"), the sole shareholder of CHS Promark and the owner of the minority interests in certain subsidiaries. Under the terms of the Plan, the Company acquired from CHI 77% of the capital stock of CHS Promark and 30% of the outstanding capital of three companies operating in Argentina, Chile and Colombia (the South American subsidiaries) in exchange for 1,540,000 shares of the Company's common stock. In a simultaneous transaction, the Company acquired the remaining 23% of the stock of CHS Promark (which owned the remaining 70% of the South American subsidiaries) from Perlman in exchange for 460,000 shares of the Company's common stock. In July 1994, CHS Promark acquired the Venezuelan operations of Comtrad for nominal consideration. The exchange between the Company and CHI has been accounted for as an exchange between entities under common control with CHI's cost basis in the acquired assets being pushed down to the Company. The exchange between the Company and Perlman for the remaining 23% interest in CHS Promark has been accounted for by the Company as a purchase. The Company recorded a total investment of $11,300,000, which was the fair market value of CHS Promark as determined by an independent appraisal. The excess of the cost over the fair value of the net assets acquired was approximately $8,364,000 and is being amortized over 20 years.

   The following represents the unaudited pro forma results of operations assuming all of these acquisitions had taken place on January 1, 1994:

                                                       YEAR ENDED DECEMBER 31,
                                                    ----------------------------
                                                      1994               1995
                                                    --------          ----------
                                                      (IN THOUSANDS, EXCEPT
                                                            SHARE DATA)
Net sales ................................          $699,371          $1,067,248
Net earnings .............................             1,242               4,643
Net earnings per share ...................          $    .16          $      .60

   The amounts above include adjustments of goodwill amortization, salary adjustments to reflect new compensation agreements and income taxes on CHS Promark, which was a Subchapter S corporation.

   The pro forma information is not necessarily indicative of the actual results of operation that would have occurred had the acquisitions taken place on January 1, 1994, or of results which may occur in the future.

   In February 1996, the Company acquired 51% of an unaffiliated company in Hungary for consideration based on the acquired company's results in 1996. The consideration is 51% of the book value of equity plus a multiple of 51% of 1996 net earnings. Based on a history of profitable operations, the acquisition was initially recorded at 51% of the book value on January 31, 1996. Adjustments to purchase price will be made when the amount of contingent consideration is known.

                              CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 1995
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
         (INFORMATION RELATING TO THE INTERIM PERIODS ENDED--(CONTINUED)
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE C--VALUATION ACCOUNTS

   Changes in certain valuation accounts are shown below:

                                                    YEAR ENDED DECEMBER 31,
                                              ---------------------------------
                                                1993        1994         1995
                                              -------    ---------     --------
                                                      (IN THOUSANDS)
Allowance for doubtful accounts
 Beginning balance .......................      $298      $   546       $ 3,358
 Provision for bad debt ..................       213        1,596         3,035
 Write-offs ..............................       --          (473)       (2,161)
 Acquired through acquisition ............        35        1,689           156
                                                ----      -------       -------
 Ending balance ..........................      $546      $ 3,358       $ 4,388
                                                ====      =======       =======
Reserve for inventory obsolescence
 Beginning balance .......................      $--       $    48       $ 1,362
 Provision for obsolescence ..............       --           386         1,128
 Write-downs .............................       --          (150)         (919)
 Acquired through acquisition ............        48        1,078           185
                                                ----      -------       -------
 Ending balance ..........................      $ 48      $ 1,362       $ 1,756
                                                ====      =======       =======

NOTE D--PROPERTY AND EQUIPMENT

                                                                 DECEMBER 31,
                                                             -------------------
                                                               1994        1995
                                                             -------     -------
                                                               (IN THOUSANDS)
Land and buildings .....................................     $   106     $ 1,943
Furniture and fixtures .................................         842       6,973
Leasehold improvements .................................         695       1,790
Computers and office equipment .........................       2,465       2,498
Vehicles and other .....................................         304       1,992
                                                             -------     -------
                                                               4,412      15,196
Less accumulated depreciation and amortization .........       1,440       6,070
                                                             -------     -------
                                                             $ 2,972     $ 9,126
                                                             =======     =======

                              CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 1995
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
         (INFORMATION RELATING TO THE INTERIM PERIODS ENDED--(CONTINUED)
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE E--INCOME TAXES

   The components of income before income taxes consist of the following:

                                                 YEAR ENDED DECEMBER 31,
                                        ----------------------------------------
                                         1993             1994            1995
                                        ------           ------          -------
                                                     (IN THOUSANDS)
Domestic ....................             (80)           $1,258           $  741
Foreign .....................            (402)              310            5,361
                                        -----            ------           ------
Total .......................           $(482)           $1,568           $6,102
                                        =====            ======           ======

   The provision for income taxes consists of the following:

                                               YEAR ENDED DECEMBER 31,
                                      ------------------------------------------
                                        1993            1994              1995
                                      -------         --------          --------
                                                   (IN THOUSANDS)
Current
 U.S. Federal .................         $--            $   776          $   525
 U.S. State ...................          --                122               41
 Foreign ......................           241               35            1,357
                                        -----          -------          -------
                                          241              933            1,923
                                        -----          -------          -------
Deferred
 U.S. Federal .................          --               (289)              67
 U.S. State ...................          --                (41)               5
 Foreign ......................          --               --               (198)
                                        -----          -------          -------
                                         --               (330)            (126)
                                        -----          -------          -------
                                        $ 241          $   603          $ 1,797
                                        =====          =======          =======

   Deferred tax assets are comprised of the following at:

                                                               DECEMBER 31,
                                                           --------------------
                                                             1994         1995
                                                           -------      -------
                                                              (IN THOUSANDS)
Deferred tax assets
 Net operating losses of foreign subsidiaries ........     $ 4,777      $ 4,162
 Employee compensation not currently deductible ......         158          127
 Inventory differences ...............................          51           66
 Allowance for bad debts .............................         121          265
                                                           -------      -------
                                                             3,344        2,857
 Valuation allowance .................................      (4,777)      (4,162)
                                                           -------      -------
   Total .............................................     $   330      $   456
                                                           =======      =======

   The major elements contributing to the difference between taxes at the U.S. federal statutory tax rate and the effective tax rate are as follows:

                              CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 1995
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
         (INFORMATION RELATING TO THE INTERIM PERIODS ENDED--(CONTINUED)
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE E--INCOME TAXES--(CONTINUED)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                                 1993     1994       1995
                                                              --------- --------  ---------
                                                                      (IN THOUSANDS)
Statutory rate .............................................    $(164)     $ 533     $2,070
Foreign income subject to tax at other than statutory rate          6        (53)      (212)
State or local income taxes, less effect of federal
  benefits .................................................       94         53         55
Losses without tax benefit .................................      275        390        613
Goodwill amortization ......................................       38        108        190
Utilization of net operating losses of foreign subsidiaries       --       (382)      (826)
Other ......................................................       (8)       (46)       (93)
                                                                -----      -----     ------
Effective tax rate .........................................    $ 241      $ 603     $1,797
                                                                =====      =====     ======

   At December 31, 1995, the Company has net operating loss carry forwards in certain foreign jurisdictions that expire as follows:

                   1998 ................. $2,533,000
                   1999 .................    185,000
                   2000 .................    846,000
                   No expiration date....  3,811,000

   As disclosed in Note I, CHS Germany paid an administrative fee of .7% of net sales ($896,000) to its affiliate, Comtrad, during 1993. CHS Germany had deducted this fee in arriving at its taxable income. Although management of CHS Germany considers the charges levied to approximate those under normal commercial arrangements, they could be challenged by the German Fiscal Authorities. Should any challenge be successful, CHS Germany would be liable for additional tax on the disallowed portion of the deduction. The Company is not indemnified against any such eventuality. In 1994, the Company conducted a study to help determine the probable deductibility of such amounts. Based on such study, a credit of $579,000 was issued by Comtrad in 1994. Management believes that any potential liability to the Company arising from this matter would not have a material adverse effect upon the results of operations or financial condition of the Company. In September 1994, the German Fiscal Authorities completed an audit of years up to fiscal 1992. No significant liabilities resulted from the audit.

NOTE F--NOTES PAYABLE AND LONG TERM DEBT

   Several of the Company's subsidiaries have credit lines with local banks totaling $56,000,000 at December 31, 1995. Generally, borrowings under such lines are collateralized by receivables or inventory. The lines are principally of one year duration and are renewable by the banks. In 1995, the maximum and average amounts outstanding were $56,000,000 and $46,000,000, respectively. The 1995 average and year end interest rates on a weighted basis were 8.87% and 8.36%, respectively.

   Included in the lines above is a $20 million credit line with a bank of which $19,848,000 was outstanding at December 31, 1995. The debt is guaranteed by Comtrad, CHI and the Company's chairman. Certain shares of the Company held by Comtrad and CHI are also pledged under the guarantee. The line is also collateralized by essentially all of the Company's assets. During 1995, the

                              CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 1995
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
         (INFORMATION RELATING TO THE INTERIM PERIODS ENDED--(CONTINUED)
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE F--NOTES PAYABLE AND LONG TERM DEBT--(CONTINUED)

Company was in violation of certain covenants relating principally to obtaining bank approval for certain transactions. Such approval has been received as has a waiver of such violations.

   CHS Promark's new revolving credit agreement provides that the interest rates will increase .75% if $3 million is not invested into CHS Promark by July 1996. The agreement also limits the ability of CHS Promark to pay dividends to the Company to 50% of CHS Promark's net income.

   The Company's long-term debt consists of the following at:

                                                                                      DECEMBER 31,       MARCH 31,
                                                                                  --------------------  ----------
                                                                                     1994      1995        1996
                                                                                  ---------  ---------  ----------
                                                                                           (IN THOUSANDS)
Revolving credit agreement, due February 1999, providing for advances and letter of credit based upon eligible accounts receivable and inventory up to a maximum of $20 million. Interest at Prime plus 1.5% or LIBOR plus 3.75% at borrower's option. CHS Promark's assets, including accounts receivable and
  inventory of $25,683,000 pledged as collateral ...............................      $--       $--       $12,641
CHS Promark had a $12,000,000 revolving credit agreement with a bank. The agreement, which was refinanced on February 5, 1996, included banker's acceptances and a line of credit. Interest on the advances under the line was at the bank's base rate plus 1.5% for the first 5 months of 1995 and at a penalty rate of base plus 4.5% for the remainder of 1995 (13.25% at December
  31, 1995) and for the banker's acceptances, interest rates were determined at the time of borrowing. CHS Promark's accounts receivable and inventories
  ($22,544,000 at December 31, 1995) were pledged as collateral. One million dollars of the loan was guaranteed by an officer of CHS Electronics, Inc.
  Advances were based on a percentage of accounts receivable and inventories, as defined in the agreement. In addition, the credit agreement contained certain restrictive covenants. CHS Promark was in violation of the ratio of
  liabilities to equity covenant for all of 1995. ..............................     6,060      8,004         --
Mortgage on building, interest at 9.5%, due in 2002 with monthly payments of
  $5,964 including interest, collateralized by a building with a net book value
  at December 31, 1995 of $637,000 .............................................      --         343          298
Unsecured note to Comtrad bearing interest at 8%, due January 1996 (classified
  with affiliate receivables at December 31, 1995) .............................     1,500       --           --
Unsecured note due in 1997, bearing interest at 11% ............................      --         276          276
Installment and other notes, collateralized by computer equipment, and commercial vehicles, bearing interest ranging from 7.4% to 11%, with
  maturities through September 1998 ............................................       614       352          728
                                                                                    ------    ------      -------
Total ..........................................................................     8,174     8,975       13,943
Less current portion of long-term debt, included in notes payable  .............        70       174          433
                                                                                    ------    ------      -------
Total long-term debt ...........................................................    $8,104    $8,801      $13,510
                                                                                    ======    ======      =======
Scheduled maturities of long-term debt are as follows (in thousands):
 Year Ending December 31,
 1996 ..........................................................................       174
 1997 ..........................................................................       440
 1998 ..........................................................................       105
 1999 ..........................................................................     8,059
 2000 ..........................................................................        59

                              CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 1995
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
         (INFORMATION RELATING TO THE INTERIM PERIODS ENDED--(CONTINUED)
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE G--CONCENTRATIONS

   The Company's markets are substantially all outside the United States. The largest amount of sales occurred in 1995 in Germany, which comprised 20% of total sales. The Company also had sales of almost 14% in each of France and England. While these countries are considered politically stable, there is risk that economic difficulties in any of these countries could adversely affect the Company's business.

   The Company also has operations in the less politically stable countries of Venezuela and Colombia. In Venezuela, currency export restrictions have extremely limited the subsidiary's ability to pay its obligations to its parent. The Company's investment in this subsidiary is $2.8 million.

   Much of the Company's sales are made in local currencies other than the U.S. dollar. In some countries, certain purchases and the resulting payables are in dollars. This situation creates a risk in that changes in foreign exchange rates could produce gains or losses. The current liabilities denominated in U.S. dollars were $57 million at December 31, 1995. Transaction gains and losses on these liabilities are included in the determination of operating results for the relevant periods. In 1993, 1994 and 1995 foreign currency gains (losses) were ($213,000), $385,000 and $74,000 respectively.

   The Company enters into foreign exchange contracts to hedge foreign currency transactions on a continuing basis for periods consistent with its committed exposure. The foreign exchange contracts are valued at market and generally have maturities which do not exceed six months. Gains and losses on foreign exchange contracts offset losses and gains on assets, liabilities and transactions being hedged. As a result the Company does not anticipate any material adverse effect due to exchange rate movements over the short term period covered by these contracts. At December 31, 1995 the face value of foreign exchange forward contracts was $29.5 million, which approximated the fair market value of the contracts. CHS Czechia and CHS Poland accounted for $10.4 million and $8.5 million of the unhedged amounts at December 31, 1995.

   In other countries, there is a risk that high inflation will result in devaluation of the local currency either periodically or in a large devaluation. In these countries, no hedging mechanism exists. The Company has risks in these countries that devaluation could cause economic loss and negatively impact future sales since the products cost would increase in local terms after a devaluation. The Company attempts to limit its economic loss through structural mechanisms of limiting its holdings of local currency and receivables to the amount of its local currency payables.

NOTE H--LEASE OBLIGATIONS AND OTHER CONTINGENCIES

   The Company leases equipment, offices, sales and warehouse space under non-cancelable leases. The following is a schedule by years of the minimum rental commitments remaining on leased property and equipment (in thousands):

                              CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 1995
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
         (INFORMATION RELATING TO THE INTERIM PERIODS ENDED--(CONTINUED)
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE H--LEASE OBLIGATIONS AND OTHER CONTINGENCIES--(CONTINUED)

   YEAR ENDING
  DECEMBER 31,       BUILDINGS     EQUIPMENT     AUTOS      TOTAL
  ------------       ---------     ---------     -----     -------
       1996           $2,165         $279         $450     $2,893
       1997            2,212          259          238      2,709
       1998            1,966          158           88      2,212
       1999            1,777           76            9      1,862
       2000            1,386           19          --       1,405
Subsequent Years       8,096          --           --       8,096

   Total rental expense was $1,084,000, $1,583,000 and $2,503,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

   Rental expense includes $64,840 for monthly rent due on a CHS facility in Germany under a lease agreement dated November 1993 with a term of 17 years. CHS Germany has the option to purchase the leased property at both the end of the seventh year of the lease term, and at the end of the lease, for the net book value of the property as calculated under applicable German tax laws. The option prices at the end of the seventh and seventeenth year would approximate $5,911,000 and $2,974,000, respectively. In addition, the lessor has the right to adjust the minimum rental payments at the end of 1999 if certain economic conditions prevail.

   The Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company.

NOTE I--RELATED PARTY TRANSACTIONS

   On January 1, 1993 CHS Germany was acquired by Comtrad for $3,200,000. Comtrad subsequently provided additional equity in June 1993 by investing an additional 2,400,000 DM ($1,511,000). During 1993 only, various management services, in the areas of reporting, marketing, product development and training were provided to CHS Germany by Comtrad or its affiliates. As compensation for these services, a management charge of .7% of net sales was levied. For the year ended December 31, 1993 this amount aggregated $896,000 and has been reflected as a component of administrative expenses in the accompanying statements of operations. In the fourth quarter of 1994, a study was performed of the actual costs relating to the services provided by Comtrad and affiliates. Based on such study the Company applied for and received a credit from Comtrad against such fees of $579,000. Such amount has been recorded as a reduction of administrative expenses in 1994. In each year the Company billed Comtrad for actual costs of salaries, space and other administrative costs it incurred on Comtrad's behalf. Such amounts were $185,000, $670,000 and $495,000 in 1993, 1994 and 1995, respectively. In
1995, Comtrad billed the Company $887,000 for the Company's share of actual costs incurred by Comtrad for salaries, space and other administrative expenses for shared employees. In 1996, in conjunction with Comrad's sale to the Company of its remaining operating companies, it is expected that such arrangements will cease or be insignificant.

   Comtrad owned operating subsidiaries in several countries in Europe. The subsidiary companies engaged in essentially the same business as CHS Germany. Comtrad used the recognized "CHS" name

                              CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 1995
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
         (INFORMATION RELATING TO THE INTERIM PERIODS ENDED--(CONTINUED)
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE I--RELATED PARTY TR4ANSACTIONS--(CONTINUED)

in the local market place for all of these subsidiaries. During 1993 and the ten months ended October 31, 1994, certain Comtrad subsidiaries purchased substantially all of their goods for resale from CHS Germany. These entities were initially invoiced at cost plus 2% for all goods purchased. This arrangement was necessary since formal distributorship agreements between the Comtrad subsidiary companies and the principal supplier of goods, Hewlett-Packard, had not been finalized. In the last quarter of 1994, a study of the actual handling costs was completed, which concluded the actual costs for the year were 4.5% of such sales. As a result an additional $500,000, representing the cumulative effect of the difference between 4.5% and 2%, was billed to the affiliates and recorded in gross profit. Handling costs billed to Comtrad, which are recorded as a reduction in operating costs, were $183,000, $900,000 and $73,000 in 1993 1994 and 1995, respectively.

   At December 31, 1994 and 1995, the Company carried a receivable from Comtrad and its subsidiaries in an amount of $0 and $843,000, respectively, and had payables due to Comtrad at December 31, 1994 and 1995 of $4,776,000 and $0, respectively. Interest charged to Comtrad on advances was $162,000 in 1994 and $438,000 in 1995. Interest expensed on the payables to Comtrad was $117,000 in 1994 and $126,000 in 1995.

   A director of the Company serves the Company as a management consultant under a consulting agreement specifying payments of $4,000 per month. In 1994 and 1995, $45,700 and $48,000 was paid under this agreement.

   Immediately prior to the Company's acquisition of CHS Promark, CHI, Comtrad, the shareholders of Comtrad, the Company and Alvin Perlman entered into an Agreement and Plan of Exchange ("Exchange Agreement"). Under the terms of the Exchange Agreement, all of the Comtrad shareholders exchanged 100% of the outstanding Comtrad common stock for 770,000 shares of CHI common stock and 100,000 shares of CHI class A common stock. Perlman exchanged 77% of the issued and outstanding capital stock of CHS Promark for 230,000 shares of CHI common stock. The class A common stock of CHI has no dividend, liquidation, participation or voting rights, except it is redeemable at the election of CHI with 1,540,000 shares of the Company's common stock held by Comtrad and has preference in liquidation over the CHI common stock with respect to the same 1,540,000 shares. In a related transaction, Perlman sold CHI 30% of the capital stock of each of the South American subsidiaries for $2,500,000 paid in the form of $100,000 in cash and a 7% promissory note in the principal amount of $2,400,000 which has been fully satisfied.

   The Company has guaranteed the obligation of CHI to pay to the former owner of CHS Poland an earnout amount. Such amount, when known, is to be paid in Company stock.

NOTE J--COMMON STOCK AND STOCK OPTION PLANS

   In March 1996, the shareholders approved the authorization of 5,000,000 shares of preferred stock in such class or series and with such rights as approved by the Board of Directors. A majority vote by the holders of the preferred stock as well as the holders of common stock is necessary to vote affirmatively on matters of mergers, sales of substantially all the Company's assets, exchanges of stock or changes in the articles of incorporation.

                              CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 1995
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
         (INFORMATION RELATING TO THE INTERIM PERIODS ENDED--(CONTINUED)
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE J--COMMON STOCK AND STOCK OPTION PLANS--(CONTINUED)

   On February 17, 1994, the Company completed a private placement offering for 896,523 shares of its common stock. The stock was sold to unrelated investors at an offering price of $4.46 a share. The net proceeds of $3,998,493 were used to partially repay the $4,000,000 promissory note owed to Comtrad. Comtrad subsequently loaned the Company $150,000 at 8% interest for working capital needs, which amount has been paid.

   In 1994, Claudio Osorio, CHI, and Alvin Perlman entered into an option agreement. The option agreement grants to CHI and Mr. Osorio an option until June 30, 1996 to purchase all shares of the Company's common stock and CHI common stock held by Mr. Perlman for $15,000,000. For the month of July 1996, Mr. Perlman has an option to put all shares of the Company's common stock and the CHI common stock held by him to Mr. Osorio for $15,000,000, and CHI has guaranteed Mr. Osorio's performance if the put option is exercised. The payment obligations of CHI under the option agreement, should they arise, are secured by 1,540,000 shares of the Company's common stock held by CHI. The exercise of any of these options could result in one party to the option agreement gaining increased ownership of the Company.

   In August 1994, a Stock Incentive Plan was adopted by the Company's Board of Directors and subsequently approved by the Company's shareholders in June 1995. The maximum number of shares issuable under the Plan was 497,000. In September 1995, the Board of Directors approved, subject to approval by the Company's shareholders, the issuance of an additional 175,000 shares under the plan. Certain of the grants (156,509 at December 31, 1995) are intended to qualify as incentive stock options and the remaining are non-qualified options. All options were issued with an exercise price equal to the market price. Vesting periods are generally 25% a year for four years. No options were exercisable as of December 31, 1994 and 110,815 options were exercisable at December 31, 1995.

   The following summarizes activity in the Stock Incentive Plan:

                                           NUMBER       OPTION EXERCISE PRICE
                                             OF      --------------------------
                                          OPTIONS      PER SHARE      TOTAL
                                          -------    ------------   -----------
Outstanding December 31, 1992 and 1993       --              --            --
Granted ..............................    365,925    $       6.00   $ 2,195,550
Exercised ............................       --                            --
Canceled .............................    (20,000)   $       6.00      (120,000)
                                         --------                   -----------
Outstanding December 31, 1994 ........    345,925    $       6.00     2,075,550
Granted ..............................    223,000    $8.76-$10.00     2,135,500
Exercised ............................       --                            --
Canceled .............................    (60,917)   $6.00-$ 9.00      (375,249)
                                         --------                   -----------
Outstanding December 31, 1995 ........    508,008    $6.00-$10.00   $ 3,835,801
                                         ========                   ===========

   In December 1994, when the estimated fair value was $6.00, the Board granted the Company's Chief Executive Officer non-qualified options to purchase 56,080 shares for which the exercise price is $1.00 per share. The vesting period is two years and the options expire in ten years. At December 31, 1995, 28,040 of these options are exercisable. The compensation element of $280,400 is considered

                              CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 1995
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
         (INFORMATION RELATING TO THE INTERIM PERIODS ENDED--(CONTINUED)
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE J--COMMON STOCK AND STOCK OPTION PLANS--(CONTINUED)

applicable to this individual's year of service beginning July 1, 1994 and the full amount has been amortized to compensation expense in the accompanying financial statements.

   In March 1996, the Company granted 77,500 additional options, under the 1994 plan, at an exercise price equal to the market price. No options were exercised in the three month period ended March 31, 1996.

NOTE K--MAJOR SUPPLIER

   The Company has a major supplier, Hewlett-Packard (HP), whose products accounted for 90%, 49% and 35% of sales for 1993, 1994 and 1995, respectively. No other vendor accounted for more than 10% of sales in any year. HP has the right to terminate its distribution agreement with any Company subsidiary if the subsidiary is unable to cure, within a reasonable period of time, any violation of the agreement after having received notice from HP of the violation. Each Company subsidiary has the right to terminate the HP agreement on 90 days notice. Each Company believes that its relationship with HP is good, and has no reason to believe that its distribution arrangement will not be a long-term relationship. No assurance can be given, however, that HP will renew each subsidiary's agreement at the time of its annual review or in subsequent years. Management has not formulated alternative plans of action in the event the HP contracts are terminated. The amounts outstanding to HP at December 31, 1994 and 1995 were $8,565,000 and $32,174,000, respectively.

NOTE L--SEGMENT INFORMATION

   The Company's operations involve a single industry segment -distribution of microcomputer equipment and software products. The geographic areas in which the Company operates are Western Europe, Eastern Europe and Latin America (excluding Mexico). Net sales, operating income (before interest and income taxes) and identifiable assets by geographical area were as follows (in thousands):

                              CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 1995
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
         (INFORMATION RELATING TO THE INTERIM PERIODS ENDED--(CONTINUED)
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE J--COMMON STOCK AND STOCK OPTION PLANS--(CONTINUED)

                        WESTERN      EASTERN    LATIN
                        EUROPE       EUROPE    AMERICA   ELIMINATIONS  CONSOLIDATED
                       ---------    --------  --------   ------------  ------------
1993
 Net sales ........... $ 144,928    $ 1,480       --         --          $146,408
                                                                         ========
 Operating income.....       537         19       --         --               556
 Corporate expenses...                                                       (191)
                                                                         --------
                                                                              365
                                                                         ========
 Identifiable assets..    28,057        551       --         --            28,608
                                                                         ========
1994
 Net sales ........... $ 287,244    $ 6,559   $ 65,366       --          $359,169
                                                                         ========
 Operating income.....     1,809         43      2,004       --             3,856
 Corporate expenses...                                                       (468)
                                                                         --------
                                                                            3,388
                                                                         ========
 Identifiable assets..   110,457      4,868     49,433   $   (419)        164,339
 Corporate assets.....                                                        129
                                                                         --------
                                                                          164,468
                                                                         ========
1995
 Net sales ........... $ 542,438    $65,320   $328,945       --          $936,703
                                                                         ========
 Operating income.....     7,358        252      3,934       --            11,544
 Corporate expenses...                                                       (745)
                                                                         --------
                                                                           10,799
                                                                         ========
 Identifiable assets..   169,442     33,283     85,409   $(22,677)        265,457
 Corporate assets.....                                                        347
                                                                         --------
                                                                          265,804
                                                                         ========

                              CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 1995
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
         (INFORMATION RELATING TO THE INTERIM PERIODS ENDED--(CONTINUED)
                      MARCH 31, 1995 AND 1996 IS UNAUDITED)

NOTE M--SUMMARIZED QUARTERLY FINANCIAL DATA FOR 1994 AND 1995 (UNAUDITED)

                                   FIRST        SECOND       THIRD        FOURTH
                                  QUARTER      QUARTER      QUARTER      QUARTER        YEAR
                                -----------  -----------  -----------  -----------   -----------
                                        (IN THOUSANDS, EXCEPT FOR PER SHARE INFORMATION)
1995
Net sales ....................    $207,419     $172,744     $239,074     $317,466      $936,703
Gross profit .................      14,910       13,400       17,425       22,252        67,987
Net earnings .................       1,667          950        1,163          525         4,305
Net earnings per share .......        0.24         0.14         0.16         0.07          0.59

1994
Net sales ....................    $ 41,705     $ 38,938     $100,373     $178,153      $359,169
Gross profit .................       2,263        2,257        6,994       13,672        25,186
Net earnings (loss) ..........          96          (13)        (112)         994           965
Net earnings (loss) per share         0.04         --          (0.02)        0.14          0.21

   Note: Amounts for 1995 have been restated for the effect of acquisitions accounted for in a manner similar to a pooling of interests.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Wyrsch Trading Ltd, Littau

   We have audited the accompanying balance sheets as of December 31, 1995 and 1994, of Wyrsch Trading Ltd, Littau (as defined in Note 1 to the financial statements) and the related statements of income, shareholders' equity and cash flows for the years ended December 31, 1995 and 1994, all expressed in Swiss Francs. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wyrsch Trading Ltd, Littau, as of December 31, 1995 and 1994, and the results of their operations and the changes in shareholders' equity for the years ended December 31, 1995 and 1994, in conformity with accounting principles according to the Commercial Law of Switzerland, the results of the cash flows for the years ended December 31, 1995 and 1994, in conformity with accounting principles generally accepted in the United States.

   Accounting principles according to the Commercial Law of Switzerland vary in certain important respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of net income expressed in Swiss Francs for the two years ended December 31, 1995 and 1994, and the determination of the shareholders' equity also expressed in Swiss Francs as of December 31, 1995 and 1994, to the extent summarized in Note 2 to the financial statements.

                            BDO Binder AG

                            Heinz Vogel
                            Swiss chartered accountant

                            ppa. Josef Kiener

                            Auditor in charge
                            Swiss chartered accountant

Lucerene, January 26, 1996,
 except for the statement of
 cash flows and the notes to which
 the date is March 8, 1996

                          WYRSCH TRADING LTD, LITTAU

                             STATEMENTS OF INCOME

                                                    1995                       1994
                                     NOTES          SFR.            %           SFR.             %
                                  ----------    --------------   ------    --------------      -----
Operating revenue
Sales
Gross sales .................             10    78,069,687.16               51,512,250.31
 Other operating revenue  ...             10       932,472.57                  423,089.60
                                                -------------     -----     -------------      -----
                                                79,002,159.73     100.3     51,935,339.91      100.4
Deductions on sales
 Sales discounts ............                     (213,125.62)     (0.3)      (192,249.32)      (0.4)
                                                -------------     -----     -------------      -----
                                                78,789,034.11     100.0     51,743,090.59      100.0
Purchases of merchandise  ...          2, 11    72,583,667.84      92.1     47,123,705.98       91.1
                                                -------------     -----     -------------      -----
Gross profit ................                    6,205,366.27       7.9      4,619,384.61        8.9
                                                -------------     -----     -------------      -----
Personnel expenses ..........     12, 13, 26     3,410,942.54       4.3      2,747,865.48        5.3
Selling and marketing
  expenses ..................                      692,095.84       0.9        805,050.10        1.6
Administrative and other
  expenses
   Rental costs .............                      276,410.00                  203,496.55
 Losses on trade accounts
   receivable ...............          2, 14       348,228.54                  342,654.65
 Other administrative and
   other expenses ...........                      574,908.58                  351,218.45
                                                -------------     -----     -------------      -----
                                                 1,199,547.12       1.5        897,369.65        1.7
                                                -------------     -----     -------------      -----
Depreciation ................             18       293,993.89       0.4        196,217.55        0.4
                                                -------------     -----     -------------      -----
Cost and expenses ...........                    5,596,579.39       7.1      4,646,502.78        9.0
                                                -------------     -----     -------------      -----
Operating profit/loss before
  interest/taxes ............                      608,786.88       0.8        (27,118.17)      (0.1)
                                                -------------     -----     -------------      -----
Financial result
 Interest income ............                            0.00                   10,093.47
 Interest expenses ..........                     (374,892.48)                (300,627.41)
 Exchange differences .......                      (12,736.72)                  (9,748.51)
                                                -------------     -----     -------------      -----
                                                  (387,629.20)     (0.5)      (300,282.45)      (0.6)
                                                -------------     -----     -------------      -----
Profit/loss before taxes  ...                      221,157.68       0.3       (327,400.62)      (0.6)
Taxes .......................          2, 15       (18,962.55)                 (23,432.85)
                                                -------------     -----     -------------      -----
Net profit/net loss .........                      202,195.13       0.3       (350,833.47)      (0.7)

                          WYRSCH TRADING LTD, LITTAU

                                BALANCE SHEETS

                                                             DECEMBER 31,                DECEMBER 31,
                                                                  1995                       1994
                                                NOTES             SFR.           %           SFR.           %
                                             -----------    --------------    ------    -------------     -----
ASSETS
Current assets
Cash on hand and in banks
 Cash ..................................              9         12,632.55                   24,813.90
 Postal cheque account .................                         7,310.30                   16,869.80
 Bank current accounts .................                        14,636.13                    1,032.55
                                                            -------------      ----     -------------      ----
                                                                34,578.98       0.2         42,716.25       0.4
                                                            -------------      ----     -------------      ----
Securities (not marketable) ............              3              1.00       0.0              1.00       0.0
Trade accounts receivable
 Trade accounts receivable .............   4, 9, 16, 25     10,654,252.29                7,749,529.00
 Allowance for doubtful
   accounts ............................       2, 4, 16     (1,088,225.78)                (782,566.40)
                                                            -------------      ----     -------------      ----
                                                             9,566,026.51      48.7      6,966,962.60      62.7
                                                            -------------      ----     -------------      ----
Other accounts receivable
 Loan to shareholder ...................                        55,065.60                   30,144.75
 Loan to affiliated company ............                        91,561.11                  169,923.90
 Accounts receivable for goods returned
   to suppliers ........................                       937,645.75                   19,926.55
 Other accounts receivable .............                        20,490.85                        0.00
                                                            -------------      ----     -------------      ----
                                                             1,104,763.31       5.6        219,995.20       2.0
Inventories ............................       2, 5, 17      7,391,042.78      37.6      2,899,095.18      26.1
                                                            -------------      ----     -------------      ----
Prepaid expenses and accruals ..........                       843,344.10       4.3        541,552.52       4.9
                                                            -------------      ----     -------------      ----
                                                            18,939,756.68      96.4     10,670,322.75      96.1
                                                            -------------      ----     -------------      ----
Fixed assets
Financial assets
Investment .............................          6, 18              1.00                        1.00
                                                            -------------      ----     -------------      ----
Tangible assets
 Office equipment ......................      7, 19, 30        417,152.22                  291,434.20
 EDP equipment .........................      7, 19, 30        264,274.30                  137,769.40
 Motor vehicles ........................      7, 19, 30         29,413.10                    5,000.00
                                                            -------------      ----     -------------      ----
                                                               710,839.62       3.6        434,203.60       3.9
                                                            -------------      ----     -------------      ----
Total assets ...........................                    19,650,597.30     100.0     11,104,527.35     100.0

                                                        (CONTINUED ON NEXT PAGE)

                          WYRSCH TRADING LTD, LITTAU

                                BALANCE SHEETS
                                 (CONTINUED)

                                                              DECEMBER 31,                DECEMBER 31,
                                                                  1995                       1994
                                             NOTES                SFR.           %            SFR.             %
                                       -----------------     -------------      ----     -------------       ----
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Trade accounts payable
Suppliers ...........................              8,  9     12,600,940.03                5,969,631.95
                                                             -------------     -----     -------------      -----
                                                             12,600,940.03      64.1      5,969,631.95       53.8
                                                             -------------     -----     -------------      -----
Other short-term liabilities
Other accounts payable ..............                  8        579,533.96                  476,353.44
Customer prepayments ................                                 0.00                   58,819.35
Current bank overdrafts .............       8, 9, 20, 25      1,790,390.92                1,703,489.75
Short-term bank loans ...............          8, 20, 25      3,000,000.00                2,000,000.00
Other short-term loans ..............                           500,000.00                        0.00
                                                             -------------     -----     -------------      -----
                                                              5,869,924.88      29.9      4,238,662.54       38.2
                                                             -------------     -----     -------------      -----
Provisions
Provisions for deferred income
  taxes .............................          8, 15, 23              0.00                        0.00
Accrued expenses ....................  8, 12, 22, 28, 30        591,526.52       3.0        510,222.12        4.6
                                                             -------------     -----     -------------      -----
                                                             19,062,391.43      97.0     10,718,516.61       96.5
                                                             -------------     -----     -------------      -----
Shareholder's equity
Share capital .......................                 23        480,000.00       2.4        480,000.00        4.3
Legal reserves
General legal reserve ...............                 23         14,100.00       0.1         14,100.00        0.1
Retained earnings/deficit ...........                            94,105.87       0.5       (108,089.26)      (1.0)
                                                             -------------     -----     -------------      -----
                                                                588,205.87       3.0        386,010.74        3.5
                                                             -------------     -----     -------------      -----
Total liabilities and shareholders'
  equity ............................                        19,650,597.30     100.0     11,104,527.35      100.0

                          WYRSCH TRADING LTD, LITTAU

                      STATEMENTS OF SHAREHOLDERS' EQUITY

                                   SHARE          LEGAL          RETAINED        SHAREHOLDERS'
SFR.                              CAPITAL       RESERVES     EARNINGS/DEFICIT        EQUITY
- ----                             ----------     ---------    ----------------    -------------
Balance at January 1, 1994....   480,000.00     14,100.00        242,744.21        736,844.21
Net loss 1994 ................                                  (350,833.47)      (350,833.47)
                                 ----------     ---------       -----------       -----------
Balance at December 31, 1994     480,000.00     14,100.00       (108,089.26)       386,010.74
Net profit 1995 ..............                                   202,195.13        202,195.13
                                 ----------     ---------       -----------       -----------
Balance at December 31, 1995..   480,000.00     14,100.00         94,105.87        588,205.87

                          WYRSCH TRADING LTD, LITTAU

                           STATEMENTS OF CASH FLOWS

                                                                                   1995              1994
                                                                   NOTES           SFR.              SFR.
                                                               -------------    ----------       -----------
Cash flows from operating activities:
Net income ................................................                2     1,522,734         (807,103)
Adjustments to reconcile net income to net cash provided
  by operating activities:
   Change in allowance for doubtful accounts ..............            2, 16       237,621          (63,883)
 Allowance for loan to affiliated company .................                         80,000                0
 Depreciation .............................................               19       293,994          196,218
 Change in provisions for deferred income taxes  ..........            2, 21       372,500         (128,700)
                                                                                ----------       ----------
Subtotal ..................................................                      2,506,849         (803,468)
Changes in operating assets and liabilities:
 Trade accounts receivable ................................                     (2,904,723)      (1,430,191)
 Loan to shareholder ......................................                        (24,921)         110,368
 Loan to affiliated company ...............................                         (1,637)         (77,271)
 Accounts receivable from goods return to suppliers  ......                       (917,719)          (1,334)
 Other accounts receivable ................................                        (20,491)               0
 Inventories ..............................................             2, 17   (6,141,948)        (125,082)
 Prepaid expenses and accruals ............................                 2     (301,792)        (250,172)
 Trade accounts payable ...................................                      6,631,308        2,233,264
 Other accounts payable ...................................                        103,180          194,569
 Customer prepayments .....................................                        (58,819)          10,676
 Accrued expenses .........................................    12, 22, 26, 28      106,305          (27,557)
                                                                                ----------       ----------
Net cash used in operating activities .....................                     (1,024,408)        (166,198)
Cash flows from investing activities:
Office equipment ..........................................            7,  19     (217,016)         (91,560)
EDP equipment .............................................            7,  19     (316,994)        (158,834)
Motor vehicles ............................................            7,  19      (36,620)               0
                                                                                ----------       ----------
Net cash used in investing activities .....................                       (570,630)        (250,394)
Cash flows from financing activities:
 Net borrowings under line-of-credit agreement  ...........                         86,901          408,852
 Proceeds from increase of short-term bank loans  .........                      1,000,000                0
 Proceeds from increase of other short-term loans  ........                        500,000                0
                                                                                ----------       ----------
Net cash provided in financing activities .................                      1,586,901          408,852
Cash and cash equivalents:
Net decrease in cash and cash equivalents .................                         (8,137)          (7,740)
Cash, cash equivalents at the beginning of the year  ......                         42,716           50,456
                                                                                ----------       ----------
Cash, cash equivalents at the end of the year .............                         34,579           42,716
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
  Interest paid ...........................................                        283,132          275,346
Income taxes ..............................................                              0           18,829

                        NOTES TO FINANCIAL STATEMENTS

A. GENERAL INFORMATION ON THE SIGNIFICANT PRINCIPLES OF ACCOUNTING AND
   EVALUATION

1   GENERAL PRINCIPLES

   The present income statements, balance sheets and statements of shareholders' equity have been established according to the Commercial Law of Switzerland. The significant differences to the generally accepted accounting principles in the United States are explained in notes 2. The statements of cash flows have been established according to the accounting principles being generally accepted by the United States.

2 RECONCILIATION OF STATEMENTS OF INCOME AND BALANCE SHEETS 1995 AND 1994 ESTABLISHED ACCORDING TO COMMERCIAL LAW OF SWITZERLAND INTO STATEMENTS OF INCOME AND BALANCE SHEETS 1995 AND 1994 ESTABLISHED ACCORDING TO ACCOUNTING PRINCIPLES BEING GENERALLY ACCEPTED BY THE UNITED STATES.

2.1  Reconciliation of statements of income

 SFR.                                                                   1995          1994
 ----                                                               -----------   ----------
Net profit/net loss according to the Commercial Law of
   Switzerland ...................................................      202,195     (350,833)
Adjustments:
 Increase in excessive allowance for doubtful accounts,
   managerial not necessary(Note 14) .............................       68,039       67,952
 Increase/decrease in excessive allowance on inventories,
   managerial not necessary(Note 11) .............................    1,650,000     (652,922)
 Dissolution of provisions for transportation damage,
   managerial not necessary(Note 11) .............................      (25,000)           0
 Change in deferred income taxes(Note 15) ........................     (372,500)     128,700
                                                                    ------------ ------------
                                                                      1,320,539     (456,270)
                                                                    ------------ ------------
Net income/net loss according to generally accepted accounting
  principles in the United States ................................    1,522,734     (807,103)
                                                                    ============  ===========

2.2  Reconciliation of balance sheets

                                                                 DECEMBER 31,    DECEMBER 31,
SFR.                                                                 1995           1994
- ----                                                           --------------- ---------------
Shareholders' equity established according to the
  Commercial Law of Switzerland .............................       588,206          386,011
                                                               --------------- ---------------
Adjustments:
 On allowance for doubtful accounts Notes(4)(16)  ...........       250,420          182,381
 On inventories Notes(5)(17) ................................     2,483,162          833,162
 On provisions for transportation damage ....................             0           25,000
 Less deferred income taxes on revaluation reserves
   (22%)(15) ................................................      (601,400)        (228,900)
                                                               --------------- ---------------
                                                                  2,132,182          811,643
                                                               --------------- ---------------
Shareholders' equity established according to generally
  accepted accounting principles in the United States .......     2,720,388        1,197,654
                                                               ===============  ==============

3   SECURITIES

    Securities are evaluated at their market value.

4   ACCOUNTS RECEIVABLE

    Accounts receivable from goods and services have been evaluated at the nominal value, and allowance carried out for operational reasons to cover loss-risks were immediately deducted from nominal value. For tax reasons, the Commercial Law of Switzerland allows an additional allowance of 5 percent for remaining accounts receivable after an itemized allowance has already been deducted. This additional allowance would partly not be permitted under accounting principles generally accepted in the United States.

5   INVENTORIES

    Goods in stock are evaluated at their purchase price or their lower market price. In any case, they are surely evaluated at a reasonable net sales value. The purchase price is determined using the first-in/ first-out method. Goods being low in demand are devaluated and removed from stock. Risks of obsolescence are covered by sufficient allowance. In addition to the obsolescence reserve, Swiss Tax Law allows the recognition of an additional general inventory reserve of up to one third of the effective value of the goods in stock. This additional general inventory reserve would not be permitted under accounting principles generally accepted in the United
States.

6   FINANCIAL ASSETS

    Financial assets are evaluated at their market value.

7   TANGIBLE ASSETS

    Tangible assets are evaluated at their purchase value less accumulated depreciations. Depreciation is done in a linear way over the period of use expected. Maintenance, repair and minor servicing work costs are recorded in the charge side of the statement of income at the moment they arise. Important servicing work as well as value-increasing investments are capitalized and depreciated over the period of use estimated.

    Tangible assets having been removed from operation or sold or completely depreciated are entered into the books at book-values drawn from the tangible assets account together with the respective accumulated depreciations. Profits and losses arising from decreases in tangible assets are taken into consideration in the statement of income. The following periods are used to depreciate the different tangible assets:

    Office equipment    8 years
    EDP equipment       3 years
    Vehicles            3 years

8   LIABILITIES

    Liabilities are evaluated at their nominal value.

9   CURRENCY EXCHANGE

    The currency exchange rate applied on the day the balance sheets are made out is used to translate assets and liabilities from foreign currencies into Swiss francs. At the end of the respective financial years the following exchange rates for foreign currencies were applied:

 FOREIGN CURRENCY     1995        1994
- ----------------- ---------- ----------
DM (per 100)  ...    79,4800     85,4500
US$ .............     1,1375      1,3505

   Gains and losses resulting from foreign currency transactions are included in the income statement, using the rates at the dates the transactions occurred.

B. DETAILS ON SIGNIFICANT ITEMS OF THE STATEMENTS OF INCOME

10   GROSS TURNOVER

   Geographical classification:

 SFR.                           1995         %          1994            %
- -----                      -------------  --------   -----------    -------
Switzerland ..............   78,750,168      99.7     51,935,340     100.0
Other European countries..      251,992       0.3              0       0.0
                           ------------- --------     ------------  -------
Total ....................   79,002,160     100.0     51,935,340     100.0
                           =============  ========   =============  =======

   The whole turnover, at 100 per cent, is achieved with retail traders.

11  PURCHASES OF MERCHANDISE

   Purchases of merchandise are made up of goods ordered having been invoiced in both SFr. and foreign currencies. On payment, the amounts paid in foreign currencies are immediately recorded in the statement of income after having been translated by using the exchange rate of the respective day. In the financial year 1995, purchases in foreign currencies equaled an amount of SFr. 5,4 Mio. (DM + US$) while SFr. 2,5 Mio. (DM + US$) were recorded in the year before. The company invests in foreign currencies only for specific transactions, not for investment purposes.

   As a reason of the different accounting principles according to the Commercial Law of Switzerland and the accounting principles being generally accepted by the United States, changes of the purchases of merchandise result:

SFR.                                                          1995            1994
- ----                                                      ------------    ------------
Purchases of merchandise according to the Commercial
  Law of Switzerland ...................................    72,583,668      47,123,706
Change in excessive allowance on inventories,
  managerial not necessary .............................    (1,650,000)        652,922
Dissolution of provisions for transportation damage,
  managerial not necessary .............................        25,000               0
                                                          -------------- -------------
Purchases of merchandise according to generally
  accepted accounting principles in the
  United States.........................................    70,958,668      47,776,628
                                                          ==============  ============

12  PERSONNEL EXPENSES

   Personnel expenses of SFr. 3,410,943 were recorded in 1995. In the year before, these expenses ranked at SFr. 2,747,865. In 1995, provisions of SFr. 20,000 for holiday and overtime allowances have been included. The working contracts of Wyrsch Trading Ltd do not provide for any separations allowances.

13  PARTICIPATION IN PROFITS

   The working contracts of Wyrsch Trading Ltd do not grant any right to participation in profits. Because of the positive operating results, the company, of its own free will, granted a non-recurring bonus to its executives and sales personnel in the financial year 1995:

SFR.                         1995      1994
- ----                      ---------  -------
PARTICIPATION IN PROFITS    86,583       0

14  LOSSES ON TRADE ACCOUNTS RECEIVABLE

   As a reason of the different accounting principles according to the Commercial Law of Switzerland and the accounting principles being generally accepted by the United States, changes of the losses on trade accounts receivable result:

 SFR.                                                           1995        1994
- ----                                                        ----------  -----------
Losses on trade accounts receivable according to the
Commercial Law of Switzerland ............................    348,229      342,655
Change in excessive allowance for doubtful accounts,
  managerial not necessary ...............................    (68,039)     (67,952)
                                                            -----------  ----------
Losses on trade accounts receivable according to
  generally accepted accounting principles in the
  United States...........................................    280,190      274,703
                                                            ===========  ==========

15  TAXATION

   Being a legal entity standing on its own, the company as such is liable to taxation. It is assessed in Littau/Switzerland.

   Since January 1, 1995, the year long period-method for taxation applies to the company (in contrary to a period of 2 years until end of 1994). As a consequence of this change, only part of the total loss recorded in 1994, established according to the rules of Swiss Commercial Law, could be offset against the profit achieved in 1995. In the financial year 1996 there will be no more retained loss carrying tax privileges.

   In this transition period, tax expenditures shown hereafter covering current income and capital gains taxes show the real expenditure of both the financial year 1994 and 1995 with loss having been set off against profit, as far as having been entitled to by the new assessment method.

   From 1996 onwards, income and capital gains taxes arising from business activity will be charged to the statement of income of the same financial year. Income taxes and capital gains taxes have not been recorded separately, since the amount of the capital gains taxes are not material.

   The amount of deferred taxes for revaluation reserves was evaluated according to the so-called "Liability-Method". This method takes both future tax rates and possible change in laws into consideration. Such changes therefore will always be directly included in tax evaluation. Deferred taxes for revaluation reserves have been evaluated at full tax rate (22 per cent). This evaluation is based on evaluation differences occurring between the financial statements established according to accounting principles being generally accepted by the United States and the financial statements established according to Swiss Commercial and Trade Laws. Such evaluation differences occur in the fields of goods in stock as well as in the field of allowances for bad debts. The presently applied Swiss tax laws allow revaluation reserves of up to 33 1/3 per cent with goods in stock and a lump-sum value-adjustment of 5 per cent with domestic debtors.

   Tax expenditures charged to the statements of income are made up as follows:

SFR.                                                         1995         1994
- ----                                                      ----------  -----------
Current income taxes to be paid on profits achieved and
  capital gains obtained(1) ............................     18,963       23,433
Fluctuations in deferred taxes for revaluation reserves     372,500     (128,700)
                                                          ----------  -----------
Total tax expenditures according to generally accepted
  accounting principles in the United States............    391,463     (105,267)
                                                          ==========  ===========

- --------------
(1) Result of the statements of income according to the Commercial Law of Switzerland.

   In the balance sheets according to the Commercial Law of Switzerland, the following tax provisions are foreseen:

SFR.                                                                    1995       1994
- ----                                                                 ----------  ---------
Current profit and capital gains taxes becoming due in a short-
  term (integrated in accrued expenses)............................      5,000          0
                                                                     ==========  =========
Additional long-term deferred income taxes for revaluation
  reserves according to generally accepted accounting
  principles in the United States .................................    601,400    228,900
                                                                     ==========  =========

C. DETAILS ON SIGNIFICANT ITEMS OF THE BALANCE SHEETS

16  ACCOUNTS RECEIVABLE FROM GOODS AND SERVICES PROVIDED

SFR.                                                                     1995          1994
- ----                                                                 ------------   -----------
Accounts receivable from goods and services .......................    10,654,252     7,749,529
Itemized allowance ................................................      (637,471)     (454,280)
Compulsory allowance for remaining accounts receivable  ...........      (200,335)     (145,905)
Additional allowance for remaining accounts receivable according
  to the Swiss Tax Law ............................................      (250,420)     (182,381)
                                                                     ------------- ------------
Total accounts receivable--net value ..............................     9,566,026     6,966,963
                                                                     =============  ===========

17  INVENTORIES

   The stocks are made up as follows:

SFR.                                                                      1995           1994
- ----                                                                  ------------    -----------
Merchandise ........................................................     9,639,232      3,941,558
Spare parts ........................................................       485,346         30,370
Operational allowance for obsolete goods or goods low in demand  ...      (250,373)      (239,671)
Additional allowance on inventories for tax reasons according to
  the Swiss Tax Law ................................................    (2,483,162)      (833,162)
                                                                      -------------   ------------
Total stocks .......................................................     7,391,043      2,899,095
                                                                      =============   ============

   Year-end taking of stocks was carried out with the board of auditors being present.

18  DETAILS ON FINANCIAL ASSETS

   They consist of an equity interest in Swisscomp Ltd, Tampa, Florida, USA. This company is at 100 per cent an affiliated company of Wyrsch Trading Ltd. The company is subsequently inactive and presents no value.

                                                DECEMBER 31,     DECEMBER 31,
US$                                                 1995             1994
- ---                                           ---------------  ---------------
SHARE-CAPITAL SWISSCOMP LTD, TAMPA, FLORIDA        2,000            2,000

19  TANGIBLE ASSETS AND ACCUMULATED DEPRECIATIONS

1995                 PURCHASE-     ACCUMULATED      NET BOOK-VALUES
SFR.                  VALUES      DEPRECIATIONS    DECEMBER 31, 1995
- ----               ------------  ----------------  ------------------
Office equipment..      730,382        313,230            417,152
EDP equipment.....      571,468        307,194            264,274
Motor vehicles....       41,620         12,207             29,413
                    ------------ ----------------  ------------------
Total ............    1,343,470        632,631            710,839
                    ============ ================  ==================

1994                 PURCHASE-      ACCUMULATED      NET BOOK-VALUES
SFR.                  VALUES      DEPRECIATIONS     DECEMBER 31, 1994
- ----                -----------  ----------------   -----------------
Office equipment..     513,366         221,932            291,434
EDP equipment.....     396,140         258,371            137,769
Motor vehicles....       5,000               0              5,000
                    -----------  ----------------  ------------------
Total ............     914,506         480,303            434,203
                    ===========  ================  ==================

   Depreciations carried out on an annual basis:

SFR.                1995        1994
- ----             ----------  ---------
DEPRECIATIONS..    293,994    196,218

20  SHORT-TERM LIABILITIES TO BANKS

SFR.                                                      1995          1994
- ----                                                    ---------     ---------
Current bank overdrafts (interest at 5.75% to 7%)...    1,790,391     1,703,490
Short-term bank loans (interest at 5% to 5.63%).....    3,000,000     2,000,000
                                                        ---------     ---------
Total liabilities to banks..........................    4,790,391     3,703,490
                                                        =========     =========
Total credit line with banks........................    5,000,000     4,000,000

21  PROVISIONS FOR DEFERRED INCOME TAXES FOR REVALUATION RESERVES

   Please refer to the information given in section 15.

22  ACCRUED EXPENSES

   In addition to the usual accrued expenses, there are two provisions included in this account:

     /bullet/ Provisions for both holiday and overtime allowances have already been referred to in section 12.

     /bullet/ Liabilities to personal insurance institutions will be dealt with later on in section 26.

     /bullet/ Provisions for current law-suits will be dealt with later on in section 28.2.

23  SHAREHOLDERS' EQUITY

   The basic share-capital of the company is make up as follows:

   480 registered shares--nominal value: SFr. 1,000 = Total SFr. 480,000

   Companies in Switzerland are required to appropriate to a legal reserve 5 percent of the profits in local currency for each calendar year until the legal reserve is equivalent to 20 percent of the aggregate par value of the share capital. In addition, the Swiss companies must transfer to legal reserve 10 percent of the amount by which any dividend exceeds 5 percent of the par value of the share capital. This additional allocation must be made until the legal reserve amounts to 50 percent of the share capital. Legal reserves are not free for distribution. The legal reserves are a non distributional portion of equity and do not present liabilities in any form.

D. FURTHER INFORMATION

24  EMPLOYEES

   The number of employees is in line with the full time jobs to be done within the company. The annual average value is established by basing calculation on the effective number of personnel employed at the beginning of each month (twelve-months average).

                          1995     1994
                        -------  -------
January 1 ............     40       35
December 31 ..........     48       36
Annual average value..     43       37

25  ENCUMBRANCE OF ASSETS TO SECURE OWN LIABILITIES (DEPOSITED ASSETS):

SFR.                                                DECEMBER 31, 1995   DECEMBER 31, 1994
- -----                                              ------------------  ------------------
Accounts receivable assigned to Schweizerische
  Kreditanstalt (SKA), Emmenbrucke, to secure own
  bank liabilities ...............................      10,654,252           7,749,529
                                                    ------------------  -----------------

26  LIABILITIES TO PERSONAL INSURANCE INSTITUTIONS

   The company does not have its own pension fund. Personal insurance is taken care of by a group insurance with Waadt Versicherungen at Lausanne. It is up to the insurance company to cover the minimal standards set up by the legislator.

27   EVENTS HAVING OCCURRED AFTER THE DAY THE BALANCE SHEETS HAD BEEN MADE OUT

   Please see details given in section 28.2, Scotoni v. Wyrsch Trading Ltd. No other events that might seriously affect both income and financial situation have been reported up to the day the balance sheets were made out (March 8, 1996).

28   PENDING TAX MATTERS AND LEGAL SUITS

28.1  Tax matters

   The company has been fully assessed up to the financial year 1994. This assessment is legally binding. At the time being, no tax matters, such as appeals or proceedings are pending.

28.2  Legal suits'

   On December 31, 1995 two affairs were pending:

   Scotoni v. Wyrsch Trading Ltd.

   At the end of June 1993, Mrs. Patricia Scotoni, the former manager of the Geneva office was removed from office with immediate effect. That measure could be substantiated by many reasons. To the opinion of the company's lawyers, Mrs. Scotoni wouldn't stand many chances in case she instituted proceedings against the company. Unfortunately this opinion proved wrong. The court's verdict was in favor of Mrs. Scotoni and substantiated by quite strange reasons: Being employees of the company, the witnesses were said to be credible. The company then decided to lodge an appeal.
   In its 1995-statements, the company therefore built up provisions of SFr. 50,000 to cover the costs of this case. According to the verdict of the Local Industrial Court of Geneva, Wyrsch Trading would have to pay a total amount of SFr. 69,421 to Mrs. Scotoni (salaries + interests). The Board of Directors of Wyrsch Trading Ltd does not at all agree with this verdict. The company is now considering lodging an appeal with Swiss Federal Court. An appeal against the pending verdict would have to be lodged until March 20, 1996 at the latest.
   The company estimates that the additional lawyers fees in this matter will not exceed SFr. 25,000. Since lawyers fees are not expected to be material, no provision for such fees has been recorded in the financial statements.

   Interconnection AG v. Wyrsch Trading Ltd

   On August 24, 1994 Wyrsch Trading Ltd signed a contract for AST products with Interconnection AG, Zug. This contract once effective, AST, from January 1, 1995 took over payment to Interconnection AG, as agreed on in the document stated before. In April 1995, a contract was signed between AST and Interconnection AG for this so called "help-line". AST had missed to clearly stipulate in that contract that the previous one with Wyrsch Trading Ltd would come to a term once a new agreement between AST and Interconnection AG signed. Throughout July 1995 this seemed to be quite clear to all parties. But once Interconnection AG had got into serious trouble with the whole operation, they started to insist both contracts be fulfilled.
   Wyrsch Trading Ltd is involved in this matter because of an error committed by AST. There will probably be no way to avoid this case be dealt with in court. All the same, Wyrsch Ltd is still hoping an amicable arrangement be achieved.
   AST agrees Wyrsch Trading Ltd will have to be reimbursed in case the verdict said Wyrsch Trading Ltd was to pay any damages whatsoever. Nevertheless, reserves of SFr. 100,000 to cover this case were built up. They are shown in the 1995 balance sheets. They will surely be sufficient to cover all costs including both fees for lawyers, costs of the proceedings and possible contribution in case an amicable arrangement could be achieved.

   There are no other cases pending. Those stated above are the only ones the company had to face up with since its foundation in 1988.

29  COMMITMENTS TO TAKE DELIVERY AND SUPPLYING CONTRACTS

   There are several distribution contracts (AST, Microsoft, Hewlett Packard, Ozalid, CalComp etc.) showing the usual term of one year. These contracts are renegotiated every year or exceptionally renewed by tacit agreement. No commitments to take delivery are included in the distribution contracts referred to.

E. ADDITIONAL NOTES ACCORDING TO THE COMMERCIAL LAW OF SWITZERLAND

30  LEASING LIABILITIES NOT SHOW IN THE BALANCE SHEETS (NOT MATERIAL)

SFR.                   DECEMBER 31, 1995   DECEMBER 31, 1994
- ----                   -----------------   -----------------
LEASING LIABILITIES          107,617             84,262

31  FIRE INSURANCE VALUES OF FIXED ASSETS

SFR.                                     DECEMBER 31, 1995   DECEMBER 31, 1994
- ----                                     -----------------   -----------------
FIRE INSURANCE VALUES OF FIXED ASSETS          850,000             600,000

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                      SEE BASIS OF PRESENTATION (NOTE 1)

To the Management of CHS Electronics, Inc.:

   We have audited the accompanying balance sheet of Kventa Kft. (a Hungarian limited liability company) (the "Company") as of December 31, 1995, and the related statements of operations, quotaholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kventa Kft. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN & Co. Kft.

Budapest, Hungary,
April 1, 1996.

                                 KVENTA KFT.

                                BALANCE SHEET
                              DECEMBER 31, 1995
                        (AMOUNTS IN THOUSANDS OF HUF)

                                                                      NOTE
                                                                    -------
                              ASSETS
CURRENT ASSETS
 Cash ............................................................      4       23,551
 Bank deposits ...................................................      4      141,351
 Trade receivables, less allowance for doubtful accounts of 5,276.             354,017
 Other receivables ...............................................      5       68,114
 Inventories .....................................................             155,662
 Prepayments for inventories .....................................              21,893
 Shares ..........................................................     13       57,081
                                                                             ----------
TOTAL CURRENT ASSETS .............................................             821,669
                                                                             ----------
LONG-TERM ASSETS
 Intangibles .....................................................      6        5,168
 Property, plant and equipment--net ..............................      7       20,169
 Investments .....................................................      8        5,800
 Long-term loans .................................................               1,609
 Other assets ....................................................               5,011
                                                                             ----------
TOTAL LONG-TERM ASSETS ...........................................              37,757
                                                                             ----------
TOTAL ASSETS .....................................................             859,426
                                                                             ==========
                      LIABILITIES AND EQUITY
CURRENT LIABILITIES
 Accounts payable ................................................             190,943
 Short-term loans ................................................               4,230
 Income taxes payable ............................................      9       59,314
 Payable for shares ..............................................     13       81,961
 Other short-term liabilities ....................................     10       46,543
                                                                             ----------
TOTAL CURRENT LIABILITIES ........................................             382,991
                                                                             ----------
QUOTAHOLDERS' EQUITY
 Issued quotas ...................................................               1,000
 Retained earnings ...............................................             475,435
                                                                             ----------
TOTAL QUOTAHOLDERS' EQUITY .......................................             476,435
                                                                             ----------
TOTAL LIABILITIES AND QUOTAHOLDERS' EQUITY .......................             859,426
                                                                             ==========

      The accompanying notes are an integral part of this balance sheet.

                                 KVENTA KFT.

                           STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                        (AMOUNTS IN THOUSANDS OF HUF)

                                               NOTE       1995
                                             -------  ------------
Domestic revenues .........................             2,450,058
Export revenues ...........................               178,665
                                                      ------------
GROSS REVENUES ............................             2,628,723
COST OF GOODS SOLD ........................             2,231,126
                                                      ------------
GROSS PROFIT ..............................               397,597
Selling, general & administrative expense..                54,711
                                                      ------------
OPERATING PROFIT ..........................               342,886
                                                      ------------
OTHER INCOME (EXPENSES)
Other expenditures ........................     12        (70,114)
Interest expense ..........................               (14,484)
Interest income ...........................                25,690
Other income ..............................     11         28,869
                                                      ------------
Total other income (expense) ..............               (30,039)
                                                      ------------
EARNINGS BEFORE INCOME TAXES ..............               312,847
                                                      ------------
Income tax expense ........................      9         57,626
                                                      ------------
NET EARNINGS ..............................               255,221
                                                      ============

        The accompanying notes are an integral part of this statement.

                                 KVENTA KFT.

                      STATEMENT OF QUOTAHOLDERS' EQUITY
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                        (AMOUNTS IN THOUSANDS OF HUF)

                                  ISSUED    RETAINED
                                  QUOTAS    EARNINGS      TOTAL
                                --------- -----------  ----------
BALANCE AT DECEMBER 31, 1994,
  as previously presented ....    1,000      224,027      225,027
Prior period adjustment  .....      --       (3,813)      (3,813)
                                --------- -----------  ----------
BALANCE AS RESTATED ..........    1,000      220,214      221,214
 Net earnings ................        0      255,221      255,221
 Dividends declared ..........        0            0            0
                                --------- -----------  ----------
BALANCE AT DECEMBER 31, 1995      1,000      475,435      476,435
                                ========= ===========  ==========

        The accompanying notes are an integral part of this statement.

                                 KVENTA KFT.

                           STATEMENT OF CASH FLOWS
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                        (AMOUNTS IN THOUSANDS OF HUF)

 CASH FLOWS FROM OPERATING ACTIVITIES
 Net earnings ....................................     255,221
 Adjustments to reconcile net earnings to net
   cash
   provided by operating activities:
     Depreciation and amortization ...............       3,055
  Provisions:
   Receivables ...................................       5,276
   Accrued interest ..............................       7,514
   Other provisions ..............................      21,823
 Changes in assets and liabilities:
  Trade receivables ..............................    (163,284)
  Other receivables ..............................       9,088
  Prepayments ....................................      (6,893)
  Inventories ....................................     (74,215)
  Other assets ...................................     (12,002)
  Accounts payable ...............................      64,482
  Other liabilities ..............................      36,704
  Other ..........................................        (906)
                                                    ------------
Net cash provided by operating activities  .......     145,863
                                                    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
 Sales of fixed assets ...........................       5,045
 Purchase of shares ..............................     (57,081)
                                                    ------------
Net cash used in investing activities ............     (52,036)
                                                    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Increase in loans granted .......................      (1,609)
                                                    ------------
Net cash used in financing activities ............      (1,609)
                                                    ------------
INCREASE IN CASH .................................      92,218
CASH AT JANUARY 1, 1995 ..........................      72,684
                                                    ------------
CASH AT DECEMBER 31, 1995 ........................     164,902
                                                    ============

        The accompanying notes are an integral part of this statement.

                                 KVENTA KFT.

                        NOTES TO FINANCIAL STATEMENTS
                           AS OF DECEMBER 31, 1995
        (ALL AMOUNTS IN THOUSANDS OF HUF, UNLESS OTHERWISE INDICATED)

1.  BASIS OF PRESENTATION

   The books and records of Kventa Kft. (the "Company") are maintained in accordance with Law XVIII of 1991 on Accounting, as amended (the "Law"), and with generally accepted accounting principles in Hungary. Such principles differ from generally accepted accounting principles ("GAAP") in the United States. The accompanying financial statements reflect certain adjustments not recorded on the Company's books to present these statements in accordance with generally accepted accounting principles of the United States. These adjustments and their effect on income for the year ended December 31, 1995, and retained earnings at that date are set forth below. The financial statements are presented in the functional currency of the Company, the Hungarian Forint ("HUF").

Earnings before income taxes before adjustment  ...........    331,769
Write off of certain past due accrued interest  ...........     (7,514)
Additional provisions against receivables .................     (4,000)
Net effect of additional expenses for salaries  ...........     (3,408)
Other provisions ..........................................     (4,000)
                                                             -----------
Total adjustments .........................................    (18,922)
                                                             -----------
Earnings before income taxes in accordance with US GAAP  ..    312,847
                                                             ===========
Total retained earnings before adjustment .................    496,482
                                                             ===========
Effect of above adjustments on earnings before income
  taxes ...................................................    (18,922)
Additional write off of accrued interest related to 1994  .     (3,813)
Creation of deferred tax asset (Note 9) ...................      1,688
                                                             -----------
Total retained earnings in accordance with US GAAP  .......    475,435
                                                             ===========

2.  OPERATIONS

   The Company is based in Budapest, Hungary, and is engaged in the distribution of computers and computer peripherals, accessories and systems integration. The Company has more than 600 dealers and resellers located throughout Hungary. Its main customers include state and local government-owned institutions, banks, insurance companies and other educational institutions.

   The Company was established on February 8, 1990, with an issued capital of HUF 1 million. The Company was established by four individuals.

3.  SIGNIFICANT ACCOUNTING POLICIES

   The books and records of the Company are maintained in accordance with the Law and generally accepted accounting principles in Hungary. A summary of the significant accounting policies of the Company and the method and procedures of evaluation are described below, together with the changes in the accounting policies during the year.

                                 KVENTA KFT.

                        NOTES TO FINANCIAL STATEMENTS
                      AS OF DECEMBER 31, 1995--(CONTINUED)
        (ALL AMOUNTS IN THOUSANDS OF HUF, UNLESS OTHERWISE INDICATED)

3. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

3.1. Rental rights

   Rental rights are depreciated over 6 years and softwares over 3 years. Rental rights represent payments made by the Company to the local Hungarian government to secure the rights to rent property.

3.2. Property, plant and equipment--net

   Purchased tangible fixed assets are stated at acquisition cost less accumulated depreciation. Tangible fixed assets with a purchase price below 20 are fully depreciated when put into use. Depreciation is calculated on a straight line basis over the estimated useful life of the related asset. The estimated useful lives are as follows:

                    YEARS
                 ----------
Buildings .....      50
Computers .....       3
Machinery .....       7
Vehicles ......       5

3.3. Investments

   Investments are stated at the lower of cost or net realizable value. The Company has not recognized any equity in earnings of affiliates in which the Company owns over 20%. (See Note 8.)

3.4. Inventories

   Inventories purchased are stated at the lower of weighted average cost or market value. Obsolete and slow moving inventories identified by management have been written down to their net realizable value in the relevant period.

3.5. Revenue Recognition

   The Company recognizes sales upon shipment, as there is no significant post-sale obligation and collectibility is reasonably assured.

   3.5. Income taxes

   Adjustments have been made to the accompanying financial statements in order to reflect the computation of income taxes in accordance with the liability method employed in the United States. Under the liability method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the current enacted tax rates which will be in effect when these differences reverse. Deferred tax benefits are the result of changes in deferred tax assets and liabilities.

3.6. Statement of cash flows

   Interest and income taxes paid by the Company in cash during 1995 were 467 and 52,209, respectively.

                                 KVENTA KFT.

                        NOTES TO FINANCIAL STATEMENTS
                      AS OF DECEMBER 31, 1995--(CONTINUED)
        (ALL AMOUNTS IN THOUSANDS OF HUF, UNLESS OTHERWISE INDICATED)

4.  CASH AND BANK DEPOSITS

   As of December 31, 1995, the Company's cash and bank balances are summarized as follows:

Cash on hand .......................     23,551
Cash at bank (in HUF) ..............    128,510
Cash at bank (in foreign currency)       12,841
                                      ----------
Total ..............................    164,902
                                      ==========

   Included in cash at bank (in HUF) above is 40,000 which was paid by the Company as a deposit to enable the Company to defer the payment of customs duties.

5.  OTHER RECEIVABLES

   Other receivables as of December 31, 1995, are summarized as follows:

Loans granted ...........................    38,059
Reclaimable VAT paid for imported goods      25,161
Other receivables .......................     4,894
                                           ---------
Total ...................................    68,114
                                           =========

   Included in loans granted above are loans to related parties. These loans include a 14,500 loan to Muker 94 Kft., a loan for the amount of 14,950 to Kventa Trade and a loan for 2,385 to Kventa Invest Kft. All of these loans were granted with a market rate of interest. All of these loans have been extended past the contract date. All accrued interest related to these loans has been written off in the 1995 statement of operations.

6.  INTANGIBLES

   The following is a summary of the movements in intangible fixed assets during the year ended December 31, 1995.

                                              RENTAL RIGHTS     SOFTWARES      TOTAL
                                            ---------------- ------------  ---------
GROSS VALUE:
Opening balances as of January 1, 1995....       10,000            520        10,520
Additions ................................            0             49            49
                                            ---------------- ------------  ---------
Closing balance as of December 31, 1995...       10,000            569        10,569
                                            ---------------- ------------  ---------
ACCUMULATED AMORTIZATION:
Opening balances as of January 1, 1995 ...        3,300            433         3,733
Additions ................................        1,580             88         1,668
                                            ---------------- ------------  ---------
Closing balances as of December 31, 1995..        4,880            521         5,401
                                            ---------------- ------------  ---------
NET VALUE as of December 31, 1995 ........        5,120             48         5,168
                                            ================ ============  =========

                                 KVENTA KFT.

                        NOTES TO FINANCIAL STATEMENTS
                      AS OF DECEMBER 31, 1995--(CONTINUED)
        (ALL AMOUNTS IN THOUSANDS OF HUF, UNLESS OTHERWISE INDICATED)

7.  PROPERTY, PLANT AND EQUIPMENT--NET

   The following is a summary of the movements in property, plant and equipment during the year ended December 31, 1995.

                                                           TECHNICAL
                                                           EQUIPMENT,
                                              LAND AND     MACHINERY
                                              BUILDINGS    AND OTHER      VEHICLES     TOTAL
                                            ------------ -------------  ----------- -----------
GROSS VALUE:
Opening balances as of January 1, 1995  ..      22,580        5,559          1,731        29,870
Additions ................................       6,342        1,479          1,670         9,491
Disposals and other decreases ............     (13,842)           0           (694)      (14,536)
                                            ------------  -------------   -----------  -----------
Closing balances as of December 31, 1995        15,080        7,038          2,707        24,825
                                            ============  =============   ===========  ===========
ACCUMULATED DEPRECIATION:
Opening balances as of January 1, 1995  ..         157        2,926            450         3,533
Annual depreciation ......................         408          626            353         1,387
Disposals and other decreases ............           0            0           (264)         (264)
                                            ------------  -------------   -----------  -----------
Closing balances as of December 31, 1995           565        3,552            539         4,656
                                            ------------  -------------   -----------  -----------
NET VALUE as of December 31, 1995  .......      14,515        3,486          2,168        20,169
                                            ============  =============   ===========  ===========

8.  INVESTMENTS

   As of December 31, 1995, the Company's investments are summarized as follows:

                            %
                        OWNERSHIP    AMOUNT
                      ------------ ---------
Karaj Kft. .........       50%        3,900
Kventa Invest Kft.         90%          900
Muker 94 Kft. ......       90%          900
Pirmex Kft. ........       10%          100
                                   ---------
Total ..............                  5,800
                                   =========

   As a part of the agreement noted in footnote 14, the Company has agreed to dispose of all investments by the closing date of the transaction noted in that same footnote. Management of the Company does not expect to incur a significant gain or loss on these transactions. These entities are therefore not consolidated given the temporary control.

                                 KVENTA KFT.

                        NOTES TO FINANCIAL STATEMENTS
                      AS OF DECEMBER 31, 1995--(CONTINUED)
        (ALL AMOUNTS IN THOUSANDS OF HUF, UNLESS OTHERWISE INDICATED)

9.  INCOME TAX EXPENSE

   The provision (benefit) for income taxes consists of the following at December 31, 1995:

Current expense...    59,314
Deferred benefit      (1,688)
                    ----------
Total expense.....    57,626
                    ==========

   The total net deferred tax asset is comprised of the following:

Receivable write offs ..............      720
Accrued interest income write offs      1,352
Other ..............................     (384)
                                      --------
Total ..............................    1,688
                                      ========

   The Company is subject to periodic tax inspections conducted on behalf of the Hungarian Government. These inspections could result in the Company incurring a liability as a result of assessments made by the taxing authorities. No such liability for assessments has been recorded in the accompanying financial statements as the Company has not undergone a recent inspection.

10.  DIVIDENDS

   No dividend has been declared by the Company related to 1995. A dividend payable of 32,000 is included in Other Short-Term Liabilities in the accompanying balance sheet as of December 31, 1995, and relates to the dividends declared from 1992, 1993 and 1994 profits. Of this amount, 2,000 relates to 1992, 10,000 relates to 1993 and 20,000 relates to 1994. Management has determined that the 2,000 will not be paid, and thus will be capitalized as equity in 1996, the 10,000 will be paid in 1996. Management is uncertain at this time as to the ultimate disposition of the remaining 20,000.

11.  OTHER INCOME

   Other income for the year ended December 31, 1995, consisted of the following:

Foreign exchange gains ...........    14,509
Late payment interest received  ..     2,460
Release of prior year provisions         525
Other ............................    11,375
                                    ---------
Total ............................    28,869
                                    =========

                                 KVENTA KFT.

                        NOTES TO FINANCIAL STATEMENTS
                      AS OF DECEMBER 31, 1995--(CONTINUED)
        (ALL AMOUNTS IN THOUSANDS OF HUF, UNLESS OTHERWISE INDICATED)

12.  OTHER EXPENDITURES

   Other expenditures for the year ended December 31, 1995, consisted of the following:

Statistical fee .......    27,044
Loan write offs .......    15,497
Foreign exchange loss       7,019
Receivable writeoffs...     5,276
Local taxes ...........     4,711
Other .................    10,567
                         ---------
Total .................    70,114
                         =========

13.  INVESTMENT IN ELZETT

   In 1995, the Company and other entities in a consortium entered into an agreement with the State Privatization Agency which allowed the Company to purchase a 35% ownership interest in ELZETT Rt. for 106,000. ELZETT was a previously 100% state-owned enterprise which produced various parts including metal locks for doors. 57,081 was paid by the Company in December of 1995, with the agreement being at that time that the rest of the shares would be purchased in 1996 with the proceeds from the receipt of an "E loan" received from a financial institution in the amount of 49,000. This E loan, which is a special type of loan guaranteed by the government, will not become an obligation of Kventa, but of ELZETT. Thus, no liability related to the repayment of this loan will be recorded on the books of Kventa. Due to the transaction entered into and described in Note 14 below, the Company was required to dispose of all non operating investments, including the ownership in ELZETT.

   This disposal of ELZETT will be effected with the transfer of the entire amount of shares to the members of the consortium in the fashion described below. Prior to this transaction, members of the consortium had purchased a bond issued by the Company for the amount of 50,000. This was purchased in 1994. As of December 31, 1995, the bond was still outstanding, as was accrued interest related to the bond of 19,945 related to 1994 and 12,016 related to 1995. Thus, in total, the Company owed those who had purchased the bond a total of 81,961, which had not yet been paid to the purchasers of the bond. Upon receipt of the E loan and completion of purchase of the shares of ELZETT, the entire amount of the shares will be transferred to the purchasers of the bond to satisfy Kventa's obligations of principal and interest related to the bond. No gain related to this transaction was recorded in the accompanying statements.

14.  SUBSEQUENT EVENT

   In accordance with a purchase agreement dated January 31, 1996, (the "Agreement") the Company entered into a transaction with CHS Electronics ("CHS"), a public company headquartered in Miami, Florida which calls for CHS to purchase 51% of the quotas of the Company. The agreement calls for the Company to dispose of all investments owned by the Company before the closing date, as defined in the Agreement. Management of the Company does not expect to incur any significant losses on the disposal of such shares.

================================================================================

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL IS NOT AUTHORIZED, OR IN WHICH THE PERSON IS NOT AUTHORIZED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                                ----------------
                                TABLE OF CONTENTS

                                              PAGE
                                           ---------
Prospectus Summary ......................       3
Risk Factors ............................       7
Reincorporation and Acquisitions  .......      10
Use of Proceeds .........................      12
Dividend Policy .........................      12
Price Range of Common Stock .............      13
Capitalization ..........................      14
Selected Consolidated Financial Data  ...      15
Management's Discussion and
Analysis of Financial Condition
and Results of Operations ...............      16
Business ................................      23
Management ..............................      29
Certain Transactions ....................      34
Principal and Selling Shareholders  .....      37
Description of Capital Stock ............      39
Shares Eligible for Future Sale  ........      42
Underwriting ............................      43
Legal Matters ...........................      44
Experts .................................      44
Available Information ...................      45
Index to Consolidated Financial
Statements ..............................     F-1

================================================================================

================================================================================

                               4,585,000 SHARES

                                   CHS LOGO

                                 COMMON STOCK

                                  ----------
                                  PROSPECTUS
                                  ----------

                               RAYMOND JAMES &
                               ASSOCIATES, INC.

                                       , 1996

===============================================================================

                                   PART II
                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The Company estimates that expenses payable by it in connection with the offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:


Securities and Exchange Commission registration fee ...................   $ 21,819
NASD filing fee .......................................................      6,828
Nasdaq National Market listing fee ....................................     43,960
Printing expenses .....................................................    110,000
Accounting fees and expenses ..........................................    100,000
Legal fees and expenses ...............................................    175,000
Fees and expenses (including legal fees) for qualifications under state
  securities laws .....................................................     12,500
Registrar and Transfer Agent's fees and expenses ......................      1,000
Non-accountable expense allowance......................................    100,000
Miscellaneous .........................................................    128,893
                                                                         ----------
 Total ................................................................   $700,000
                                                                         ==========


   All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   The Company has authority under Florida law to indemnify its directors and officers to the extent provided in such statute. The Articles provide that the Company shall indemnify its directors to the fullest extent permitted by law either now or hereafter. The Company has also entered into an agreement with each of its directors and executive officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

   At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

   Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Underwriters have agreed to indemnify the directors, officers and controlling persons of the Company against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

   On February 17, 1994, the Company issued 896,523 shares of Common Stock at $4.46 per share for an aggregate offering price of $3,998,500. Such shares were issued pursuant to Regulation S.

   In December 1993, the Company issued 2,000,000 shares of Common Stock along with a promissory note bearing an interest rate of 5% per annum and in the principal amount of $4 million to

Comtrad, Inc. in exchange for all of the issued and outstanding capital stock of CHS Electronic Publishing Service GmbH. Such shares were issued in accordance with the exemption set forth in Section 4(2) of the Securities Act, as a transaction not involving a public offering. No commission or discounts were given in said issuance.

   In July 1994, the Company issued (i) 1,540,000 shares of Common Stock to Comtrad Holdings, Inc. in exchange for 77% of the issued and outstanding capital stock of Zemex Electronics International, Inc. ("Zemex") and (ii) 460,000 shares of Common Stock to Alvin Perlman in exchange for the remaining 23% of the issued and outstanding capital stock of Zemex. Such shares were issued in accordance with the exemption set forth in Section 4(2) of the Securities Act, as a transaction not involving a public offering. No commissions or discounts were given in said issuance.

   In April 1995, the Company issued an aggregate of 1,750,000 shares of Common Stock to Comtrad, Inc. for substantially all of the issued and outstanding capital stock of CHS CPU, Next Portugal--Informatica E Telecomunicacaos, Omnilogic N.V. and Omnilogic France S.A. Such shares were issued in accordance with the exemption set forth in Section 4(2) of the Securities Act, as a transaction not involving a public offering. No commissions or discounts were given in said issuance.

   In October 1995, the Company issued 287,500 shares of Common Stock to Comtrad Holdings, Inc. for all of the issued and outstanding capital stock of B.E.K. International, Inc. Such shares were issued in accordance with the exemption set forth in Section 4(2) of the Securities Act, as a transaction not involving a public offering. No commissions or discounts were given in said issuance.

   In October 1995, the Company issued (i) 483,000 shares of Common Stock to Zbynek Kraus for 84% of the issued and outstanding capital stock of CHS Czechia s.r.o. and (ii) 92,000 shares of Common Stock to Comtrad, Inc. for 16% of the issued and outstanding capital stock of CHS Czechia s.r.o. Such shares were issued in accordance with the exemption set forth in Section 4(2) of the Securities Act, as a transaction not involving a public offering. No commissions or discounts were given in said issuance.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   (a) Exhibits:


EXHIBIT      DESCRIPTION
- -------      -----------
 1.1         Form of Underwriting Agreement(1)
 3.1         Articles of Incorporation of the Company(4)
 3.2         Bylaws of the Company(4)
 4.1         Form of Common Stock Certificate(4)
 4.2         Form of Representative's Warrant(1)
 5.1         Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. as to the validity of the Common Stock being registered(1)
10.1         Plan of Acquisition dated June 30, 1994(2)
10.2         Form of Registration Agreement(2)
10.3         Agreement and Plan of Exchange dated June 30, 1994(2)
10.4         Purchase and Sale Agreement dated June 30, 1994(2)
10.5         Repurchase Option Agreement dated June 30, 1994(2)
10.6         Stockholders Agreements dated June 30, 1994(2)
10.7         Employment Agreement for Alvin Perlman(2)
10.8         Notes Payable to Comtrad, Inc., dated May 23, November 14, and December 29, 1994(2)

                                      II-2

EXHIBIT      DESCRIPTION
- -------      -----------
10.9         Revolving Credit Agreement with The First National Bank of Boston, dated March 1, 1993, as amended(2)
10.10        Reseller Agreement with Hewlett Packard dated March 1, 1994(2)
10.11        Reseller Agreement with Hewlett Packard dated November 1, 1994(2)
10.12        Stock Incentive Plan(2)
10.13        Lease for Miami, Florida Facility dated June 29, 1993(2)
10.14        Real Estate Leasing Contract for Nenndorf, Germany Facility dated November 12, 1994(2)
10.15        Loan and Security Agreement by and between Congress Financial Corporation (Florida), as
             Lender and Zemex Electronics International, Inc. as Borrower, dated February 5, 1996 together with the guarantee thereof by the Company(3)
10.16        Credit Agreement by and between Mashreqbank PSC, New York Branch, as lender and the
             Company, as borrower, dated July 10, 1995(3)
10.17        Employment Agreement between the Company and Claudio Osorio dated March 22, 1996(4)
10.18        Employment Agreement between the Company and Craig Toll dated March 22, 1996(4)
10.19        Form of Indemnity Agreement between the Company and each of the Directors of the Company and Craig Toll(4)
10.20        Noncompetition Agreement dated April 11, 1996 among the Company, Comtrad, Inc. and Comtrad
             Holdings, Inc.(4)
10.21        Purchase and Sale Agreement between Comtrad, Inc. and the Company dated December 8, 1993
             (CHS Germany)(2)
10.22        Agreement and Plan of Exchange between the Company and Comtrad, Inc. dated April 25, 1995
             (CHS Belgium, CHS England, CHS France and CHS Portugal)(4)
10.23        Agreement and Plan of Exchange between the Company and Comtrad Holdings, Inc. dated October
             13, 1995 (CHS BEK)(4)
10.24        Agreement and Plan of Exchange between the Company, CHS Czechia s.r.o., Comtrad, Inc. and
             Zbynek Kraus dated October 27, 1995 (CHS Czechia)(4)
10.25        Stock Purchase Agreement between the Company and Comtrad Holdings, Inc. dated December 29,
             1995 (CHS Poland)(4)
10.26        Stock Purchase Agreement between the Company and Comtrad, Inc. dated December 29, 1995 (CHS
             Sweden)(4)
10.27        Stock Purchase Agreement between the Company and Comtrad, Inc. dated December 29, 1995 (CHS
             Finland)(4)
10.28        Purchase Agreement dated January 31, 1996 between the Company and Comtrad Holdings, Inc.
             and the individual persons comprising the "KVENTA QUOTAHOLDERS" (CHS Hungary)(4)
10.29        Stock Purchase Agreement between the Company, Comtrad Holdings, Inc. and Comtrad, Inc.
             dated March 27, 1996 (CHS Baltic, CHS Bulgaria, CHS Romania, CHS Croatia, CHS Brazil and
             CHS Slovakia)(4)
10.30        Purchase Agreement dated March 1996 between Zemex Electronics International and Cosapi
             Organizacion Empresarial S.A. (CHS Peru)(4)
10.31        Stock Purchase Agreement dated March 29, 1996 between the Company and Hugo Wyrsch (CHS
             Switzerland)(4)
10.32        Loan Agreement dated 29 March 1996 among CHS Finance SA, Singer and Friedlander Limited and certain banks named in the Agreement(4)
11           Statement re Computation of per share earnings(4)

                                      II-3

EXHIBIT      DESCRIPTION
- -------      -----------
22           Subsidiaries of the Company(3)
23.2         Consent of Grant Thornton LLP(1)
23.3         Consent of BDO Binder A.G.(1)
23.4         Consent of Arthur Andersen & Co. Kft.(1)
24.1         Power of Attorney(4)

- --------------
(1) Filed herewith.

(2) Incorporated herein by this reference from the Company's registration statement on Form 10 filed with the Securities and Exchange Commission on May 26, 1994 and the amendments thereto filed on August 1, 1994, September 9, 1994, December 2, 1994 and January 12, 1995.

(3) Incorporated herein by this reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

(4) Previously filed.


   (b) Financial Statement Schedules:

   All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

   (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (c) The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


   (d) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on May 29, 1996.


                                           CHS ELECTRONICS, INC.

                                           By: /s/ CLAUDIO OSORIO*
                                              --------------------------
                                              Claudio Osorio
                                              President


   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.



         SIGNATURE                             TITLE                          DATE
        ----------                             -----                          ----
/s/    CLAUDIO OSORIO*      President and Director                      May 29, 1996
   ------------------------ (principal executive officer)
        Claudio Osorio


/s/     ALVIN PERLMAN*      Executive Vice President                    May 29, 1996
   ------------------------ and Director
        Alvin Perlman

/s/  ANTONIO BOCCALANDRO    Secretary and                               May 29, 1996
   ------------------------ Director
     Antonio Boccalandro

/s/       CRAIG TOLL        Chief Financial Officer and Treasurer       May 29, 1996
   -----------------------  (principal financial officer and
          Craig Toll        principal accounting officer)

/s/     OTTO GERLACH*       Director                                    May 29, 1996
   -----------------------
         Otto Gerlach

/s/  DONALD D. WINSTEAD*    Director                                    May 29, 1996
   -----------------------
     Donald D. Winstead

/s/     ZBYNEK KRAUS*       Director                                    May 29, 1996
   -----------------------
        Zbynek Kraus

*By: /s/   CRAIG TOLL                                                   May 29, 1996
    ----------------------
           Craig Toll
        Attorney-In-Fact
